Exhibit 10.1.1

Execution Version

CREDIT AGREEMENT

dated as of November 14, 2016

by and among

FUSION NBS ACQUISITION CORP.,

as Borrower

EAST WEST BANK,

as Administrative Agent, Swingline Lender, an Issuing Bank,

and a Lender

and

THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO

$70,000,000 Senior Secured Credit Facilities

i

(continued)

Page
SECTION 5	REPRESENTATIONS AND WARRANTIES	81
5.01	Existence and Power	81
5.02	Authorization; No Contravention	81
5.03	Governmental Authorization; Third Party Consents	81
5.04	Binding Effect	81
5.05	Litigation	82
5.06	Compliance with Laws	82
5.07	No Default or Breach	82
5.08	Title to Properties	82
5.09	Use of Real Property	83
5.10	Taxes	83
5.11	Financial Statements and Projections	84
5.12	Disclosure	85
5.13	Absence of Certain Changes or Events	85
5.14	Environmental Compliance	85
5.15	Investment Company/Government Regulations	86
5.16	Subsidiaries	86
5.17	Capitalization	86
5.18	Broker’s, Finder’s or Similar Fees	87
5.19	Labor Relations	87
5.20	Employee Benefit Plans	87
5.21	Patents, Trademarks, Etc	88
5.22	Potential Conflicts of Interest	88
5.23	Trade Relations	88
5.24	Indebtedness	89
5.25	Material Contracts	89
5.26	Insurance	89
5.27	Communications Matters	90
5.28	Reserved	90
5.29	Perfection Certificate	90
5.30	Reserved	91
5.31	Certain Payments	91
5.32	Margin Requirements	91
5.33	Anti-Terrorism Laws; Anti-Corruption Laws; Sanctions	91
5.34	Target Transaction	92
5.35	Swap Contract	93
5.36	Separateness Requirements	93
5.37	AHYDO Payment	93

(continued)

(continued)

(continued)

EXHIBITS

A-1	Form of Notice of Borrowing
A-2	Form of Continuation/Conversion Notice
B	Form of Compliance Certificate
C	Form of Prepayment Notice
D-l	Form of Term Loan Note
D-2	Form of Revolving Loan Note
D-3	Form of Swingline Loan Note
E-l	Form of Praesidian Subordination Agreement
E-2	Form of Rosen Subordination Agreement
F-1	Form of Perfection Certificate for Closing Date
F-2	Form of Perfection Certificate for Section 6.01(j)
G	Form of Pledge and Security Agreement
H	Form of Guaranty
I	Form of Joinder Agreement
J	Form of Intellectual Property Security Agreement

APPENDICES

A	Commitments of Lenders

B	Address for Service of Process

SCHEDULES

5.01	Subsidiaries
5.05	Litigation
5.08(a)	Owned Real Property
5.08(b)	Real Property Leases
5.09	Uses of Owned and Leased Real Property
5.10	Taxes
5.11	Cash Flow Projection
5.13	Certain Changes, Events
5.16	Subsidiaries
5.17	Capitalization
5.18	Brokers Fees
5.19	Labor Relations
5.20	Employee Benefits
5.22	Conflicts of Interest
5.24	Existing Indebtedness
5.25	Material Contracts
5.27	Licenses
5.31	Certain Payments
6.19	Post-Closing Covenants
7.02	Permitted Liens
7.04	Investments
7.07	Indebtedness
7.15	Scheduled Adjusted EBITDA
7.18	Burdensome Agreements
10.01	Addresses for Notices

v

Credit Agreement

This Credit Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, this “Agreement”) is entered into as of November 14, 2016, by and among Fusion NBS Acquisition Corp., a Delaware corporation (“Borrower”), East West Bank (“EWB”), as Administrative Agent, Swingline Lender, an Issuing Bank, and a Lender and each other lender from time to time a party hereto (individually, a “Lender” and collectively, “Lenders”).

Recitals

Borrower is party to an Amended and Restated Credit Agreement, dated as of December 8, 2015 (the “Opus Credit Agreement”), pursuant to which Opus Bank and certain other lenders therein named extended a senior secured credit facility to Borrower in the original principal amount of $40,000,000.

Administrative Agent and the Lenders have agreed to make certain advances to Borrower pursuant the terms of this Agreement to, inter alia, repay the amounts outstanding under the Opus Credit Agreement and for other purposes set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties covenant and agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accountant” means EisnerAmper LLP or another independent certified public accountant selected by Borrower and reasonably acceptable to Administrative Agent.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or any division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Adjusted EBITDA” means for any period, the sum of (a) Earnings Before Interest and Taxes of any Person on a Consolidated Basis for such period, plus to the extent deducted in the determination of net income (or loss) for such period (b) depreciation expenses of such Person on a Consolidated Basis for such period plus (c) amortization expenses of such Person on a Consolidated Basis for such period, plus (d) cash charges relating to the Target Transactions in an amount not to exceed $1,600,000 in the aggregate and incurred prior to May 15, 2017.

“Administrative Agent” means EWB, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed pursuant to this Agreement.

“Administrative Agent-Related Persons” means Administrative Agent (including any successor agent), together with its Related Parties.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Parent or any of its Subsidiaries) at Law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower, threatened against or affecting Parent or any of its Subsidiaries or any property of Parent or any of its Subsidiaries.

“Affected Lender” has the meaning specified in Section 3.04(b).

“Affected Loans” has the meaning specified in Section 3.04(b).

“Affiliate” means, with respect to any Person, any other Person (a) directly or indirectly controlling, controlled by, or under common control with, such Person, (b) directly or indirectly owning or holding five percent (5%) or more of any Equity Security in such Person, or (c) five percent (5%) or more of whose voting stock or other Equity Security is directly or indirectly owned or held by such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 10.01(c).

“Aggregate Amounts Due” has the meaning specified in Section 2.17.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means all Laws of any Governmental Authority applicable to any Loan Party, any of its Subsidiaries, Administrative Agent or any Lender, Issuing Bank or Participant concerning or relating to bribery or corruption; provided that, in the case of any non-U.S. Participant, any Governmental Authority applicable solely to one or more Participants shall only be included within the scope of the definition of “Anti-Corruption Laws” if Borrower has received written notice from Administrative Agent, any Lender or any Participant of such Governmental Authority being applicable to a Participant.

“Anti-Terrorism Laws” means all Laws of any Governmental Authority applicable to any Loan Party, any of its Subsidiaries, Administrative Agent or any Lender, Issuing Bank or Participant concerning or relating to bribery or corruption concerning or relating to anti-terrorism, terrorism financing, money laundering or “know your customer”; provided that, in the case of any non-U.S. Participant, any Governmental Authority applicable solely to one or more Participants shall only be included within the scope of the definition of “Anti-Terrorism Laws” if Borrower has received written notice from Administrative Agent, any Lender or any Participant of such Governmental Authority being applicable to a Participant.

“Approved Fund” means (a) any fund, trust or similar entity that invests (or will invest) in commercial loans, bonds and similar extensions of credit in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses (or will warehouse) loan, bonds and similar extensions of credit for any Lender or any Person described in clause (a) above.

“Asset Sale” means any Disposition to or with, any Person, in one transaction or a series of transactions, of all or any part of any Loan Party’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Securities of any Subsidiary, other than (a) Ordinary Course Dispositions and (b) sales or other Dispositions of other assets not otherwise excluded by clause (a) of this definition for aggregate consideration of less than $500,000 with respect to any transaction or series of related transactions and less than $1,000,000 in the aggregate during any fiscal year; provided that the term “Asset Sale” shall not include Dispositions pursuant to a loss covered by a casualty insurance policy or pursuant to a taking or sale to a purchaser threatening taking pursuant to powers of eminent domain, condemnation or otherwise.

“Asset Sale Reinvestment Amounts” has the meaning specified in Section 2.14(a).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by Administrative Agent, which Assignment and Assumption Agreement shall be in form and content acceptable to Administrative Agent in its reasonable discretion.

“Attorney Costs” means and includes all reasonable, out-of-pocket attorneys’ and other fees and disbursements of any law firm or other external counsel and, with respect to Section 10.02, the allocated costs of internal legal services and all disbursements of internal counsel.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Bail-In Action” means, the exercise of any Write Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” means, for any day a fluctuating rate per annum equal to the higher of (a) the Prime Rate or (b) 3.25%.

“Beneficiary” means, collectively, each of the Secured Parties; and “Beneficiaries” means the Secured Parties.

“Board of Directors” means the board of directors of any corporation, board of managers of any limited liability company or other similar governing body of any other Person.

“Board of Governors” means the Board of Governors the United States Federal Reserve System.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” means any materials and/or information provided by or on behalf of the Loan Parties and their Affiliates to Administrative Agent under the Loan Documents and made available to the Lenders and Issuing Bank by posting of such materials and/or information on any Platform.

“Borrowing” and “Borrow” each mean, as of the date of determination (a) with respect to LIBOR Rate Loans outstanding as of such date, a borrowing consisting of Loans of the same Class and having the same Interest Period or (b) with respect to Base Rate Loans, all Base Rate Loans as of such date, a borrowing consisting of Base Rate Loans of any applicable Class, regardless of the Class of Base Rate Loans outstanding as of such date.

“Business” means the businesses engaged in by the Loan Parties and their Subsidiaries as of the Closing Date, including providing integrated cloud solutions, cloud voice, cloud connectivity, cloud infrastructure, cloud computing, and managed cloud-based applications to businesses of all sizes; voice over IP based voice services to carriers; provided that, concurrent with the consummation of the Acquisition of the Target Company and thereafter, the definition of “Business” shall be deemed to include the businesses engaged in by the Target Company as of the Closing Date.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or the State of California or is a day on which banking institutions located in either state are authorized or required by Law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” means any day that is a Business Day described in clause (a) of this definition and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“CALEA” means the Communications Assistance for Law Enforcement Act, codified at 47 U.S.C. §1001, et. seq., as amended.

“Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one (1) year, including the total principal portion of Capital Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures and all other expenditures made or liabilities incurred for intangible assets, which are capitalized.

“Capital Lease Obligations” means any Indebtedness of the Loan Parties represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Leases” means any and all leases under which certain obligations are required to be capitalized on the books of a lessee in accordance with GAAP.

“Cash Collateral” and “Cash Collateralize” means, as applicable, the Collateral consisting of, or to pledge and deposit with or deliver to Administrative Agent, for the benefit of Issuing Bank or Lenders, as Collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if Administrative Agent and Issuing Bank shall agree in their sole discretion, other credit support, in each case, pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper maturing no more than two hundred seventy (270) days from the date issued and, at the time of acquisition, having a rating of at least A-1 from S&P, or at least P-1 from Moody’s; (c) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Loan Parties’ and their respective Subsidiaries’ deposits at such institution; and (e) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Loan Parties’ and their respective Subsidiaries’ deposits at such institution. Notwithstanding the foregoing, unless otherwise consented to in writing by Administrative Agent, Cash Equivalents will not include and each Loan Party will be prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including any corporate or municipal bond with a long-term nominal maturity for which the interest rate is reset through a Dutch auction and more commonly referred to as an auction rate security.

“CFC” means a “controlled foreign corporation” (as that term is defined in the Code).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law; (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) Parent ceasing to (i) own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Equity Securities of Borrower, or (ii) control, by contract, ownership or otherwise, that percentage of the outstanding voting Equity Securities of Borrower necessary at all times to elect a majority of the Board of Directors of Borrower and to direct the management policies and decisions of Borrower, (b) any merger, consolidation or sale of all or substantially all of the property or assets of any Loan Party or Subsidiary of any Loan Party, other than as permitted by Section 7.01(a), (c) the occurrence of any “Change of Control” (or similar term) under (and as defined in) (i) any Subordinated Debt Document or (ii) any Contractual Obligation regarding Indebtedness which has not been subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent, (d) both (i) Matthew Rosen ceasing to be the Chief Executive Officer of Parent for any reason unless a successor, reasonably acceptable to Administrative Agent, is appointed within four (4) months thereof, and (ii) Marvin Rosen ceasing to be the Chairman of the Board of Directors of Parent for any reason unless a successor, reasonably acceptable to Administrative Agent, is appointed within four (4) months thereof, or (e) the direct or indirect acquisition after the Closing Date by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, but excluding any employee benefit plan of Parent or its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (i) beneficial ownership of the issued and outstanding shares of voting stock or similar equity interest of Parent, the result of which acquisition is that such Person or group possesses in excess of 50% of the combined voting power of all then-issued and outstanding voting stock of Parent, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board of Parent.  For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Term Loan Exposure and (ii) Lenders having Revolving Loan Exposure; (b) with respect to any Loans, each of the following classes of Loans: Term Loans and Revolving Loans; and (c) with respect to Secured Parties, each of the following classes of Secured Parties: (i) Secured Parties having Term Loan Exposure and (ii) Secured Parties having Revolving Loan Exposure.

“Closing Date” means November 14, 2016.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Collateral” means all assets of Borrower and the Guarantors in which a Lien has been granted to Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents to secure the payment and performance of the Obligations.

“Collateral Access Agreement” means an agreement reasonably satisfactory to Administrative Agent, which is executed in favor of Administrative Agent by a Person who owns or occupies the premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Administrative Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Collateral.

“Commitment” means, as to a Lender, the aggregate of its Revolving Loan Commitment or Term Loan Commitment, as applicable, and “Commitments” means the aggregate of the Revolving Loan Commitments and Term Loan Commitments of all Lenders.

“Commitment Letter” means that certain Amended and Restated Engagement and Commitment Letter, dated as of November 13, 2016, by and among Borrower, Parent and EWB.

“Commodities Account” has the meaning specified in the Pledge and Security Agreement.

“Commodity Exchange Act” means the United States Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended and in effect from time to time, and any successor statute.

“Commodity Futures Trading Commission” means the U.S. Commodity Futures Trading Commission, established by the Commodity Futures Trading Commission Act of 1974 (88 Stat. 1389, 7 U.S.C. §1-22), as amended and in effect from time to time, and any successor statute.

“Communications Law” means (a) the Communications Act of 1934, as amended, and any similar or successor federal statute, (b) the rules and regulations of the FCC promulgated under Title 47 of the U.S. Code of Federal Regulations, as may be amended or supplemented from time to time and decisions, policies, reports and orders issued pursuant to the adoption of such rules and regulations, (c) CALEA, (d) such other Laws of the United States codified or otherwise included in Title 47 of the U.S. Code as may be applicable to the conduct of the Business of the Loan Parties, (e) any other Law of any Governmental Authority with jurisdiction over telecommunications-related matters as may be applicable to the conduct of the Business of the Loan Parties or their Subsidiaries, including all Laws administered by any PUC with jurisdiction of any Loan Party or any of its Subsidiaries and (f) the terms and conditions of any License granted or issued to any Loan Party or any of its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” means all filings with and all Licenses, consents, approvals, authorizations, qualifications, waivers and orders of Governmental Authorities and other third parties, domestic or foreign, necessary to carry on each Loan Party’s or Subsidiary’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, any of the other Loan Documents or any of the Target Acquisition Documents, including any Consents required under all applicable federal, state or other applicable Law.

“Consolidated Basis” means, with respect to the financial statements or other financial information of a Person, the accounts and other items of such Person and its Subsidiaries on a consolidated basis in accordance with GAAP applied on a basis consistent with prior practices.

“Consolidating Basis” means, with respect to the financial statements or other financial information of a Person, the accounts and other items of such Person and its Subsidiaries on a consolidating basis in accordance with GAAP applied on a basis consistent with prior practices.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“Control Agreement” means a four-party deposit account, securities account or commodities account control agreement by and among the applicable Loan Party, Administrative Agent, Subordinated Praesidian Agent and the depository, securities intermediary or commodities intermediary, each in form and substance reasonably satisfactory in all respects to Administrative Agent and, in any event, providing to Administrative Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC, as applicable.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Corporate Allocation Payments” means intercompany payments made to Parent for allocation of expenses actually incurred related to management support, professional services incurred, rent or utilities as set forth in the projections provided to the Lenders in accordance with Section 6.01(g) and pursuant to rates which are available to any Lender upon request and are reasonable and customary.

“Credit Facility” means either the Term Loan Facility or the Revolving Loan Facility, as the context requires, and “Credit Facilities” means, collectively, each of the Term Loan Facility and the Revolving Loan Facility.

“Debt Payments” means and includes for any period, (a) the aggregate of scheduled principal payments of all Senior Indebtedness and Subordinated Debt made or to be made by the Borrower and its Subsidiaries during such period (or reductions in commitments on lines of credit to the extent such reductions caused the repayment of principal amounts then outstanding under such lines of credit), plus (b) all interest expense actually paid on the Senior Indebtedness and Subordinated Debt during such period, plus (c) all fees, commissions and charges with respect to the Senior Indebtedness and Subordinated Debt paid during such period.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not cured or removed within any applicable grace or cure period.

“Default Rate” means, with respect to (a) a LIBOR Rate Loan, the LIBOR Rate, plus ten percent (10.0%) per annum, (b) with respect to a Base Rate Loan, the Base Rate, plus seven percent (7.0%) per annum and (c) with respect to all other Obligations, the Base Rate, plus seven percent (7.0%) per annum; in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.18, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one (1) or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, Issuing Bank, Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified Borrower, Administrative Agent, Swingline Lender or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that on or after the Closing Date, (x) is the subject of a proceeding under any Debtor Relief Law, (y) has appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority or other Governmental Authority acting in such a or similar capacity, or (z) is the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Security in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and, subject to any cure rights expressly provided above, such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18) upon delivery of written notice of such determination to Borrower, Issuing Bank and each Lender.

“Deposit Account” has the meaning specified in the Pledge and Security Agreement.

“Designated Deposit Account” means, collectively, (i) a Deposit Account maintained by Parent with EWB designated as such in writing by Parent and Administrative Agent, (ii) a Deposit Account maintained by Borrower with EWB designated as such in writing by Parent and Administrative Agent, and (iii) a Deposit Account maintained by NBS with EWB designated as such in writing by Parent and Administrative Agent.

“Disposition” or “Dispose” means the conveyance, sale, transfer, lease or sub-lease (as lessor or sub-lessor), exchange or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower or any other Loan Party that is organized under the Laws of the United States of America, any state or territory thereof, or the District of Columbia and is not a direct or indirect Subsidiary of a Foreign Subsidiary.

“Earnings Before Interest and Taxes” means for any period the sum of (a) net income (or loss) of any Person on a Consolidated Basis for such period, plus (b) to the extent deducted in the determination of net income (or loss) for such period, (i) all interest expense of such Person on a Consolidated Basis for such period, including interest expense resulting from original issue discount and other amortization of debt discount as determined in accordance with GAAP, plus (ii) all charges against income of such Person on a Consolidated Basis for such period for federal, state and local income taxes, plus (iii) any non-cash expense of such Person on a Consolidated Basis associated with ASC Topic 350, ASC Topic 360, ASC Topic 480 or ASC Topic 815, plus (iv) any non-cash expenses of such Person on a Consolidated Basis associated with stock options, warrants or stock grants of such Person and its Subsidiaries, plus (v) any non-cash expenses incurred in connection with the early extinguishment of Indebtedness of the such Person or its Subsidiaries, plus (vi) any other unusual or one-time items which are mutually agreed upon by the Administrative Agent and Borrower. In addition, the calculation of Earnings Before Interest and Taxes for any period shall be adjusted to exclude (1) any aggregate net gain or loss arising from any permitted sale, conversion, exchange or other disposition of capital assets made during such period, including (A) all non-current assets, and (B) without duplication, the following assets, whether or not current: fixed assets, whether tangible or intangible, inventory sold in connection with the disposition of fixed assets and all Equity Securities and other securities, (2) any net gain from the collection during such period of any proceeds of life insurance policies, (3) any gain or loss (or other impact to the financial statements) arising from the repurchase during such period of Equity Securities and (4) any non-cash income or expense realized during such period relating to any Swap Contract.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member County that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member states of the European Union, United Kingdom, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.04(b)(iii)).

“Environment” means the natural and man-made environment including all or any of the following media, namely air, water and land (including air within buildings and other natural or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), whether pending or threatened in writing, by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the Environment.

“Environmental Laws” means all Laws and Consents relating to public health and safety and protection of the Environment, threatened or endangered species, preservation or reclamation of natural resources, Releases or to health and safety matters

“Equity Security” or “Equity Securities” of any Person means (a) all common stock or shares, preferred stock or shares, participations in the stock or shares of such Person, partnership interests, membership interests or other ownership or equity interests in such Person (regardless of how designated and whether voting or nonvoting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor federal statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower such that such trade or business, together with Borrower, is treated as a single employer within the meaning of Section 414 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in critical status (as defined in ERISA Section 305(b)(2)) or is in endangered status (as defined in ERISA Section 305(b)(1)); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC under Section 4042 of ERISA to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) an event or condition that results or could reasonably be expected to result in the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, to Borrower or any ERISA Affiliate; (g) with respect to any Pension Plan, the failure to satisfy the minimum funding standards under Section 412 and Sections 430 through 432 of the Code and Section 302 and Sections 303 through 305 of ERISA (whether or not waived); (h) with respect to any Pension Plan, the occurrence of any event that would result in the imposition of any limitation under Section 436 of the Code or Section 206(g) of ERISA; or (i) a prohibited transaction with respect to a Plan (other than a Multiemployer Plan) that could subject Borrower or any ERISA Affiliate to any material liability under Section 4975 of the Code or Section 406 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislative Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 8.01.

“EWB” has the meaning specified in the introductory paragraph hereof.

“Excess Cash Flow” means, with respect to any fiscal period, for Borrower on a Consolidated Basis, an amount equal to (a) Adjusted EBITDA of Borrower on a Consolidated Basis thereof, plus (b) interest income, plus (c) any net gain from the collection during such period of any proceeds of life insurance policies, minus (d)(i) Fixed Charges actually paid during such period, (ii) voluntary repayment of the outstanding principal of the amount of the Term Loan, (iii) any non-cash compensation expenses added back to Adjusted EBITDA of Borrower on a Consolidated Basis and (iv) permitted Capital Expenditures of Borrower on a Consolidated Basis during such period which are not funded by borrowed money (but excluding from “borrowed money” proceeds of Revolving Loans), in each case, calculated for the then most recently completed four (4) fiscal quarters.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest or Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 6(e) of the Guaranty and any and all Guaranties of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” has the meaning specified in Section 3.01(a).

“Exposure Fees” has the meaning specified in Section 2.03(i).

“FATCA” means collectively, Section 1471 through Section 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law implementing an intergovernmental agreement with respect to the foregoing entered into between a Governmental Authority of the United States of America and a Governmental Authority of the jurisdiction in which the applicable Recipient is resident.

“FCC” means the Federal Communications Commission and any successor or substitute Governmental Authority performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC License” means any License granted or issued by the FCC.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to EWB or any Lender which is a commercial bank organized under the Laws of the United States of America or any state thereof selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, such Lien is prior to all other Liens on such Collateral, subject to any Permitted Lien which is prior as a matter of Law.

“First Tier Foreign Subsidiary” means, at any date of determination, each foreign Subsidiary in which Borrower or any of its Domestic Subsidiaries owns directly more than fifty percent (50%), in the aggregate, of the Equity Securities of such Subsidiary.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period, for the Borrower on a Consolidated Basis, the ratio of (a) Adjusted EBITDA of Borrower on a Consolidated Basis for such period, less Capital Expenditures of the Borrower on a Consolidated Basis during such period which are not funded by borrowed money (but excluding from “borrowed money” proceeds of Revolving Loans), less all taxes (whether federal, local, state, income or otherwise) actually paid by the Borrower on a Consolidated Basis during such period to (b) Fixed Charges; provided that for the four fiscal quarter period ending December 31, 2016, the Fixed Charges will be the Fixed Charges for such fiscal quarter multiplied by four (4), for the four (4) fiscal quarter period ending March 31, 2017, the Fixed Charges will be the Fixed Charges for the two (2) fiscal quarter period ending on such date multiplied by two (2), for the four (4) fiscal quarter period ending June 30, 2017, the Fixed Charges will be the Fixed Charges for the three (3) fiscal quarter period ending on such date multiplied by one and one third (1.3).

“Fixed Charges” means the sum of (a) Debt Payments and (b) all payments made pursuant to, or in respect of, the Seller Specified Obligations, in each case made or scheduled to be made by the Borrower on a Consolidated Basis during such period, plus (c) payments made by the Borrower on a Consolidated Basis during such fiscal period on account of Capital Lease Obligations.

“Foreign Subsidiary” means any (a) Subsidiary that is (i) treated as a corporation for U.S. federal income tax purposes and (ii) is not a United States persons for U.S. federal income tax purposes; and (b) Foreign Subsidiary HoldCo.

“Foreign Subsidiary HoldCo” means any Domestic Subsidiary all or substantially all of whose assets consist of Equity Securities in or indebtedness of one or more Subsidiaries that (a) is treated as a corporation for U.S. federal income tax purposes and (b) is not United States persons for U.S. federal income tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligation as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of the Swingline Commitment and, without duplication, the aggregate of all Unpaid Swingline Amounts other than as to which such Defaulting Lender’s Pro Rata Share or participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fees” has the meaning specified in Section 2.03(i).

“Funding Date” means the date of the making of a Borrowing or Letter of Credit Extension.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means (a) any international, foreign, federal, state, provincial, territorial, municipal, local, national or other government, governmental or quasi-governmental department, commission, board, bureau, court, agency, taxing authority, regulatory body or authority (including a national securities exchange), central bank, public body or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any government, court, regulation or compliance, in each case whether associated with a state or territory of the United States, the United States or any other foreign entity or government and (b) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise by any of the foregoing.

“Governmental Authorizations” means any permit, license, certificate, authorization, plan, directive, consent, consent order or consent decree of or from any Governmental Authority, including the Licenses.

“Guarantor” means Parent and each Domestic Subsidiary of Parent in existence on the date hereof and designated as a Guarantor on Schedule 5.01 and each other Subsidiary that may from time to time deliver a Guaranty hereafter pursuant to the terms of Section 6.18.

“Guaranty” means that certain Guaranty, substantially in the form of Exhibit H, from each Guarantor in favor of Administrative Agent and each Secured Party, together with any other Guaranty executed pursuant to the terms of Section 6.18, as the same may from time to time be amended, modified or supplemented.

“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation payable or performable by, any other Person; or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by such Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature, in each such case, given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Hazardous Materials” means any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or byproduct, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, hazardous or toxic substance, chemical or material regulated, listed, referred to, limited or prohibited under any Environmental Law, including without limitation those which could pose a hazard to the Environment, or the health or safety of any Person or materially impair the use or value of any portion of any real property owned or leased by any of the Loan Parties or any of their Subsidiaries.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Bank” means any Person that at the time it enters into a Hedging Transaction is and remains a Lender or Administrative Agent or an Affiliate of a Lender (who at the time such Affiliate entered into such Hedging Transaction was a Lender and remains a Lender) or Administrative Agent (who at the time such Affiliate entered into such Hedging Transaction was Administrative Agent or a Lender and remains Administrative Agent or a Lender).

“Hedging Obligations” of any Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person means (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a Swap Contract, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any Master Agreement (as defined below) and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of Master Agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Law applicable to any Lender which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at any date of determination, the following items:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)          any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letter of credit), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c)          whether or not so included as liabilities in accordance with GAAP but excluding any portion thereof which would be accounted for as interest under GAAP, net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to- market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d)          whether or not so included as liabilities in accordance with GAAP and whether with or without recourse, all obligations of such Person to pay the deferred purchase price of property or services, and all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements); provided that, this clause (d) shall not include the Seller Specified Obligations;

(e)          the aggregate amount of all Capital Lease Obligations of such Person;

(f)          the principal component or liquidation preference of all Equity Securities of such Person and which by the terms thereof could at any time prior to the Maturity Date (at the request of the holders thereof or otherwise) be subject to mandatory sinking fund payments, mandatory redemption or other acceleration;

(g)          all Guaranty Obligations of such Person in respect of any of the foregoing obligations of any other Person; and

(h)          all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations;

provided that for all purposes of this Agreement, Indebtedness shall exclude (i) trade and other accounts payable incurred in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than ninety (90) days (unless contested in good faith by Borrower or any Subsidiary), (ii) deferred Taxes, and (iii) accrued interest and expenses, except to the extent capitalized.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (to the extent the joint venture is a legal entity where the venture members have pass-through liability for all of the debts of the joint venture) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject to customary recourse exceptions acceptable to Administrative Agent).

“Indemnified Taxes” has the meaning specified in Section 3.01(a).

“Indemnitee Agent Party” has the meaning specified in Section 9.06.

“Indemnitees” has the meaning specified in Section 10.02(b).

“Information” means all information received from the Loan Parties relating to the Loan Parties or their Subsidiaries or the Business, other than any such information that is available to Administrative Agent, any Lender or Issuing Bank on a non-confidential basis prior to disclosure by a Loan Party other than as a result of a breach of Section 10.15; provided that, in the case of information received from a Loan Party after September 14, 2016, such information is clearly identified at the time of delivery as confidential.

“Installment” has the meaning specified in Section 2.12.

“Intellectual Property” means (a) all inventions and discoveries (whether patentable or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, industrial designs, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, domain names, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all broadcast rights; (e) all mask works, designs, industrial designs, and all applications, registrations and renewals in connection therewith; (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (g) all computer software (including data and related documentation); (h) all other proprietary rights; (i) all copies and tangible embodiments thereof (in whatever form or medium); and (j) any rights or licenses to or from a third party in connection therewith.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement, dated as of the Closing Date, in substantially the form of Exhibit J, entered into by Borrower (and, as the case may be, each Guarantor), as Debtor(s), and Administrative Agent (for the benefit of the Secured Parties), as Secured Party, securing the Obligations of Borrower (and, as the case may be, the obligations of each Guarantor), as the same may from time to time be amended, modified or supplemented.

“Interest Payment Date” means, with respect to (a) a Base Rate Loan (i) the last Business Day of each month, commencing on the first such date to occur in the month immediately after the Closing Date and (ii) the Maturity Date; and (b) any LIBOR Rate Loan (i) the last day of each Interest Period applicable to the Class for such Loan and (ii) the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one (1), two (2), three (3) or six (6) months, as selected by Borrower in the applicable Notice of Borrowing or Conversion/Continuation Notice, (a) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of any applicable Class of Loans shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Investment” means, as to any Person, any investment by such Person, whether by means of the purchase or other acquisition of the Equity Securities of any other Person or by means of a loan, creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later versions thereof as may be in effect at the time of issuance).

“IRS” means the United States Internal Revenue Service.

“Issuer” has the meaning specified in Section 8.01(o).

“Issuer Documents” means, with respect to each Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by Issuing Bank and Borrower (or any other Loan Party) or in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means, collectively (unless otherwise expressly indicated or unless the context otherwise requires), EWB, in its capacity as an issuer of Letters of Credit hereunder, any additional Issuing Bank that agrees to be an issuer of Letters of Credit hereunder as mutually agreed to by Borrower and Administrative Agent and any successor issuer of Letters of Credit hereunder.

“Joinder Agreement” means that certain Joinder Agreement, in substantially the form of Exhibit I, entered into by Borrower, the existing Guarantors, each other Subsidiary of a Loan Party that may from time to time be required to deliver a Guaranty hereafter pursuant to Section 6.18, and Administrative Agent (for the benefit of the Secured Parties).

“Law” or “Laws” means all international, foreign, federal, state, provincial, territorial, municipal, local, national or other governmental or quasi-governmental statutes, treaties, rules, guidelines, regulations, ordinances, codes, orders, injunctions, writs, decrees, bonds, judgments, administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, approvals and permits of, and settlements and other agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“Lender” and “Lenders” means each person identified as a “Lender” on the signature pages hereto, together with their respective successors and assigns as permitted by this Agreement. Unless otherwise expressly indicated or unless the context otherwise requires, the term “Lender” shall include Issuing Bank and the Swingline Lender.

“Letter of Credit” means any standby letter of credit or commercial letter of credit issued hereunder.

“Letter of Credit Advance” means, with respect to each Revolving Loan Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Revolving Loan Exposure.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Issuing Bank.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Maturity Date then in effect for the Revolving Loans (or if such day is not a Business Day, the next succeeding Business Day).

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase in the amount thereof.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all Letter of Credit Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined by Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means an aggregate amount equal to $1,000,000. The Letter of Credit Sublimit is a part of, and not in addition to, the Revolving Loan Facility.

“LIBOR Rate” means for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by the Administrative Agent by dividing (a) the rate published each Business Day as The Wall Street Journal (Eastern Edition) “LIBOR”, and quoted in the “Money Rates” column of The Wall Street Journal (Eastern Edition) (or, if The Wall Street Journal (Eastern Edition) ceases to publish such rate or an equivalent on a regular basis, Administrative Agent shall notify Borrower and Administrative Agent and Borrower will agree upon a substitute regularly published LIBOR to be used to determine the “LIBOR Rate”) two (2) Business Day prior to the commencement of such Interest Period, as the London interbank offered rate for a one-month, three-month, or six-month period, as applicable to such Interest Period, by (b) a number equal to (i) if any Lender is subject to the LIBOR Reserve Requirements, 1.00 minus the LIBOR Reserve Requirements and (ii) if no Lender is subject to the LIBOR Reserve Requirements, 1.00. Notwithstanding the foregoing, the “LIBOR Rate” shall not be less than 0% per annum.

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Reserve Requirements” means, for any day as applied to a LIBOR Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for LIBOR funding (currently referred to as “Eurocurrency liabilities” in Regulation D) maintained by a member bank of the United States Federal Reserve System.

“License” means license, permit, consent, certificate, franchise, approval, waiver, registration or authorization related to the Business granted or issued by the FCC, any applicable PUC or other Governmental Authority with jurisdiction over telecommunications related matters.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement (including in the nature of, cash collateral accounts or security interests), encumbrance, lien (statutory or other), claim, fixed or floating charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of a material portion of a seller’s accounts receivable.

“Liquidity” means, as of the date of determination, the result of (a) aggregate available Revolving Loan Commitments, provided that, as of such date of determination, each of the conditions precedent set forth in Section 4.02 are satisfied plus (b) the unrestricted cash and Cash Equivalents on deposit in or held in all Deposit Accounts and Securities Accounts of any Loan Party on such date of determination.

“Loan(s)” means an extension of credit by a Lender to Borrower under Section 2 hereof in the form of a Revolving Loan, a Swingline Loan or a Term Loan.

“Loan Documents” means this Agreement, each Notice of Borrowing, each Conversion/Continuation Notice, each Note, each Guaranty, each Security Document, each Subordination Agreement, any Joinder Agreement, each Collateral Access Agreement, the Perfection Certificate, and each certificate, fee letter, and other instrument, document or agreement from time to time executed by Borrower or any of its Subsidiaries or any Senior Officer and delivered in connection with this Agreement (but specifically excluding any Secured Treasury Management Agreement or other document or agreement evidencing any Secured Hedging Obligation).

“Loan Party” means any of the Borrower, Parent and each other Guarantor and “Loan Parties” means, collectively, Borrower, Parent and each other Guarantor.

“Master Agreement” has the meaning specified in the definition of “Hedging Transaction”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the assets, properties, operations, business, condition (financial or otherwise), or prospects of the Business, any Loan Party or any of its Subsidiaries, or (b) a material impairment of the ability of any Loan Party to perform its Obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against each Loan Party of any Loan Document to which it is a party.

“Material Contract” means each contract, agreement, commitment and other Contractual Obligations of any Loan Party or any of their Subsidiaries, whether written or oral, other than (a) the Loan Documents, (b) purchase orders in the ordinary course of business, and (c) any other contract, agreement, commitment and other Contractual Obligation of any Loan Party or any of Subsidiary that (i) does not extend beyond one (1) year, (ii) does not involve the receipt or payment of not more than $500,000 and (iii) the loss of which could not reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means (a) with respect to the Revolving Loan, November 12, 2021 and (b) with respect to the Term Loan, November 12, 2021, or, in each case, such earlier date upon which the Commitments may be terminated and/or the Obligations may be accelerated in accordance with the terms of this Agreement; provided that, notwithstanding anything to the contrary set forth herein, the Maturity Date shall be at least one hundred eighty-one (181) days prior the earliest Maturity Date (or similar term) of any Subordinated Debt.

“McCrosson Agreement” means the Agreement, to be dated on or about November 18, 2016, among NBS, Solutions Express Ltd. and Technology Opportunities Group Ltd. in form and substance consistent with the draft of the Agreement delivered by Borrower to Administrative Agent on November 1, 2016 with only such modifications as could not reasonably be expected to be adverse to the interests of the Lenders in any material respect.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral, (a) an amount equal to one hundred three percent (103%) of the Fronting Exposure of Issuing Bank with respect to any Letter of Credit issued and outstanding at such time, (b) an amount equal to one hundred three percent (103%) of the Fronting Exposure of the Swingline Lender and (c) otherwise, an amount determined by Administrative Agent, Swingline Lender and Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Plan of the type described in Section 4001(a)(3) of ERISA.

“NBS” means Network Billing Systems, L.L.C., a New Jersey limited liability company.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) cash payments (including any cash or Cash Equivalents received by way of a deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Loan Party or any of its Subsidiaries from such Asset Sale, minus (b) any direct costs incurred in connection with such Asset Sale, including (i) income, gains or transfer Taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale (it being agreed that until such Taxes are actually paid, for purposes of this clause (i) a reasonable, good faith estimate of the amount of such Taxes will suffice); (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Equity Securities or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale; (iii) a reasonable reserve for any purchase price adjustments, indemnification or similar payments (fixed or contingent) attributable to seller’s obligations, indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by such Loan Party or such Subsidiary in connection with such Asset Sale; and (iv) Attorney Costs and other reasonable fees and expenses of accountants, investment bankers, financial advisors, brokers and other professionals.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any cash (or Cash Equivalents) payments or proceeds received by any Loan Party or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of any Loan Party or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any costs incurred by such Loan Party or such Subsidiary in connection with the adjustment or settlement of any claims of such Loan Party or such Subsidiary in respect thereof, and (ii) any costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income, gains or transfer Taxes payable as a result of any gain recognized in connection therewith (it being agreed that until such Taxes are actually paid, for purposes of this clause (b)(ii) a reasonable, good faith estimate of the amount of such Taxes will suffice).

“New Mortgage” has the meaning specified in Section 6.14.

“Non-Consenting Lender” means (a) at any time that there are three or more Lenders, any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.03 and (ii) has been approved by the Requisite Lenders; and (b) at any time that there are fewer than three Lenders, any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of Requisite Lenders, all Lenders or all affected Lenders in accordance with the terms of Section 10.03 and (ii) has been approved by one or more Lenders having in the aggregate Loans and Commitments representing more than 50% of the Loans and Commitments of all Lenders; provided that, the Loans and Commitments of all Lenders shall be calculated without giving effect to the Loans and Commitments of any Defaulting Lender.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non U.S. Lender” has the meaning specified in Section 3.01(f).

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D-l, Exhibit D-2, or Exhibit D-3 as applicable (collectively, the “Notes”).

“Notice of Borrowing” has the meaning specified in Section 4.02(a).

“Obligations” means, with respect to each Loan Party, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Borrowing or Letter of Credit, (b) all obligations of any Loan Party owing to a Treasury Management Bank or a Hedging Bank in respect of Secured Treasury Management Agreements or Secured Hedging Obligations, in the case of each of clauses (a) and (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, including under any amendments, extensions, renewals or increases and all obligations of any Loan Party to the Secured Parties to perform acts or refrain from taking any action, and including interest and fees that accrue after maturity or after the commencement of any proceeding under any Debtor Relief Laws by or against any Loan Party regardless of whether such interest or fees are allowed claims in such proceeding; provided however, that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Opus Credit Agreement” has the meaning specified in the first recital to this Agreement.

“Ordinary Course Dispositions” means:

(a)          Dispositions of inventory in the ordinary course of business;

(b)          Dispositions of damaged, obsolete, surplus or worn out property in the ordinary course of business;

(c)          Dispositions among the Loan Parties (other than the Parent); and

(d)          Dispositions of real property interests in the form of subleases in the ordinary course of business.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of organization or formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership or joint venture agreement and any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the jurisdiction of its formation, in each case as amended from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Parent” means Fusion Telecommunications International, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 10.04(d).

“Participant Register” has the meaning specified in Section 10.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Pension Plan” means any Plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA or the minimum funding requirements under Section 412 of the Code, and that Borrower or any ERISA Affiliate sponsors, maintains, contributes or has an obligation to contribute to or has sponsored, maintained, contributed or had an obligation to contribute to within the last five (5) years, or with respect to which Borrower or any ERISA Affiliate has any obligation or liability.

“Perfection Certificate” means that certain Perfection and Diligence Certificate, dated as of the Closing Date, executed by the Loan Parties, and in substantially the form of Exhibit F-1 or that certain annual Perfection and Diligence Certificate delivered from time to time pursuant to Section 6.01(j) in substantially the form of Exhibit F-2.

“Permitted Liens” means:

(a)          Liens in favor of Administrative Agent, for the benefit of itself and the other Secured Parties, pursuant to any Loan Document;

(b)          Liens for Taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c)          deposits or pledges to secure obligations under worker’s compensation, social security or similar Laws, or under unemployment insurance;

(d)          deposits or pledges to secure bids, tenders, contracts (other than contracts for borrowed money), leases, statutory obligations, surety, litigation and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(e)          Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any of its Subsidiaries, or any property of any such Person, of any judgment, writ, order or decree, provided that such Liens are in existence for less than twenty (20) consecutive days after they first arise or are being Properly Contested;

(f)          carriers’, warehousemen’s, repairmen’s, landlord’s, mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being Properly Contested;

(g)          Liens placed upon equipment or real property hereafter acquired or leased to secure a portion of the purchase price or lease thereof, provided that (i) any such Lien shall not encumber any other property of the Loan Parties or their Subsidiaries and (ii) the aggregate amount of Indebtedness incurred as a result of such purchases, during any fiscal year, shall not exceed the amount provided for in Section 7.07(c);

(h)          Liens disclosed on Schedule 7.02;

(i)          non-exclusive licenses of Intellectual Property and leases or sub-leases of equipment or Real Property, in each case granted to third Persons in the ordinary course of business and which do not interfere in any material respect with the operations of the business of the Loan Parties or their Subsidiaries;

(j)          subject to the provisions of the Subordination Agreements, Liens in favor of the holders of the Subordinated Debt pursuant to the Praesidian Facility;

(k)          Liens on cash and Cash Equivalents securing obligations in respect of Hedging Transactions permitted under Section 7.21;

(l)          easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Person;

(m)        attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise constituting an Event of Default hereunder) in the ordinary course of business, being Properly Contested and no item or portion of property of any Loan Party or any Subsidiary of any Loan Party is in jeopardy of being seized, levied upon or forfeited as a result thereof;

(n)          Liens arising from sub-leasehold interests; the rights of licensors of real property interests under licenses under which Borrower or a Subsidiary is the licensee, and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(o)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of Borrower’s and its Subsidiaries’ businesses that are promptly paid on or before the date they become due;

(p)          Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by such Loan Party in excess of those set forth by regulations promulgated by its Board, and (ii) such deposit account is not intended by any Loan Party or any Subsidiary of any Loan Party to provide collateral to the depository institution; and

(q)          purported Liens evidenced by the filing of UCC precautionary financing statements relating to operating leases entered into in the ordinary course of business, not otherwise prohibited under this Agreement and applying only to assets of the purported secured party being leased by the purported debtor.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, or Governmental Authority or other entity of any kind and shall include any successor (by merger or otherwise) of such entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Pension Plan or any Multiemployer Plan) that any Borrower or ERISA Affiliate sponsors, maintains, contributes or has an obligation to contribute to or with respect to which Borrower or any ERISA Affiliate otherwise has any obligation or liability.

“Platform” has the meaning specified in Section 10.01(c).

“Pledge and Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit G, by and among the Loan Parties party thereto from time to time, as Grantors(s), and Administrative Agent (for the benefit of the Secured Parties), as Secured Party, securing the Obligations, as the same may from time to time be amended, modified or supplemented.

“Praesidian Facility” means that certain Fifth Amended and Restated Securities Purchase Agreement and Security Agreement, dated as of the Closing Date, by and among Borrower, Parent, certain Subsidiaries of Borrower party thereto, Subordinated Praesidian Agent, Praesidian Capital Opportunity Fund III-A, LP, and United Insurance Company of America.

“Praesidian Subordination Agreement” means that certain Subordination Agreement, substantially in the form of Exhibit E-l, dated as of the Closing Date, by and among Administrative Agent, Loan Parties and the Subordinated Praesidian Agent.

“Prepayment Notice” has the meaning specified in Section 2.13(b).

“Prime Rate” means an independent index, as published each Business Day as The Wall Street Journal (Eastern Edition) “Prime Rate”, and quoted in the “Money Rates” column of The Wall Street Journal (Eastern Edition) or, if The Wall Street Journal (Eastern Edition) ceases to publish such rate or an equivalent on a regular basis, Administrative Agent shall notify Borrower and Administrative Agent and Borrower will agree upon a substitute regularly published average prime rate to be used to determine the “Prime Rate”. Notwithstanding the foregoing, the “Prime Rate” shall not be less than 0% per annum.

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Term Loan Commitment or Term Loans of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender, by (ii) the aggregate Term Loan Exposure of all Lenders; and (b) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or Revolving Loans of any Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided that in each case, for matters relating to voting, approval, consent, amendment, modification, termination, or waiver rights hereunder. “Pro Rata Share” shall be calculated without giving effect to any Defaulting Lender or any Affiliate of Parent or its Subsidiaries. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (1) an amount equal to the sum of the Term Loan Exposure and the Revolving Loan Exposure by (2) an amount equal to the sum of the aggregate Term Loan Exposure, and the aggregate Revolving Loan Exposure.

“Proceeding Party” has the meaning specified in Section 10.21.

“Properly Contested” means contested in good faith by appropriate proceedings diligently conducted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Loan Parties and their Subsidiaries; provided, that no such Lien shall have any effect on the priority of the Liens in favor of Administrative Agent for its benefit and for the ratable benefit of Secured Parties or the value of the assets on which Administrative Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect.

“PUC” means any state or other local public utility commission, franchising authority, or similar regulatory agency or body that has jurisdiction over telecommunications related matters.

“PUC License” means any License granted or issued by any PUC.

“Purchase Money Indebtedness” means and includes (a) Indebtedness (other than Indebtedness under this Agreement or any other Loan Document) of any Loan Party for the payment of all or any part of the purchase price of any equipment, (b) any Indebtedness (other under this Agreement or any other Loan Document) of any Loan Party incurred at the time of or within thirty (30) days prior to or one hundred twenty (120) days after the acquisition of any equipment for the purpose of financing all or any part of the purchase price thereof (whether by means of a loan agreement, Capital Lease or otherwise), and (c) any renewals, extensions or refinancings (but not any increases in the principal amounts) thereof outstanding at the time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time any guaranty or grant of security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell, support or other agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) Administrative Agent, (b) any Lender and (c) Issuing Bank, as applicable.

“Register” has the meaning specified in Section 10.04(c).

“Regulatory Assessment” means any payment, fee, charge, assessment or other amount required to be paid to or enforced by a U.S. federal, state or local Governmental Authority or any non-U.S. Governmental Authority to finance regulatory funding mechanisms that support such Governmental Authorities (for example, FCC regulatory fees including but limited to international bearer circuit and interstate telephone service provider fees), United States state or federal universal service funds, telecommunications relay service, local number portability, administration of the North American Numbering Plan, and emergency calling services.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater, whether intentional or unintentional.

“Removal Effective Date” has the meaning specified in Section 9.08(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, for which the reporting requirement has not been waived.

“Requisite Lenders” (a) at any time that there are fewer than three Lenders, Lenders (other than Defaulting Lenders) having Loans and Commitments representing 100% of the Loans and Commitments of all Lenders and (b) at any time that there are three or more Lenders, (i) if EWB and its Affiliates hold in the aggregate more than sixty-six percent (66%) of the Loans and Commitments of all Lenders and there are five or fewer Lenders (including EWB and its Affiliates), Lenders (other than Defaulting Lenders) having Loans and Commitments representing 100% of the Loans and Commitments of all Lenders, (ii) if EWB and its Affiliates do not hold in the aggregate more sixty-six percent (66%) of the Loans and Commitments of all Lenders but hold more than fifty percent (50%) of the Loans and Commitments of all Lenders or if EWB and its Affiliates hold in the aggregate more than sixty-six percent (66%) of the Loans and Commitments of all Lenders and there are more than five Lenders, Lenders (other than Defaulting Lenders) having Loans and Commitments representing more than fifty percent (50%) of the Loans and Commitments of all Lenders and of all Lenders other than the Loans and Commitments held by EWB and its Affiliates, and (iii) at all other times, Lenders (other than Defaulting Lenders) having Loans and Commitments representing more than fifty percent (50%) of the Loans and Commitments of all Lenders; provided that, the Loans and Commitments of all Lenders shall be calculated without giving effect to the Loans and Commitments of any Defaulting Lender.

“Resignation Effective Date” has the meaning specified in Section 9.08(a).

“Restricted Payment” means:

(a) any dividend or other distribution, direct or indirect (whether in cash or property), on account of any Equity Securities of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Securities to the holders of that class;

(b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Securities of any Loan Party or any of its Subsidiaries now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing (or setting aside any funds for any of the foregoing purposes);

(c) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Indebtedness existing pursuant to this Agreement or the other Loan Documents, other than, as expressly permitted under the terms of the applicable Subordination Agreement or other subordination agreement to which Administrative Agent and/or Lenders are a party;

(d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Equity Securities of any Loan Party or any of its Subsidiaries now or hereafter outstanding;

(e) any director fee paid to any member of the Board of Directors of any Loan Party who is also an employee of any Loan Party;

(f) any payments to Parent; and

(g) any payments to the sellers of the Target Company, except pursuant to the terms and conditions of the Target Acquisition Agreement, as in effect on the Closing Date.

“Revolving Loan” means, separately, and “Revolving Loans” means, collectively all Revolving Loans or any Revolving Loan made by or Revolving Loan Exposure of the Lenders or one of the Lenders to Borrower pursuant to Section 2.02(a) and includes Letters of Credit and the Letter of Credit Sublimit and Swingline Loans and the Swingline Commitment.

“Revolving Loan Commitment” means, the commitment of certain of the Lenders to make Revolving Loans and “Revolving Loan Commitments” means such commitments of all such Lenders in the aggregate. The amount of each Lender’s Revolving Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment and Assumption Agreement. The aggregate amount of the Revolving Loan Commitments as of the Closing Date is $5,000,000.

“Revolving Loan Commitment Fee Rate” means 0.50% per annum.

“Revolving Loan Exposure” means, as to any Revolving Loan Lender at any time, the aggregate principal amount at such time of (i) its outstanding Revolving Loans (ii) such Revolving Loan Lender’s participation in Letter of Credit Obligations and (iii) such Revolving Loan Lender’s participation in Swingline Obligations.

“Revolving Loan Facility” means the Revolving Loan facility established pursuant to Section 2.02(a) and includes the Letter of Credit Sublimit and the Swingline Commitment.

“Revolving Loan Facility Unused Commitment Fee” has the meaning specified in Section 2.11(a).

“Revolving Loan Lender” means each Lender having a Revolving Loan Commitment or Revolving Loan Exposure, or who has funded or purchased all or a portion of a Revolving Loan in accordance with the terms of this Agreement.

“Revolving Loan Note” means a promissory note substantially in the form of Exhibit D-2 evidencing the Revolving Loans.

“Rosen Shareholder Note” means the Second Amended and Restated Unsecured Promissory Note in the original principal amount of $928,081.18, dated as of the Closing Date, made by Parent in favor of Marvin Rosen, which note is subject to the Rosen Subordination Agreement.

“Rosen Subordination Agreement” means that certain Intercreditor and Subordination Agreement, in substantially the form of Exhibit E-2, dated as of the Closing Date by and among Administrative Agent, Loan Parties and Marvin Rosen.

“S&P” means Standard & Poor’s Financial Services LLC, a division of The McGraw Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country, territory or sector that is, or whose government is, the subject or target of Sanctions or that is, or whose government is, the subject of any list-based or territorial or sectorial Sanctions.

“Sanctioned Person” means, at any time (a) a Person that is listed on any Sanctions-related list of designated Persons maintained by any Governmental Authority; (b) any Person operating, organized or resident in a Sanctioned Country; (c) any Person that is otherwise the subject of any Sanctions; or (d) any Person, directly or indirectly, fifty percent (50%) or more in the aggregate owned by, otherwise controlled by, or acting for the benefit or on behalf of, any Person or Persons described in clause (a), (b) or (c) of this definition.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time, in each case, by any Governmental Authority applicable to any Loan Party, any of its Subsidiaries, Administrative Agent, or any Lender, Issuing Bank or Participant; provided that, in the case of any non-U.S. Participant, any Governmental Authority applicable solely to one (1) or more Participants shall only be included within the scope of the definition of “Sanctions” if Borrower has received written notice from Administrative Agent, any Lender or any Participant of such Governmental Authority being applicable to a Participant.

“Secured Hedging Obligation” means any Hedging Obligation permitted under Section 7.21 between Borrower and any Hedging Bank; provided, that for any of the foregoing to be included as a “Secured Hedging Obligation” on any date of determination by Administrative Agent, the applicable Hedging Bank (other than Administrative Agent or an Affiliate of Administrative Agent) must have delivered a Secured Party Designation Notice to Administrative Agent prior to such date of determination.

“Secured Parties” means any of Administrative Agent, the Lenders, Issuing Bank, the Hedging Banks, and/or the Treasury Management Banks, as the context may require.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender to Administrative Agent in form and content reasonably acceptable to Administrative Agent.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any Loan Party and any Treasury Management Bank; provided, that for any of the foregoing to be included as a “Secured Treasury Management Agreement” on any date of determination by Administrative Agent, the applicable Treasury Management Bank (other than Administrative Agent or an Affiliate of Administrative Agent) must have delivered a Secured Party Designation Notice to Administrative Agent prior to such date of determination.

“Securities Account” has the meaning specified in the Pledge and Securities Agreement.

“Security Documents” means the Intellectual Property Security Agreement, the Pledge and Security Agreement, the Control Agreements and each other security agreement executed in connection with this Agreement which recite that they secure all or a portion of the Obligations.

“Seller Specified Obligations” means, collectively, (a) that certain Asset Purchase Agreement, dated September 30, 2015, by and between NBS and RootAxcess, LLC, (b) that certain Asset Purchase Agreement, dated as of March 25, 2016, by and between NBS and Technology for Business Corporation, and (c) that certain McCrosson Agreement.

“Senior Indebtedness” means, at any time, the aggregate Indebtedness of Borrower on a Consolidated Basis at such time, other than Subordinated Debt or Indebtedness described in clause (c) of the definition thereof.

“Senior Leverage Ratio” means, with respect to each measuring period, the ratio of (a) Senior Indebtedness on such date to (b) Adjusted EBITDA of the Borrower on a Consolidated Basis for such measuring period, where “measuring period” means each period of four (4) consecutive fiscal quarters of the Borrower on a Consolidated Basis.

“Senior Officer” means, with respect to any Loan Party, any chief executive officer, the chief financial officer, the vice president, accounting and finance, the principal accounting officer, the chief operating officer or the treasurer of such Loan Party and any other Person reasonably designated in writing as a “Senior Officer” by a Loan Party.

“Separateness Requirements” means each of the following representations, warrants and covenants:

(a)          Except as expressly permitted by this Agreement, neither any Loan Party nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of such Loan Party or any of its Subsidiaries being ignored, or in the property and liabilities of such Loan Party or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

(b)          Borrower on the one hand, and Parent on the other, will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(c)          Neither Borrower, Parent nor or any of their respective Subsidiaries will seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Borrower.

(d)          Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or any other Person, and will hold all of its assets in its own name. Parent will not commingle the funds and other assets of Parent with those of any Affiliate or any other Person, and will hold all of its assets in its own name.

(e)          Borrower has and will maintain its assets in such manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person. Parent shall not cause any business opportunities of Borrower to be directed to Parent or to any Loan Party other than Borrower, or take any other action which advantages Parent or any other Loan Party, to the disadvantage of Borrower.

(f)          Borrower will not permit any Affiliate independent access to its bank accounts. Parent will not permit any Affiliate independent access to its bank accounts. No Loan Party will permit (i) any accounts receivable from, or any proceeds or payments related to or arising from, Borrower’s Business Services division, as Borrower and its Subsidiaries is conducting as of the date of this Agreement, to be billed by or paid to, or otherwise received or held by, Parent, or (ii) Parent to bill or receive payment (or possess any proceeds thereof) for any services other than for Parent’s Carrier Services division, which Parent is providing on the date of this Agreement.

(g)          Each of Borrower and Parent will pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations.

(h)          Each of Borrower and Parent will compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.

(i)          The Organization Documents of each Loan Party (other than Parent) shall set forth the foregoing the Separateness Requirements and such other customary requirements relating to the separate nature, existence and operation of each Loan Party (other than Parent), as Administrative Agent may reasonably request from time to time.

The foregoing provisions are not intended to restrict Loan Parties from having a consolidated payroll function or a combined accounting and finance department or from using one another’s employees provided in any event that each of the Loan Parties shall maintain separate books and records with appropriate entries to account for such transactions, including an appropriate allocation of the direct cost of any employee used by more than one Loan Party.

“Solvent” means, as to any Person at any time, that (a) the fair value of the assets of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subordinated Debt” means Indebtedness subordinated to Administrative Agent and the Lenders in a manner, and pursuant to an agreement satisfactory to Administrative Agent in its sole discretion, which shall include, without limitation, all Indebtedness subject to any of the Subordination Agreements.

“Subordinated Debt Documents” means any Contractual Obligation regarding any Subordinated Debt.

“Subordinated Debt Payment” means and includes all cash actually expended by any Loan Party or any of its Subsidiaries to make payments of principal or interest on any Subordinated Debt and of any fees, commissions or charges with respect to any Subordinated Debt.

“Subordinated Praesidian Agent” means Praesidian Capital Opportunity Fund III, LP as administrative agent for the holders of the Subordinated Debt under the Praesidian Facility and its permitted successors and assigns.

“Subordination Agreements” means the Praesidian Subordination Agreement and the Rosen Subordination Agreement.

“Subordination Provisions” has the meaning specified in Section 8.01(l).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Securities having ordinary voting power for the election of directors or other governing body (other than Equity Securities having such power only by reason of the happening of a contingency) are at the time beneficially owned or controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; excluding however any such entity for so long as it conducts no business, owns or leases no Licenses, owns or holds no Equity Securities of any Loan Party, has assets of less than $10,000 and has assets of less than $50,000 when aggregated with all other entities excluded from the definition of “Subsidiary” pursuant to this proviso. For purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Equity Securities, by contract or otherwise. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Swingline Repayment Borrowing in accordance with its Pro Rata Share.

“Swingline Commitment” means an amount equal to the lesser of (a) the aggregate available Revolving Loan Commitments and (b) $4,000,000. The Swingline Commitment is part of, and not in addition to, the Revolving Loan Commitments.

“Swingline Lender” means EWB or any other Lender as a successor Swingline Lender pursuant to the terms hereof.

“Swingline Loan Note” means a promissory note substantially in the form of Exhibit D-3.

“Swingline Loans” means an advance or advances under the Swingline Commitment.

“Swingline Obligations” means, as at any date of determination, the aggregate principal amount of all outstanding Swingline Loans plus the aggregate of all Unpaid Swingline Amounts, including all Swingline Repayment Borrowings.

“Swingline Payment Date” means the 7th Business Day after the Funding Date of the applicable Swingline Loan.

“Swingline Repayment Borrowing” means an extension of credit resulting from any Swingline Loan which has not been repaid by the applicable Swingline Payment Date or refinanced as a Borrowing of Revolving Loans.

“Target Acquisition Agreement” means the Stock Purchase and Sale Agreement dated as of the date hereof, by and between Borrower and Apptix ASA.

“Target Acquisition Documents” means the Target Acquisition Agreement and all other agreements, documents and instruments delivered in connection therewith to which a Loan Party is a party thereunder, including all exhibits and schedules thereto.

“Target Company” means Apptix, Inc., a Florida corporation.

“Target Quality of Earnings Report” means that certain Apptix Inc. Due Diligence Report, dated August 5, 2016, by Citrin Cooperman.

“Target Transaction” means the acquisition by Borrower of all of the outstanding Equity Securities of the Target Company.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement return relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan” means all term loans made by such Term Loan Lenders in accordance with their respective Term Loan Commitments pursuant to Section 2.01.

“Term Loan Commitment” means the commitments of certain of the Lenders to make Term Loans on the Closing Date and “Term Loan Commitments” means such commitments of all such Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment and Assumption Agreement. The aggregate principal amount of the Term Loan Commitments as of the Closing Date is $65,000,000.

“Term Loan Exposure” means, with respect to any Term Loan Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Term Loan Lender.

“Term Loan Facility” means the Term Loan facility established pursuant to Section 2.01.

“Term Loan Lender” means each Lender having a Term Loan Commitment, Term Loan Exposure or who has funded or purchased all or a portion of a Term Loan in accordance with the terms hereof.

“Term Loan Note” means a promissory note substantially in the form of Exhibit D-1.

“Threshold Amount” means $1,000,000.

“to the knowledge of” or “Knowledge” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, (a) in the case of Borrower, known by any officer of Borrower or any other Loan Party; or, (b) in the case of any other Person other than a natural Person, known by any Senior Officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, (i) in the case of Borrower, would have been known by any officer of Borrower or any other Loan Party; or, (ii) in the case of any other Person other than a natural Person, would have been known by any Senior Officer of such Person).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Loan Exposure and outstanding principal amount of all Term Loans of such Lender at such time.

“Total Leverage Ratio” means, with respect to each measuring period, the ratio of (a) the aggregate Indebtedness of Borrower on a Consolidated Basis (other than Indebtedness described in clause (c) of the definition thereof) on such date to (b) Adjusted EBITDA of Borrower on a Consolidated Basis for such measuring period, where “measuring period” means each period of four (4) consecutive fiscal quarters of Borrower on a Consolidated Basis.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Management Bank” means any Person that at the time it enters into a Treasury Management Agreement is and remains a Lender or an Administrative Agent or an Affiliate of a Lender (who at the time such Affiliate entered into such Treasury Management Agreement was a Lender and remains a Lender) or an Administrative Agent (who at the time such Affiliate entered into such Treasury Management Agreement was an Administrative Agent or a Lender and remains an Administrative Agent or a Lender).

“Type” means, with respect to a Loan, either a Base Rate Loan or a LIBOR Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Pension Plan’s assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” has the meaning specified in the Pledge and Security Agreement.

“Unpaid Swingline Amount” has the meaning specified in Section 2.04(b)(i).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“USA PATRIOT Act” means United States Public Law 107-56, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Person” has the meaning specified in Section 3.01(f).

“Write Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02         Certain Matters of Construction. All terms defined in this Agreement shall have the same defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references herein to the time of day means the time in Pacific Time. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Requisite Lenders. Any Lien referred to in this Agreement or any of the other Loan Documents as having been created in favor of Administrative Agent, any agreement entered into by Administrative Agent pursuant to this Agreement or any of the Loan Documents, any payment made by or to or funds received by Administrative Agent pursuant to or as contemplated by this Agreement or any of the Loan Documents, or any act taken or omitted to be taken by Administrative Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Administrative Agent and the other Secured Parties. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.03         Accounting Terms; Financial Statements. All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP, as consistently applied to the applicable Person. Financial statements and other information furnished after the Closing Date pursuant to this Agreement or the other Loan Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation, provided, however, (a) no effect will be given to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of any Loan Party or any Subsidiary at “fair value”, as defined therein and (b) that if at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and Borrower or Administrative Agent shall so request, Administrative Agent, the Requisite Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Loan Parties shall provide to the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04         Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.05         Articles, Sections, Exhibits and Schedules. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

1.06         References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall include all exhibits and schedules attached thereto and all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, extending, renewing, replacing, succeeding, supplementing or interpreting such Law.

1.07         Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit or any other letter of credit, banker’s acceptance, bank guaranties, surety bonds or similar instruments at any time shall be deemed to mean the maximum face amount of such instrument after giving effect to all increases thereof contemplated by such instrument or the application or similar documentation therefor (at the time specified therefor in such applicable instrument or application or similar documentation and as such amount may be reduced by (a) any permanent reduction of such instrument or (b) any amount which is drawn, reimbursed and no longer available under such instrument).

SECTION 2

EXTENSIONS OF CREDIT

2.01         Term Loans.

(a)          Term Loan Commitment. Subject to the terms and conditions hereof, and relying on the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Term Loan Lender severally agrees to make Term Loans to Borrower on the Closing Date in an aggregate amount not to exceed such Term Loan Lender’s Term Loan Commitment; provided that, after giving effect to the making of any Term Loan, (A) in no event shall the aggregate principal amount of all Term Loans extended and pending extension prior to such date exceed the Term Loan Commitments of all Lenders and (B) in no event shall the aggregate principal amount of all Term Loans extended and pending extension by such Term Loan Lender prior to such date exceed such Term Loan Lender’s Term Loan Commitment. Any amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.13 and Section 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date. Each Term Loan Lender’s Term Loan Commitment shall (i) automatically and permanently be reduced by the amount of each Term Loan made hereunder by such Term Loan Lender, and (ii) terminate immediately and without further action concurrent with the initial extension of credit under this Agreement on the Closing Date.

(b)          Borrowing Mechanics for Term Loans.

(i)          Borrower may request one Borrowing under the Term Loan Commitment on the Closing Date in accordance with the use of proceeds of such Term Loans as described in Section 2.06 hereof.

(ii)         Borrower may irrevocably request a Borrowing under the Term Loan Commitment by delivering a Notice of Borrowing no later than 10:00 a.m. (Pacific time) at least one (1) Business Day prior to the proposed Funding Date with respect to a Base Rate Loan. Promptly upon receipt by Administrative Agent of such Notice of Borrowing, Administrative Agent shall notify each Term Loan Lender of the proposed Borrowing.

(iii)        Each Term Loan Lender shall make its Term Loan available to Administrative Agent no later than 10:00 a.m. (Pacific time) on the Closing Date, by wire transfer of same day funds in Dollars. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loan available to Borrower not later than 1:00 p.m. (Pacific time), on the Closing Date by causing the amount of same day funds in Dollars equal to the proceeds of such Term Loan received by Administrative Agent from the Lenders to be credited to the account of Borrower as identified in the Notice of Borrowing or as otherwise designated in writing to Administrative Agent by Borrower.

2.02         Revolving Loans.

(a)          Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Revolving Loan Lender severally agrees to make Revolving Loans to Borrower at any time and from time to time after, but not including, the Closing Date to, but not including, the Maturity Date or, if earlier, the termination of the Revolving Loan Commitment pursuant to Section 2.20, with respect to the Revolving Loan Facility; provided, that after giving effect to each such Revolving Loan (i) the aggregate principal amount of such Revolving Loan Lender’s Revolving Loans shall not exceed its Revolving Loan Commitment and (ii) the Revolving Loan Exposure shall not exceed the Revolving Loan Commitments. Each request by Borrower for a Revolving Loan shall be deemed to be a representation by Borrower that it shall be in compliance with Section 4 after giving effect to the requested Revolving Loan. Within such limits of time and amount and subject to the other provisions of this Agreement, Borrower may borrow, repay and reborrow pursuant to this Section 2.02. Subject to Section 2.13 and Section 2.14, all amounts owed hereunder with respect to the Revolving Loans shall be paid in full no later than the Maturity Date.

(b)          Borrowing Mechanics for Revolving Loans.

(i)          Borrower may irrevocably request from the Revolving Loan Lenders a Borrowing under the Revolving Loan Commitment by delivering a Notice of Borrowing no later than 10:00 a.m. (Pacific time) (1) at least three (3) Business Days in advance of the proposed Funding Date with respect to a LIBOR Rate Loan and (2) at least one (1) Business Day prior to the proposed Funding Date with respect to a Base Rate Loan. Promptly upon receipt by Administrative Agent of such Notice of Borrowing, Administrative Agent shall notify each Lender of the proposed Borrowing.

(ii)         Each Revolving Loan Lender shall make its Revolving Loan available to Administrative Agent no later than 10:00 a.m. (Pacific time) on the applicable Funding Date, by wire transfer of same day funds in Dollars. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of all such Revolving Loans available to Borrower not later than 1:00 p.m. (Pacific time) on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from the Revolving Loan Lenders to be credited to the account of Borrower as identified in the Notice of Borrowing or as otherwise designated in writing to Administrative Agent by Borrower.

(c)          Administrative Agent is authorized to make Borrowings under this Agreement, based upon instructions received from a Senior Officer of Borrower or without instructions if in Administrative Agent’s discretion such Borrowings are necessary to meet Obligations which have become due and remain unpaid. Administrative Agent shall be entitled to rely on any telephonic notice given by a person who Administrative Agent reasonably believes to be a Senior Officer of Borrower, and Borrower shall indemnify and hold Administrative Agent harmless for any damages or loss suffered by Administrative Agent as a result of such reliance.

2.03         Letters of Credit.

(a)          Letters of Credit Sublimit.

(i)          Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, (1) Issuing Bank agrees, in reliance on the agreements of the Revolving Loan Lenders set forth in this Section 2.03, (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower or the other Loan Parties, and to amend or extend Letters of Credit previously issued by Issuing Bank, in accordance with Section 2.03(b); and (B) to honor drawings under the Letters of Credit; and (2) the Revolving Loan Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or the other Loan Parties and any drawings thereunder; provided that, after giving effect to any Letter of Credit Extension with respect to any Letter of Credit, (x) the Revolving Loan Exposure shall not exceed the Revolving Loan Commitment, (y) the Revolving Loan Exposure of any Lender shall not exceed such Lender’s Revolving Loan Commitment, and (z) the outstanding amount of the Letter of Credit Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the Letter of Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s and the other Loan Parties’ ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower and such other Loan Parties may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)          Issuing Bank shall not issue any Letter of Credit if:

(1)         subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Requisite Lenders have approved such expiry date; or

(2)         the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Loan Lenders have approved such expiry date.

(iii)         Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(1)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any Law applicable to Issuing Bank or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Issuing Bank in good faith deems material to it;

(2)         the issuance of such Letter of Credit would violate one (1) or more policies of Issuing Bank applicable to letters of credit generally;

(3)         except as otherwise agreed by Administrative Agent and Issuing Bank, such Letter of Credit is in an initial stated amount less than $5,000;

(4)         such Letter of Credit is to be denominated in a currency other than Dollars;

(5)         such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(6)         a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless Issuing Bank has entered into satisfactory arrangements with Borrower or such Lender to eliminate Issuing Bank’s risk or, in the case of a Defaulting Lender, its Fronting Exposure with respect to such Lender.

(iv)        Issuing Bank shall not amend any Letter of Credit if Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)         Issuing Bank shall not be under any obligation to amend any Letter of Credit if (1) Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (2) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)        Issuing Bank shall act on behalf of the Revolving Loan Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and Issuing Bank shall have all of the benefits and immunities (1) provided to Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included Issuing Bank with respect to such acts or omissions, and (2) as additionally provided herein with respect to Issuing Bank.

(b)          Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)          Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to Issuing Bank (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Senior Officer of Borrower. Such Letter of Credit Application must be received by Issuing Bank and Administrative Agent not later than 10:00 a.m. (Pacific time) at least two (2) Business Days (or such later date and time as Administrative Agent and Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to Issuing Bank: (1) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (2) the amount thereof; (3) the expiry date thereof; (4) the name and address of the beneficiary thereof; (5) the documents to be presented by such beneficiary in case of any drawing thereunder; (6) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (7) the purpose and nature of the requested Letter of Credit; and (8) such other matters as Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as Issuing Bank may reasonably require. Additionally, Borrower shall furnish to Issuing Bank and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as Issuing Bank or Administrative Agent may reasonably require.

(ii)         Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, Issuing Bank will provide Administrative Agent with a copy thereof. Unless Issuing Bank has received written notice from any Revolving Loan Lender, Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4 shall not then be satisfied, then, subject to the terms and conditions hereof, Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Loan Party) or enter into the applicable amendment, as the case may be, in each case in accordance with Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuing Bank a risk participation in such Letter of Credit in an amount equal to such Revolving Loan Lender’s Pro Rata Share of such Letter of Credit.

(iii)        If Borrower so requests in any applicable Letter of Credit Application, Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit Issuing Bank to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by Issuing Bank, Borrower shall not be required to make a specific request to Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Loan Lenders shall be deemed to have authorized (but may not require) Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that Issuing Bank shall not permit any such extension if (1) Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (2) it has received notice (which may be by telephone or in writing) on or before the day that is thirty (30) days before the Non-Extension Notice Date (1) from Administrative Agent that the Requisite Lenders have elected not to permit such extension or (2) from Administrative Agent, any Revolving Loan Lender or Borrower that one (1) or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing Issuing Bank not to permit such extension, or (3) from Borrower directing it, for any reason, not to permit such extension.

(iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, Issuing Bank will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)          Drawings and Reimbursements; Funding of Participations.

(i)          Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, Issuing Bank shall notify Borrower and Administrative Agent thereof. Not later than 10:00 a.m. (Pacific time) on the date of any payment by Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse Issuing Bank through Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse Issuing Bank by such time, Administrative Agent shall promptly notify each Revolving Loan Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Loan Lender’s Pro Rata Share of the amount of such Letter of Credit. In such event, Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the unutilized portion of the Revolving Loan Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Notice of Borrowing). Any notice given by Issuing Bank or Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)         Each Revolving Loan Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Administrative Agent for the account of the Issuing Bank in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (Pacific time) on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Loan Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to Issuing Bank.

(iii)        With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from Issuing Bank a Letter of Credit Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Loan Lender’s payment to Administrative Agent for the account of Issuing Bank pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)        Until each Revolving Loan Lender funds its Revolving Loan or Letter of Credit pursuant to this Section 2.03(c) to reimburse Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of Issuing Bank.

(v)         Each Revolving Loan Lender’s obligation to make Revolving Loans or Letter of Credit Advances to reimburse Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Issuing Bank, Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default, or (3) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Loan Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Notice of Borrowing). No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of Borrower to reimburse Issuing Bank for the amount of any payment made by Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)        If any Revolving Loan Lender fails to make available to Administrative Agent for the account of Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), Issuing Bank shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or Letter of Credit Advance in respect of the relevant Letter of Credit Borrowing, as the case may be. A certificate of Issuing Bank submitted to any Revolving Loan Lender (through Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)          Repayment of Participations.

(i)          At any time after Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Loan Lender such Lender’s Letter of Credit Advance in respect of such payment in accordance with Section 2.03(c), if Administrative Agent receives for the account of Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by Administrative Agent.

(ii)         If any payment received by Administrative Agent for the account of Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.08 (including pursuant to any settlement entered into by Issuing Bank in its discretion), each Revolving Loan Lender shall pay to Administrative Agent for the account of Issuing Bank its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)          Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)          any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)         the existence of any claim, counterclaim, set-off, defense or other right that Borrower or any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)        any payment by Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws; or

(v)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any other Loan Party.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify Issuing Bank. Borrower shall be conclusively deemed to have waived any such claim against Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)          Role of Issuing Bank. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, Issuing Bank shall not have any responsibility to obtain any document (other than any draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of Issuing Bank, Administrative Agent, any Administrative Agent-Related Persons nor any correspondent, participant or assignee of Issuing Bank shall be liable to any Lender, in the absence of gross negligence or willful misconduct, for (i) any action taken or omitted in connection herewith at the request or with the approval of Revolving Loan Lenders or Requisite Lenders, as applicable; or (ii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of Issuing Bank, Administrative Agent, any Administrative Agent-Related Persons nor any correspondent, participant or assignee of Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against Issuing Bank, and Issuing Bank may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by Issuing Bank’s willful misconduct or gross negligence or Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to Issuing Bank by the beneficiary of a draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)          Cash Collateral.

(i)          Upon the request of Administrative Agent, (1) if Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or if, as of the Maturity Date, any Letter of Credit Obligation for any reason remains outstanding, Borrower shall immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations; and (2) if there shall exist any Defaulting Lender that is a Revolving Loan Lender, Borrower shall immediately Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. Section 2.15 and Section 8.02 set forth certain additional requirements to deliver Cash Collateral hereunder.

(ii)         Borrower, and to the extent provided by any Defaulting Lender that is a Revolving Loan Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of Issuing Bank and the Lenders, a security interest in all such cash, Deposit Accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at EWB. If at any time Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than Administrative Agent or that the total amount of such funds is less than the aggregate outstanding amount of all Letter of Credit Obligations (or in the case of the above clause (i)(2), the Minimum Collateral Amount), Borrower will, forthwith upon demand by Administrative Agent, pay to Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (1) such aggregate outstanding amount (or in the case of the above clause (i)(2), the Minimum Collateral Amount) over (2) the total amount of funds, if any, then held as Cash Collateral that Administrative Agent determines to be free and clear of any such right and claim.

(iii)        Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral pursuant to the above clause (i)(1), such funds shall be applied, to the extent permitted under applicable Laws, to reimburse Issuing Bank. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral pursuant to the above clause (i)(2), such funds shall be applied, to the extent permitted under applicable Laws, to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)        Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure pursuant to the above clause (i)(2) shall no longer be required to be held as Cash Collateral pursuant to this Section 2.03(g) following (1) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (2) the determination by Administrative Agent and Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.18, the Person providing Cash Collateral and Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, and provided further that, to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(h)          Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i)          Letter of Credit Fees. Borrower shall pay (i) to Administrative Agent for the sole account of the Issuing Bank, a fronting fee calculated at the rate equal to the greater of (1) 0.15% per annum of the daily amount available to be drawn under each applicable Letter of Credit issued, extended, renewed, or increased by each applicable Issuing Bank, and (2) $500 per annum for each applicable Letter of Credit issued by each applicable Issuing Bank (“Fronting Fees”), and (ii) to Administrative Agent for the account of each Revolving Loan Lender in accordance with its Pro Rata Share for each Letter of Credit, an amount calculated at 5.00% per annum for the daily amount available to be drawn under such Letter of Credit (“Exposure Fees” and together with Fronting Fees, “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (A) due and payable in arrears on the last day of each fiscal quarter (or, if such day is not a Business Day, the next succeeding Business Day), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding anything to the contrary contained herein, upon the request of the Requisite Lenders, while any Event of Default exists, all outstanding Letter of Credit Fees shall accrue at the Default Rate.

(j)          Documentary and Processing Charges Payable to Issuing Bank. Borrower shall pay directly to Issuing Bank for its own account the customary documentation, presentation, amendment and other processing fees, and other standard costs and charges, of Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)          Conflict with Issuer Documents. In the event of any conflict between the terms hereof or any other Loan Document and the terms of Issuer Document, the terms hereof or of such other Loan Document shall control.

(l)          Letters of Credit Issued for Loan Parties. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, another Loan Party, Borrower shall be obligated to reimburse Issuing Bank hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Loan Parties inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Loan Parties.

(m)          Illegality. If, at any time, it becomes unlawful for Issuing Bank to comply with any of its obligations under any Letter of Credit (including, without limitation, as a result of any Sanctions), the obligations of Issuing Bank with respect to such Letter of Credit shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for Issuing Bank to comply with its obligations under such Letter of Credit, and Issuing Bank shall not be liable for any losses that Borrower, any other Loan Party may incur as a result.

2.04         Swingline Facility.

(a)          Making of Swingline Loans. Subject to the terms and conditions hereof, and relying on the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, Swingline Lender agrees to make Swingline Loans to Borrower at any time and from time to time after the Closing Date to, but not including, the Maturity Date or, if earlier, the termination of the Revolving Loan Commitment pursuant to Section 2.20, in an aggregate principal amount not to exceed the Swingline Commitment; provided, however, unless Borrower has complied with Section 2.19 with respect to the Swingline Lender’s Fronting Exposure, if at any time any Lender is a Defaulting Lender, the making of Swingline Loans shall be at the sole discretion of the Swingline Lender. On the terms and subject to the conditions hereof, Borrower may from time to time borrow, prepay and reborrow Swingline Loans. After giving effect to each Swingline Loan, (i) the Revolving Loan Exposure shall not exceed the Revolving Loan Commitments, (ii) the aggregate principal amount of such Revolving Loan Lender’s Revolving Loan Exposure shall not exceed such Revolving Loan Lender’s Revolving Loan Commitment and (iii) the outstanding amount of all Swingline Loans shall not exceed the Swingline Commitment. If at any time the aggregate principal balance of the Swingline Loans then outstanding exceeds the Swingline Commitment, Borrower shall be deemed to have requested a Revolving Loan Borrowing in the amount of the difference in the manner and pursuant to the terms of Section 2.04(b).

(b)          Demands and Repayments; Funding of Participations.

(i)          Any outstanding Swingline Loan shall be payable by Borrower not later than 10:00 a.m. (Pacific time) on the Swingline Payment Date applicable to such Swingline Loan in an amount equal to the outstanding principal balance and accrued but unpaid interest on such Swingline Loan. If Borrower fails to so repay the Swingline Lender, no Default shall exist hereunder as a result of such failure and the Swingline Lender shall promptly notify Administrative Agent who shall in turn promptly notify each Revolving Loan Lender of such failure to repay, the amount of the outstanding principal balance and accrued but unpaid interest (the “Unpaid Swingline Amount”), and the amount of such Revolving Loan Lender’s Pro Rata Share thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Swingline Payment Date in an amount equal to the Unpaid Swingline Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 4.02 (other than the delivery of a Notice of Borrowing) and provided that, after giving effect to such Borrowing, the Revolving Loan Exposure shall not exceed the Revolving Loan Commitments. Any notice given by the Swingline Lender or Administrative Agent pursuant to this Section 2.04(b)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)         Each Revolving Loan Lender shall upon any notice pursuant to Section 2.04(b)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) to Administrative Agent for the account of the Swingline Lender in an amount equal to its Pro Rata Share of the Unpaid Swingline Amount not later than 10:00 a.m. (Pacific time) on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.04(b)(iii), each Revolving Loan Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to the Swingline Lender.

(iii)        With respect to any Unpaid Swingline Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied (other than the delivery of a Notice of Borrowing) or for any other reason, a Default shall be existing hereunder as a result of such failure and Borrower shall be deemed to have incurred from the Swingline Lender a Swingline Repayment Borrowing in the amount of the Unpaid Swingline Amount that is not so refinanced, which Swingline Repayment Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Loan Lender’s payment to Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(b)(ii) shall be deemed payment in respect of its participation in such Swingline Repayment Borrowing and shall constitute a Swingline Advance from such Revolving Loan Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)        Until each Revolving Loan Lender funds its Revolving Loan or Swingline Advance pursuant to this Section 2.04(b) to reimburse the Swingline Lender for any Unpaid Swingline Amount, interest in respect of such Revolving Loan Lender’s Pro Rata Share of such amount shall be solely for the account of the Swingline Lender.

(v)         Each Revolving Loan Lender’s obligation to make Revolving Loans or Swingline Advances to reimburse the Swingline Lender for any Unpaid Swingline Amount, as contemplated by this Section 2.04(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Loan Lender may have against the Swingline Lender, Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default; or (3) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Loan Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(b) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Notice of Borrowing). No such making of a Swingline Advance shall relieve or otherwise impair the obligation of Borrower to repay the Swingline Lender for the outstanding principal balance of the Swingline Loan subject to the demand, together with interest as provided herein.

(vi)        If any Revolving Loan Lender fails to make available to Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Loan Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(ii), then, without limiting the other provisions of this Agreement, the Swingline Lender shall be entitled to recover from such Revolving Loan Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(vii)       At any time after the Swingline Lender has made a demand which has not been paid and has received from any Revolving Loan Lender such Revolving Loan Lender’s Swingline Advance in respect of such payment in accordance with this Section 2.04(b), if Administrative Agent receives for the account of the Swingline Lender any payment in respect of the related Unpaid Swingline Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolving Loan Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Swingline Advance was outstanding) in the same funds as those received by Administrative Agent.

(viii)      If any payment received by Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(b)(vii) is required to be returned under any of the circumstances described in Section 10.08, each Revolving Loan Lender shall pay to Administrative Agent for the account of the Swingline Lender its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Loan Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Loan Lenders under this clause (viii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(c)          Interest on Swingline Loans. All Swingline Loans shall accrue interest from the date made as a Base Rate Loan, at the Base Rate. Notwithstanding any other provision of this Agreement, prior to the Maturity Date, Borrower shall make all payments of principal and interest in respect of Swingline Loans directly to the Swingline Lender by such method and to such account or place as the Swingline Lender may from time to time designate in writing and the Swingline Lender shall make the funds of the Swingline Loans directly available to Borrower by such method and to such account or place as Borrower may from time to time designate in writing. To the extent that the Swingline Lender is not Administrative Agent, the Swingline Lender shall promptly provide to Administrative Agent such information as it shall reasonably request with respect to the Swingline Loans.

(d)          Borrowing Procedures. Each Borrowing of a Swingline Loan shall be made upon irrevocable notice by Borrower to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 10:00 a.m. (Pacific time) on the requested date of the proposed Borrowing. Each telephonic notice by Borrower pursuant to this Section 2.04(d) must be confirmed promptly by delivery to Administrative Agent of a Notice of Borrowing, appropriately completed and signed by a Senior Officer of Borrower. All Swingline Loans shall be made in a minimum amount of $50,000 and an integral multiple of $10,000 or, if less, in the unused amount of the Swingline Commitment. The proceeds of all Swingline Loans shall be used solely for the purposes described in Section 2.06 for Revolving Loans; provided that, no Swingline Loan shall be used to refinance any outstanding Swingline Loan.

2.05         Pro Rata Shares. Each Class of Loans shall be made, and all participations purchased, by Lenders of that Class simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender in such Class shall be responsible for any default by any other Lender in that Class in such other Lender’s obligation to make a Loan of that Class requested hereunder or purchase a participation required hereby nor shall any Loan Commitment of any Lender of a particular Class be increased or decreased as a result of a default by any other Lender in that Class in such other Lender’s obligation to make a Loan of that Class requested hereunder or purchase a participation required hereby.

2.06         Use of Proceeds.

(a)          The proceeds of the Term Loans shall be used by Borrower to (i) repay amounts outstanding under the Opus Credit Agreement, (ii) pay fees and expenses associated with (x) this Agreement and (y) the repayment of the Opus Credit Agreement and, (iii) pay fees and expenses associated with the amendments to the Praesidian Facility being entered into on the Closing Date, (iv) partially fund the Acquisition of the Target Company, (v) pay fees and expenses associated with the Acquisition of the Target Company and (vi) pay fees and expenses associated with the equity issuance of Parent to the seller of the Target Company pursuant to the Target Acquisition Agreement.

(b)          The proceeds of the Revolving Loans and the Revolving Loan Facility shall be used by Borrower for general corporate purposes; provided however, such proceeds shall not be used in connection with any of the uses identified in clauses (a) or (b) of this Section 2.06.

2.07         Evidence of Debt; Register; Lenders’ Books and Records.

(a)          Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of Borrower to such Lender, including the amounts of the Class of Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be prima facie evidence of the matters set forth therein, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loan; and provided further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)          Notes. The obligation of Borrower to repay the aggregate unpaid principal amount of the Revolving Loans, Term Loans, and Swingline Loans made to Borrower by each Lender, together with interest thereon, shall, at the request of the applicable Lender, be evidenced by a Revolving Loan Note, a Term Loan Note, and a Swingline Loan Note, as the case may be, dated the Closing Date, the effective date, or the date of such request, as applicable, payable to the order of such Lender in a face amount equal to the Revolving Loan Commitment, Term Loan Commitment, and the Swingline Commitment, as applicable, of such Lender. Borrower hereby unconditionally promises to pay, to the order of each of the Lenders, Administrative Agent and Issuing Bank, as applicable, the Loans and other Obligations as provided in this Agreement and the other Loan Documents.

2.08         Interest on Loans.

(a)          Except as otherwise set forth herein, each Class of Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)          if a Base Rate Loan, at the Base Rate plus two percent (2.00%) per annum;

or

(ii)         if a LIBOR Rate Loan, at the LIBOR Rate plus five percent (5.00%) per annum.

(b)          The basis for determining the rate of interest with respect to any Class of Loans, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Borrower for the Term Loan or Revolving Loans, and, in each case, notified to Administrative Agent and the applicable Class of Lenders pursuant to the applicable Notice of Borrowing or Conversion/Continuation Notice, as the case may be. If on any day a Loan of a particular Class is outstanding with respect to which a Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan shall be a Base Rate Loan until such date that a Conversion/Continuation Notice is delivered by Borrower pursuant to and in accordance with Section 2.09.

(c)          In connection with LIBOR Rate Loans there shall be no more than six (6) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Notice of Borrowing or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Notice of Borrowing or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. (Pacific time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and the applicable Class of Lenders.

(d)          Interest payable pursuant to Section 2.08(a)(i) shall be computed on the basis of a 365-day year (or 366- day year, as the case may be), and interest payable pursuant to Section 2.08(a)(ii) shall be computed on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan of a particular Class, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e)          Except as otherwise set forth herein, interest on each Loan of a particular Class shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Class; (ii) upon any prepayment of the Loans of that Class, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

2.09         Conversion/Continuation.

(a)          Subject to Section 3.04 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i)          to convert at any time all or any part of any Loan of the applicable Class equal to $500,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Borrower shall pay all amounts due under Section 3.04 in connection with any such conversion; or

(ii)         upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan of such Class equal to $500,000 and integral multiples of $50,000 in excess of that amount as a LIBOR Rate Loan.

(b)          Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (Pacific time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.10         Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Classes of Loans outstanding and, to the extent permitted by applicable Law, any interest payments on all Classes of Loans and any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the applicable Bankruptcy Code or other applicable Debtor Relief Laws) payable on demand at the Default Rate; provided, any LIBOR Rate Loans shall be converted to Base Rate Loans at the election of Administrative Agent at any time after the occurrence of such Event of Default (irrespective of whether the Interest Period in effect at the time of such conversion has expired) and thereupon shall become Base Rate Loans and shall thereafter bear interest payable upon demand at the Default Rate. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent, any Lender, Swingline Lender or Issuing Bank.

2.11         Fees.

(a)          Unused Commitment Fees. Borrower agrees to pay to Administrative Agent:

(i)          accruing from the Closing Date until the Maturity Date, for the account of each Revolving Loan Lender according to its Pro Rata Share, a nonrefundable unused Revolving Loan Commitment fee (each a “Revolving Loan Facility Unused Commitment Fee”) at a rate per annum equal to the Revolving Loan Commitment Fee Rate (computed on the basis of a year of 360 days and actual days elapsed) multiplied by the average daily result during the relevant fiscal quarter of (1) the aggregate Revolving Loan Commitments minus (2) the aggregate Revolving Loan Exposure; provided, however, that any Revolving Loan Facility Unused Commitment Fee accrued with respect to the Revolving Loan Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Revolving Loan Facility Unused Commitment Fee shall otherwise have been due and payable by Borrower prior to such time; and provided further that no Revolving Loan Facility Unused Commitment Fee shall accrue with respect to the Revolving Loan Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the provisos in the directly preceding sentence, all Revolving Loan Facility Unused Commitment Fees shall be payable quarterly in arrears on the last Business Day of each fiscal quarter and on the Maturity Date.

(ii)         [Reserved].

(b)          Other Fees. Borrower agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon in the Fee Schedule provided in the Commitment Letter.

2.12         Scheduled Payments.

(a)          Commencing with the calendar month ending January 31, 2017, and continuing on the last Business Day of each calendar month thereafter through the Maturity Date, the Term Loans shall be repaid by Borrower in consecutive monthly installments (each, an “Installment”), (i), during the calendar year ending December 31, 2017, of $270,833.33 and (ii), during the calendar year ending December 31, 2018 and thereafter, of $541,666.67.

Notwithstanding the foregoing, (1) such Installment shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Section 2.13 and Section 2.14, as applicable; and (2) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

(b)          The Revolving Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

2.13         Voluntary Prepayments.

(a)          Any time and from time to time without premium or penalty (but subject to Section 3.04(c)):

(i)          with respect to Base Rate Loans, Borrower may prepay any Loans of the applicable Class on any Business Day in whole or in part, in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount (or such lesser amount as may be the aggregate outstanding amount of such Term Loans); and

(ii)         with respect to LIBOR Rate Loans, Borrower may prepay any Loans of the applicable Class on any Business Day in whole or in part (together with any amounts due pursuant to Section 3.04(c)) in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount (or such lesser amount as may be the aggregate outstanding amount of such Loans).

(b)          All such prepayments shall be made upon not less than one (1) Business Day prior written or telephonic notice, in the case of Base Rate Loans, and three (3) Business Days’ prior written or telephonic notice, in the case of LIBOR Rate Loans, in each case pursuant to a prepayment notice (the “Prepayment Notice”), substantially in the form of Exhibit C hereto, and given by Borrower to Administrative Agent by 10:00 a.m. (Pacific time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Loans by facsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans of the applicable Class specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as Borrower may elect; provided that, (i) if Borrower elects to apply any voluntary prepayment to the Term Loans, the same shall be applied in accordance with the first and second item of Section 2.15(a), (ii) if Borrower fails to make an election regarding the application of such voluntary prepayment, the same shall be applied as specified in Section 2.15 and (iii) all prepayments shall be accompanied by (1) any amounts due pursuant to Section 3.04(c) and (2) any accrued and unpaid interest upon the principal amount of such prepayment (provided that, Administrative Agent may elect in its sole discretion to cause such amounts and interest payments to be due and payable on the earlier of (A) the Interest Payment Date immediately following such prepayment and (B) upon five (5) Business Days’ written notice from the Administrative Agent).

2.14         Mandatory Prepayments.

(a)          Asset Sales. Promptly, but no later than five (5) Business Days following the date of receipt by any Loan Party or any of its Subsidiaries of any Net Asset Sale Proceeds (or on the 361st day if the first proviso hereto applies), Borrower shall prepay (and/or cash collateralize) the Obligations as set forth in Section 2.15 in an aggregate amount equal to such Net Asset Sales Proceeds; provided that, so long as no Default or Event of Default has occurred and is continuing, the Loan Parties shall have the option, directly or through one or more of their Subsidiaries, to invest any Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in assets used or useful in the business of the Loan Parties (other than Parent), if such assets are purchased or constructed within three hundred sixty (360) days following receipt of such Net Asset Sale Proceed; provided, further, pending any such investment, all such Net Asset Sale Proceeds shall be invested in Cash or Cash Equivalents and deposited in an account at EWB and held therein until such time as such Net Asset Sales Proceeds are applied in payment of such investment. In the event that the Asset Sale Reinvestment Amounts are not reinvested by the Loan Parties, prior to the earlier of (i) the last day of such three hundred sixty (360) day period and (ii) the date of the occurrence of a Default or an Event of Default, Administrative Agent shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.15.

(b)          Insurance/Condemnation Proceeds. Promptly, but no later than five (5) Business Days following the date of receipt by any Loan Party or any of its Subsidiaries, or Administrative Agent as loss payee or lenders loss payee, of any Net Insurance/Condemnation Proceeds (or on the 181st day if the first proviso hereto applies) in excess of (A) $250,000 in the aggregate received in any fiscal year through the applicable date of determination with respect to any loss covered by a casualty insurance policy and (B) $500,000 with respect to any transaction or series of related transactions and less than $1,000,000 in the aggregate during any fiscal year with respect to any sales or other Dispositions as a result of the taking of any assets of any Loan Party or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, Borrower shall prepay (and/or cash collateralize) the Obligations as set forth in Section 2.15 in an aggregate amount equal to such excess; provided that so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, Borrower shall have the option, directly or through one (1) or more of their Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof in assets used or useful in the business of the Loan Parties (other than Parent), which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, further, pending any such investment, all such Net Insurance/Condemnation Proceeds shall be invested in Cash or Cash Equivalents and deposited in an account at EWB and held therein until such time as such Net Insurance/Condemnation Proceeds are applied in payment of such investment. In the event that any Net Insurance/Condemnation Proceeds are not reinvested by the Loan Parties prior to the earlier of (i) the last day of such one hundred eighty (180) day period, and (ii) the date of the occurrence of a Default or an Event of Default, Administrative Agent shall apply such Net Insurance/Condemnation Proceeds to the Obligations as set forth in Section 2.15.

(c)          Issuance of Debt. On the date of receipt by any Loan Party or any of its Subsidiaries of any cash proceeds from the incurrence of any Indebtedness of any Loan Party or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 7.07), Borrower shall prepay (and/or cash collateralize) the Obligations as set forth in Section 2.15 in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including Attorney Costs.

(d)          Issuance of Equity Securities. On the date of receipt by any Loan Party or any of its Subsidiaries of any cash proceeds from the issuance of any Equity Security by any Loan Party or any of its Subsidiaries, Borrower shall prepay (and/or cash collateralize) the Obligations as set forth in Section 2.15 in an aggregate amount equal to 100% of such proceeds, net of commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including Attorney Costs; provided that, so long as no Default or Event of Default shall have occurred and be continuing, such prepayment shall not apply to cash proceeds of any issuance of Equity Securities by Parent during the fiscal year ending on December 31, 2016 and shall apply only to cash proceeds in excess of $4,000,000 in any fiscal year during the fiscal year ending December 31, 2017 and thereafter.

(e)          Excess Cash Flow. In the event that there shall be Excess Cash Flow for any fiscal year of Borrower (commencing with the fiscal year of Borrower ended December 31, 2017), Borrower shall, no later than the earlier of (i) one hundred (100) days after the end of such fiscal year and (ii) the date of delivery by Borrower of the financial statements described in Section 6.01(a), prepay (and/or cash collateralize) the Obligations as set forth in Section 2.15 in an aggregate amount equal to (1) seventy-five percent (75%) of such Excess Cash Flow for such fiscal year if the Total Leverage Ratio, measured for such fiscal year before giving effect to such payment of Excess Cash Flow, is greater than 4.00:1.00 or (2) fifty percent (50%) of such Excess Cash Flow for such fiscal year if the Total Leverage Ratio, measured for such fiscal year before giving effect to such payment of Excess Cash Flow, is less than or equal to 4.00:1.00.

(f)          Prepayment Certificate. Concurrently with any prepayment of the applicable Class of Loans pursuant to Section 2.14(a) through Section 2.14(e) and Section 2.14(g), Borrower shall deliver to Administrative Agent a certificate of an authorized officer of Borrower demonstrating the calculation of the amount of Net Asset Sales Proceeds, Net Insurance/Condemnation Proceeds, Excess Cash Flow, damages, refund, other payment and compensation or gross equity proceeds owing to the applicable Class of Lenders under, if any. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the applicable Class of Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of a Senior Officer of Borrower demonstrating the derivation of such excess.

(g)          Overadvance. If the Revolving Loan Exposure at any time exceeds the Revolving Loan Commitments, Borrower shall prepay the Revolving Loans (or Cash Collateralize Letter of Credit Obligations, if prepayment in full of the Revolving Loans is not sufficient) in such amounts as shall be necessary so that Revolving Loan Exposure does not exceed the Revolving Loan Commitment.

2.15         Application of Prepayments.

(a)          Prepayments. So long as no Event of Default has occurred and is continuing, each mandatory prepayment pursuant to Section 2.14 shall be applied as follows:

first, to the payment of any Obligations due pursuant to Section 3.04(c) and to the payment of all accrued and unpaid interest upon the principal amount of each such mandatory prepayment on a pro rata basis (provided that, Administrative Agent may elect in its sole discretion to not apply such mandatory prepayment to the payments described in this item first in which case such payments will be due and payable on the earlier of (i) the Interest Payment Date immediately following the application of such mandatory prepayment pursuant to this Section 2.15 and (ii) upon five (5) Business Days’ written notice from Administrative Agent);

second, except with respect to prepayments made pursuant to Section 2.14(g), to the prepayment of the outstanding principal amount of all Term Loans on a pro rata basis (with the amount of such prepayment of Term Loans being applied to the remaining Installments in inverse order of maturity), subject to the application of Section 2.15(b);

third, to the prepayment of all outstanding Swingline Loans (with no permanent reduction in Revolving Loan Commitments) on a pro rata basis, subject to the application of Section 2.15(b);

fourth, to the prepayment of all outstanding Revolving Loans (with no permanent reduction in Revolving Loan Commitments) on a pro rata basis, subject to the application of Section 2.15(b);

fifth, to Cash Collateralize the Letter of Credit Obligations;

sixth, to cash collateralize Secured Hedging Obligations entered into by Borrower with respect to any Class of Loans on a pro rata basis, pursuant to an arrangement satisfactory to Administrative Agent and the applicable Secured Parties;

seventh, to cash collateralize Secured Hedging Obligations not described in item fifth above, on a pro rata basis, pursuant to an arrangement satisfactory to Administrative Agent and the applicable Secured Parties;

eight, to cash collateralize Obligations pursuant to a Secured Treasury Management Agreement, on a pro rata basis, pursuant to an arrangement satisfactory to Administrative Agent and the applicable Secured Parties;

ninth, to any other Obligation that is due and payable; and

tenth, any amount remaining may be retained by Borrower.

(b)          Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans; Accompanying Amounts and Interest. Considering each Class of Loans being prepaid separately, any prepayment of the Swingline Loans, Revolving Loans or Term Loans shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 3.04(c). All prepayments shall be accompanied by (i) any amounts owed pursuant to Section 3.04(c) and (ii) any accrued and unpaid interest upon the principal amount of such prepayment (provided that, Administrative Agent may elect in its sole discretion to cause such amounts and interest payments to be due and payable on the earlier of (1) the Interest Payment Date immediately following such prepayment and (2) demand by Administrative Agent).

2.16         General Provisions Regarding Payments.

(a)          All payments by Borrower of principal, interest, fees and other Obligations of the applicable Class shall be made in Dollars in immediately available funds, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of the applicable Class of Lenders, not later than 12:00 p.m. (Pacific time) on the date due via wire transfer of immediately available funds to such account as Administrative Agent may designate from time to time; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next Business Day.

(b)          All payments in respect of the principal amount of any Loan of a particular Class shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)          Administrative Agent shall promptly distribute to each Lender of the applicable Class at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)          Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)          Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)          Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (Pacific time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower for payments and each Lender of the applicable Class (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g)          Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01(b), Section 2.02(b) and Section 2.04(b), as applicable, and may, in reliance upon such assumption, make available to Borrower a corresponding amount on such date. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to LIBOR Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(h)          Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or Issuing Bank hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

2.17         Ratable Sharing. Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans of a particular Class made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the applicable Bankruptcy Code or other Debtor Relief Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents for any Class of Loans (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender holding the same Class of Loans in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender holding the same Class of Loans of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders holding the same Class of Loans so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders holding the same Class of Loans in proportion to the Aggregate Amounts Due to them; provided, (i) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest; and (ii) the provisions of this Section 2.17 shall not be construed to apply to (1) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or its participations to any assignee or participant. Each Loan Party expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise against each Loan Party any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by any Loan Party to that holder with respect thereto as fully as if that holder were a direct creditor of each Loan Party in the amount of the participation held by that holder.

2.18         Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.21 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19; fourth, to Cash Collateralize the Swingline Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19; fifth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; sixth, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to (1) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (2) Cash Collateralize Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19; seventh, to the payment of any amounts owing to the Lenders, Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans, Letter of Credit Advances or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, or Letter of Credit Advances or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Advances or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facility without giving effect to Section 2.18(a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(1)         No Defaulting Lender shall be entitled to receive any Revolving Loan Facility Unused Commitment Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)         Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.

(3)         With respect to any Revolving Loan Facility Unused Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, Borrower shall (A) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (B) pay to Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (C) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (1) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (2) such reallocation does not cause any Non-Defaulting Lender’s Pro Rata Share of the Revolving Loan Exposure to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral; Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (1) first, prepay the Swingline Obligations, (2) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.19, and (3) third, Cash Collateralize the Swingline Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.19.

(vi)        Defaulting Lender Cure. If Borrower, Administrative Agent, Issuing Bank and Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(vii)       New Swingline Loans/ Letters of Credit. So long as any Lender is a Defaulting Lender (1) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (2) Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.19         Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or Issuing Bank (with a copy to Administrative Agent), Borrower shall Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)          Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a First Priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)          Application. Notwithstanding anything to the contrary contained in this Agreement, (i) Cash Collateral provided under this Section 2.19 or Section 2.18 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein and (ii) Cash Collateral provided under this Section 2.19 or Section 2.18 in respect of Swingline Obligations or the Swingline Lender’s Fronting Exposure shall be held and applied in satisfaction of the Swingline Obligations, obligations to fund participations therein (including as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)          Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Administrative Agent and Issuing Bank and/or Swingline Lender, as the case may be, that there exists excess Cash Collateral; provided that, subject to Section 2.18, (1) any such release shall be without prejudice to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (2) the Person providing Cash Collateral and Issuing Bank and Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral remains subject to the security interests granted pursuant to the Loan Documents.

2.20         Termination and Reduction of Revolving Loan Commitment.

Borrower may, upon irrevocable notice to Administrative Agent, terminate the Revolving Loan Commitments or from time to time permanently reduce the Revolving Loan Commitments; provided that (a) any such notice shall be received by Administrative Agent not later than 2:00 p.m. (Pacific time) three (3) Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $250,000 or any whole multiple of $50,000 in excess thereof, (c) Borrower shall not terminate or reduce the Revolving Loan Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the outstanding amount of all Revolving Loans would exceed the Revolving Loan Commitments, and (d) if, after giving effect to any reduction or termination of the Revolving Loan Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Loan Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify the Revolving Loan Lenders of any such notice of termination or reduction of the Revolving Loan Commitments. Any reduction of the Revolving Loan Commitments shall be applied to the Revolving Loan Commitment of each Revolving Loan Lender, in each case, according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Revolving Loan Commitments shall be paid on the effective date of such termination.

SECTION 3

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.

(a)          Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all interest, additions to tax, penalties or other liabilities with respect thereto (“Taxes”), excluding the following (collectively, “Excluded Taxes”): (i) franchise Taxes and Taxes imposed or measured by Administrative Agent’s or Lender’s (as the case may be) overall net income, that are imposed on it by the jurisdiction (or any political subdivision thereof) (1) under the Laws of which Administrative Agent or Lender (as the case may be) is organized or maintains a lending office, or (2) with which Administrative Agent or such Lender otherwise has a present or former connection (other than any such connection arising solely from Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (ii) any branch profits Tax imposed by the United States or any similar Tax imposed by another jurisdiction in which Borrower is located; (iii) any Taxes that are attributable to Administrative Agent’s or such Lender’s failure or inability to comply with Section 3.01(f) below; (iv) United States withholding Taxes required to be imposed on amounts payable to Administrative Agent or any Lender pursuant to the Laws in force at the time Administrative Agent or such Lender becomes a party to this Agreement, except, if Lender designates a new lending office or becomes a party to this Agreement pursuant to an assignment, withholding Taxes shall not be Excluded Taxes to the extent that such Taxes were not Excluded Taxes with respect to Lender or its assignor, as the case may be, immediately before such designation of a new lending office or assignment; and (v) United States withholding Taxes imposed by FATCA. If Borrower is required by any Law to deduct any Taxes other than Excluded Taxes (“Indemnified Taxes”) from or in respect of any sum payable under any Loan Document to Lender, (1) the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made, (2) Borrower shall make such deductions, (3) Borrower shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (4) as soon as possible, but in any event within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent or such Lender the original or a certified copy of a receipt issued by such taxation or other authority evidencing payment thereof.

(b)          In addition, Borrower agrees to pay any and all present or future stamp, excise, court, or documentary Taxes, charges or similar levies, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, other than Taxes that are imposed with respect to an assignment and that are imposed as a result of a pre-existing connection between Administrative Agent or Lender and the jurisdiction imposing the Tax (other than any such pre-existing relationship arising solely from the Opus Credit Agreement) (such Taxes that Borrower agrees to pay hereinafter referred to as “Other Taxes”).

(c)          If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to Lender, Borrower shall also pay to Administrative Agent (for payment to the applicable Lender), at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in United States (federal and state) Taxes imposed on or measured by net income, and taking into account any foreign tax credits available under Sections 901 through 903 of the Code or similar credit or exemption under a similar state law attributable to Borrower’s payment of such Indemnified Taxes) such Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made. A certificate that such Lender delivers to Borrower as to any such additional amount shall be conclusive absent manifest error.

(d)          Without duplication of any amounts payable under clauses (a), (b) or (c) above, Borrower agrees to indemnify, defend and hold Administrative Agent and each Lender harmless for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) payable or paid by Administrative Agent and/or such Lender; and (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Borrower shall make payment under this subsection (d) as soon as practicable after the date Administrative Agent or Lender makes a demand therefor.

(e)          Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this subsection (e).

(f)          Each Lender, on or prior to the date on which such Lender becomes a Lender under this Agreement, and from time to time thereafter if reasonably requested in writing by Borrower, shall provide Borrower with (i) if such Lender is not a “United States Person” as that term is defined in Section 7701(a)(30) of the Code (“U.S. Person”) (a “Non- U.S. Lender”), a complete and properly executed IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (including all required accompanying information), as appropriate, or any successor form prescribed by the IRS (including a United States taxpayer identification number), certifying that such Non-U.S. Lender is entitled to benefits under an income Tax treaty to which the United States is a party that reduces the rate of withholding Tax on payments of interest, certifying that such Non-U.S. Lender is eligible for the “portfolio interest exemption” or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (ii) if Lender is a U.S. Person, an IRS Form W-9 or any successor form prescribed by the IRS. If a payment made by Borrower to Lender or Administrative Agent would be subject to U.S. federal withholding Tax imposed by FATCA if such person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such person shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Administrative Agent has complied with such Lender’s or Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. In addition, each Lender will (1) take all actions reasonably requested in good faith by Borrower in writing that are consistent with applicable legal and regulatory restrictions to claim any available reductions or exemptions from Indemnified Taxes or Other Taxes and (2) otherwise cooperate with Borrower to minimize any amounts payable by Borrower under this Section 3.01; provided that, in each case, any out-of-pocket cost relating directly to such action or cooperation requested by Borrower shall be borne solely by Borrower, and no Lender shall be required to take any action that it determines in its sole good faith discretion may be adverse in any non de minimis respect to it and not indemnified to its satisfaction.

(g)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02        Increased Costs; Capital Requirements.

(a)          Compensation For Increased Costs. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or Issuing Bank or Swingline Lender;

(ii)         subject any Recipient to any Taxes (other than (1) Indemnified Taxes, (2) Taxes described in clauses (ii) through (v) of the definition of “Excluded Taxes” and (3) Connection Income Taxes) on its loans, loan principal, commitments, letters of credit or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender, Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Class of Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan of that Class, or to increase the cost to such Lender, Issuing Bank or such other Recipient of participating in, issuing, entering or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue or enter into any Letter of Credit) or of maintaining its obligation to make any such Loan in such Class, or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or such other Recipient, Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements; Certificates for Reimbursement; Delay in Requests.

(i)          Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender, Issuing Bank or any lending office of such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Class of Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(ii)         Certificates for Reimbursement. A certificate of a Lender or Issuing Bank (A) setting forth in reasonable detail the additional amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in this Section 3 and delivered to Borrower shall be conclusive absent manifest error and (B) certifying that Lender or Issuing Bank, as the case may be, is generally taking comparable action with respect to its other borrowers in similar circumstances. Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(iii)        Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to Section 3.02(a) or Section 3.02(b)(i) shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to Section 3.02(a) or Section 3.02(b)(i) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03         Mitigation of Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.02(a) or Section 3.02(b), or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.02(a), Section 3.02(b) or Section 3.01, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 3.02(a) or Section 3.02(b), or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.03(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.02(a), Section 3.02(b) or Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if any other Lender accepts such assignment); provided that:

(i)          Borrower or such Eligible Assignee shall have paid to Administrative Agent the assignment fee specified in Section 10.04;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations in Letter of Credit Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04(c)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)        in the case of any assignment resulting from a claim for compensation under Section 3.02(a) or Section 3.02(b) or payments required to be made pursuant to Section 3.03, such assignment will result in a reduction in such compensation or payments thereof;

(iv)        such assignment does not conflict with applicable Law; and

(v)         in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

3.04         Making or Maintaining LIBOR Rate Loans.

(a)          Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties absent manifest error), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of “LIBOR Rate”, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans of the applicable Class may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Borrower and the Lenders of that Class that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Conversion/Continuation Notice given by Borrower with respect to the applicable Class of Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower, as the case may be. Administrative Agent shall promptly notify Borrower and the Lenders when the circumstances giving rise to a notice pursuant to this Section 3.04(a) no longer exist.

(b)          Illegality or Impracticability of LIBOR Rate Loans. In the event that (i) any Lender shall determine (which determination shall be final and conclusive and binding upon all parties absent manifest error, but shall be made only after consultation with Borrower) that the making, maintaining or continuation of its LIBOR Rate Loans (1) has become unlawful or impossible as a result of a Change in Law or as a result of compliance by such Lender in good faith with any Law (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of Law even though the failure to comply therewith would not be unlawful) or (2) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market or (ii) any Lender shall have determined that LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Rate Loan, then, and in any such event, any such affected Lender shall be an “Affected Lender” and it shall give notice (by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Upon receipt of such notice by Borrower, (A) the obligation of the Affected Lender to make Loans of the affected Class as, or to convert Loans of the affected Class to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (B) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (C) unless and until such notice shall be withdrawn by the Affected Lender, such Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by Law, and (D) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding anything herein to the contrary, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 3.04(c), to rescind such Notice of Borrowing or Conversion/Continuation Notice as to all Lenders of the affected Class by giving notice (by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender of such affected Class). Except as provided in the immediately preceding sentence, nothing in this Section 3.04(b) shall affect the obligation of any Lender of a particular Class other than an Affected Lender to make or maintain Loans of that Class as, or to convert Loans of that Class to, LIBOR Rate Loans in accordance with the terms hereof. Any Affected Lender shall promptly notify Borrower and Administrative Agent when the circumstances giving rise to a notice pursuant to this Section 3.04(b) no longer exist.

(c)          Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds and including loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a Borrowing of any such LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for Borrowing, or a conversion to or continuation of any such LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to such LIBOR Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (iii) if any prepayment of any of its LIBOR Rate Loans are not made on any date specified in a notice of prepayment given by Borrower; or (iv) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period thereof as a result of a request by Borrower pursuant to Section 3.03.

(d)          Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)          Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 3.04 and under Section 3.02 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the “LIBOR Rate” in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.04 and under Section 3.02.

3.05         Matters Applicable to all Requests for Compensation. Administrative Agent, or any Lender, if claiming compensation under this Section 3, shall deliver to Borrower a certificate (i) setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive absent manifest error and (ii) certifying that Administrative Agent, or Lender, as applicable, is generally taking comparable action with respect to its other borrowers in similar circumstances. In determining such amount, Lenders may use any reasonable averaging and attribution methods.

3.06         Survival. Each party’s obligations under this Section 3 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction, discharge or cash collateralization of all Obligations under any Loan Document.

SECTION 4

CONDITIONS PRECEDENT

4.01         Conditions of Effectiveness. Subject to Section 6.19, the effectiveness of this Agreement is subject to satisfaction or waiver by Administrative Agent of the following conditions precedent immediately prior to or concurrently with the making of any Loans or Letter of Credit Extensions hereunder:

(a)          Unless waived by Administrative Agent and Lenders, Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles, including pdfs or similar electronic transmission (followed promptly by originals) unless otherwise specified, each properly executed by a Senior Officer of Borrower or the applicable Guarantor (including the Target Company), each dated on, or in the case of third-party certificates, dated on or as of a recent date before, the Closing Date and each in form and substance satisfactory to Administrative Agent, each Lender and their legal counsel:

(i)          executed counterparts of the Loan Documents;

(ii)         executed original counterparts of each Subordination Agreement, each in form and substance satisfactory to Administrative Agent;

(iii)        modifications to Subordinated Debt in form and substance acceptable to Administrative Agent in its sole discretion, including necessary consents to consummate the transactions contemplated by this Agreement;

(iv)        amendments to the existing UCC financing statements of the Subordinated Praesidian Agent as described in the Praesidian Subordination Agreement;

(v)         amendments to the Organization Documents of the Loan Parties in form and content reasonably acceptable to Administrative Agent;

(vi)        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Senior Officers of Borrower and each Guarantor, as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Senior Officer thereof authorized to act as a Senior Officer thereof;

(vii)       such evidence as Administrative Agent and any Lender may reasonably require to verify that Borrower and each Guarantor is duly organized or formed, validly existing, in good standing and qualified to engage in business in Borrower’s or such Guarantor’s jurisdiction of organization and in each foreign jurisdiction in which Borrower or such Guarantor is required to be qualified, including copies of Borrower’s and each Guarantor’s Organization Documents certified by the corporate Secretary, certificates of good standing and/or qualification to engage in business and, if requested by Administrative Agent, tax clearance certificates;

(viii)      a Perfection Certificate signed by a Senior Officer of the Loan Parties;

(ix)         a certificate signed by a Senior Officer of Borrower certifying that (1) the representations and warranties made by each Loan Party in the Loan Documents are true and correct on and as of the Closing Date (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date), (2) each Loan Party is in compliance with all the terms and provisions of the Loan Documents to which it is a party, and no Default or Event of Default shall have occurred and be continuing, (3) since December 31, 2015, there has been no event or circumstance which has or has had a Material Adverse Effect; and (4) a pro forma calculation of the Total Leverage Ratio of less than 4.50x, Senior Leverage Ratio of less than 3.00x, Adjusted EBITDA of the Parent on a Consolidated Basis of not less than $15,630,000, and Adjusted EBITDA of Borrower on a Consolidated Basis of not less than $19,130,000 (in each case giving effect to the Target Transaction and the funding of the Term Loans on the Closing Date);

(x)          an opinion of Kelley Drye & Warren LLP, Morgan Lewis & Bockius LLP, Keating Muething & Klekamp PLL and Bilzin Sumberg Baena Price & Axelrod LLP, each legal counsels to the Loan Parties, as to matters Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance satisfactory to Administrative Agent;

(xi)         Loan Parties shall have received all Governmental Authorizations and all Consents, in each case that are necessary in connection with the entry into, consummation and performance of the transactions contemplated by the Loan Documents and the Acquisition of the Target Company and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents and the Acquisition of the Target Company and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired;

(xii)        Administrative Agent and the Lenders shall have received all documentation and other information required by such institution or its bank regulatory authorities under Sanctions, Anti-Terrorism Laws, Anti-Corruption Laws and other Laws, including the USA PATRIOT Act;

(xiii)       evidence, reasonably satisfactory to Administrative Agent, that Borrower has completed, or concurrently with the making of the initial extension of credit will complete, the Target Transaction in accordance with the terms of the Target Acquisition Documents (without any material amendment thereto or waiver thereunder unless consented to by Administrative Agent). Administrative Agent shall have received a copy of the Target Acquisition Agreement and all supplements, amendments, installments, documents and agreements related thereto, certified by a Senior Officer, dated the Closing Date, as correct and complete;

(xiv)      evidence reasonably satisfactory to Administrative Agent that the sum of the aggregate purchase price under the Target Transaction is not in excess of $28,000,000;

(xv)       evidence that at least $5,000,000 of the purchase price of the Target Company under the Target Acquisition Agreement has been or is being satisfied by the issuance of Equity Securities by Parent to the seller of the Target Company concurrent with the consummation of the Acquisition of the Target Company;

(xvi)      receipt of certificates of insurance required to be maintained under Section 6.09, from insurance carriers acceptable to Administrative Agent, which certificates of insurance are in such forms and evidence such amounts of insurance coverage and deductibles acceptable to Administrative Agent pursuant to insurance policies with additional insured and lender loss payable clauses in favor of Administrative Agent and the Lenders;

(xvii)     receipt of a copy of the representations and warranty insurance in favor of Borrower, from an insurance carrier acceptable to Administrative Agent, which policy of insurance is in such forms and evidences such amounts of insurance coverage and deductibles acceptable to Administrative Agent;

(xviii)    the Target Quality of Earnings Report, in form and substance reasonably acceptable to Administrative Agent and the Lenders in all respects;

(xix)       confirmation of the satisfactory completion of each Lender’s due diligence, including satisfactory completion by Administrative Agent of results (satisfactory in form and substance to Administrative Agent and Requisite Lenders) of all due diligence items requested and reviewed in connection with the Target Transaction and the Target Acquisition Agreement and related documents; and

(xx)        such other assurances, certificates, documents, consents or opinions as Administrative Agent reasonably may require.

(b)          All fees (including fees required to be paid on or before the Closing Date as specified in the Commitment Letter) shall have been paid.

(c)          Unless waived by Administrative Agent, Borrower shall have paid all Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent).

(d)          Each of the conditions in Section 4.01 and Section 4.02 have been satisfied.

4.02         Conditions to Each Loan. In addition to the applicable conditions precedent set forth elsewhere in this Section 4, the obligation of Lenders to make any Loan or any Letter of Credit Extension is subject to the satisfaction of the following conditions precedent:

(a)          Lender shall have received a notice of borrowing with respect to such Loan, substantially in the form of Exhibit A-1, attached hereto (a “Notice of Borrowing”); and

(b)          Both before and after giving effect to such Loan or Letter of Credit Extension, (i) the representations and warranties of Borrower in Section 5 shall be true and correct (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) on and as of the date of such Loan or Letter of Credit Extension, except to the extent that any such representation and warranty relates to a specific earlier date, in which case such representation and warranty shall be true and correct (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) as of such earlier date, and (ii) no Default or Event of Default shall exist or result from such Loan or Letter of Credit Extension. The making of each Loan and Letter of Credit Extension shall be deemed to be a representation and warranty by Borrower on the date thereof as to the matters contained in the foregoing sentence.

SECTION 5

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants, in respect of itself and on behalf of each other Loan Party, to Administrative Agent and each Lender that:

5.01         Existence and Power. Each Loan Party and each of its Subsidiaries: (i) is a corporation, limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation; (ii) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged; (iii) is duly qualified as a foreign entity, licensed and in good standing under the laws of its state of organization or formation and of each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not have a Material Adverse Effect; and (iv) has the power and authority to execute, deliver and perform its obligations under each Loan Document to which it is or will be a party and, in the case of Borrower, to borrow hereunder. Schedule 5.01 contains a true, complete and correct list of each Loan Party’s and each of its Subsidiaries’ jurisdiction of organization or formation (as applicable) and each jurisdiction where each such Loan Party or its Subsidiary is qualified to do business as a foreign entity.

5.02         Authorization; No Contravention. The execution, delivery and performance by Borrower of this Agreement and by each Loan Party of each other Loan Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, including the borrowings or performance of the terms and conditions of this Agreement and the other Loan Documents: (a) has been duly authorized by all necessary action (including, obtaining approval of its stockholders, partners, general partners, members or other applicable equity owners, if necessary); (b) do not and will not contravene the terms of the Organization Documents of such Loan Party or any of its Subsidiaries, or any amendment thereof or any Law or Consent applicable to such Person or such Person’s assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (ii) create in any other Person a right or claim of termination or amendment of, or (iii) require modification, acceleration or cancellation of, any Contractual Obligation of any Loan Party or any of its Subsidiaries; and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of any Loan Party or any of its Subsidiaries (other than Permitted Liens).

5.03         Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any applicable Law, Consent or Contractual Obligation, and no lapse of a waiting period under any applicable Law, Consent or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by (including the payment of interest on the Loans or other Obligations), or enforcement against (except for any Consents that may be required from a Governmental Authority before Administrative Agent may exercise certain rights in connection with an Event of Default), any Loan Party of the Loan Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

5.04         Binding Effect. This Agreement has been, and each of the Loan Documents to which any Loan Party will be a party will be, duly executed and delivered by such Loan Party and this Agreement constitutes, and such Loan Documents will constitute, the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), examination, administration, judicial management, moratorium or similar Debtor Relief Laws (in any applicable jurisdiction) relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.05         Litigation. There are no legal actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting such Loan Party or any of its Subsidiaries that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Subordinated Debt Document, the Target Acquisition Documents or any of the transactions contemplated hereby or thereby, or (b) could reasonably be expected to result in equitable relief or in monetary judgments, individually in excess of $500,000 or in the aggregate, in excess of the Threshold Amount. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Loan Documents or the Subordinated Debt Documents.

5.06         Compliance with Laws. Each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with all applicable Laws and applicable Consents of any Governmental Authority.

5.07         No Default or Breach. No event has occurred and is continuing or would result from the incurring of obligations by the Loan Parties under the Loan Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default. Neither any Loan Party nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any material respect.

5.08         Title to Properties.

(a)          Schedule 5.08(a) contains a true, complete and correct list of all real property owned by any Loan Party or any of its Subsidiaries. Each Loan Party and/or each of its Subsidiaries has good indefeasible and marketable title in and to all such owned real property, in each case, free and clear of all Liens, liabilities and rights except for Permitted Liens and as provided on Schedule 5.08(a).

(b)          Schedule 5.08(b) contains a list of all real property leased by any Loan Parties or any of its Subsidiaries. Each Loan Party and/or each of its Subsidiaries holds all of the right, title and interest of the tenant under such leased real property free and clear of all Liens, liabilities and rights except as provided on Schedule 5.08(b).

5.09         Use of Real Property. Except as set forth on Schedule 5.09, (a) the owned and leased real properties of the Loan Parties and their respective Subsidiaries are used and operated in compliance and conformity with all Contractual Obligations and all applicable Law and Consent, except to the extent that the failure so to comply would not have a Material Adverse Effect, and (b) neither any Loan Party nor any of its Subsidiaries has received notice of violation of any applicable zoning or building regulation, ordinance or other Law or Consent relating to the operations of any Loan Party or any of its Subsidiaries at any such location and there is no such violation which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.09, all structures, improvements and other buildings that are owned by the Loan Parties and their respective Subsidiaries or covered by leases used in connection with the Business comply in all material respects with all applicable Law and Consents, have a valid and subsisting certificate of occupancy for their present use, and neither any Loan Party nor any of its Subsidiaries has received any written notice from any Governmental Authority which is still outstanding of any failure to obtain any certificate, permit, license, authorization or approval with respect to the real property, or any intended revocation, modification or cancellation of same, and no applicable Law or Consent presently in effect or condition precludes or materially restricts continuation of the present use of such properties. Each lease relating to leased real property of the Loan Parties or any of their respective Subsidiaries, is in full force and effect, and the applicable Loan Party and/or Subsidiary enjoys peaceful and undisturbed possession thereunder. There is no default on the part of any Loan Party or any of its Subsidiaries or event or condition which (with notice or lapse of time, or both) would constitute a default on the part of any Loan Party or any of its Subsidiaries, under any such lease. There are no pending or, to the knowledge of any Loan Party, threatened condemnation or eminent domain proceedings that would affect any part of the leased property of the Loan Parties and their respective Subsidiaries. There is no Adverse Proceeding pending or, to the knowledge of any Loan Party, threatened against the owned or leased real property of the Loan Parties and their respective Subsidiaries which would in any way affect title to such real property or leased property.

5.10         Taxes.

(a)          Except as set forth on Schedule 5.10, each Loan Party and each of its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes, other than de minimis amounts, owed by any Loan Party or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth on Schedule 5.10, neither any Loan Party nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens on any of the assets of any Loan Party or any of their respective Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens as provided on Schedule 5.10.

(b)          Each Loan Party and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)          There is no dispute or claim concerning any Tax liability of any Loan Party or any of its Subsidiaries either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any Loan Party has knowledge based upon personal contact with any agent of such authority.

(d)          Neither any Loan Party nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)          Neither any Loan Party nor any of its Subsidiaries has any liability for the Taxes of any Person other than such Loan Party and its Subsidiaries (i) as a transferee or successor, (ii) by contract, or (iii) otherwise.

(f)          Any reference in this Section 5.10 to any Loan Party shall be deemed to include each predecessor of such Loan Party, each subsidiary of such Loan Party, and each entity with respect to which such Loan Party has successor or transferee liability.

5.11         Financial Statements and Projections.

(a)          The consolidated financial statements of Parent and its Subsidiaries as of December 31, 2014 and December 31, 2015 (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the dates thereof, including liabilities for Taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the periods covered thereby.

(b)          Since December 31, 2015, there has been no event or circumstance which has or has had a Material Adverse Effect.

(c)          On the date hereof, and after giving effect to all Loans made or Letters of Credit issued on the date hereof, the use of proceeds thereof and the Target Transaction, Borrower is, and the Loan Parties on a consolidated basis are, Solvent.

(d)          The pro-forma balance sheet of Borrower dated as of September 30, 2016 (the “Pro Forma Balance Sheet”) furnished to Administrative Agent prior to the Closing Date reflects the consummation of the transactions contemplated under this Agreement and the other Loan Documents, the Target Acquisition Documents and the Subordinated Debt Documents (all such transactions, collectively, the “Transactions”) and is accurate, complete and correct in all material respects and fairly reflects the financial condition of Borrower as of the Closing Date after giving effect to the Transactions. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by a Senior Officer of Borrower.

(e)          The twelve-month cash flow projections of Borrower and its projected balance sheet as of the Closing Date, copies of which are annexed hereto as Schedule 5.11 (collectively, the “Projections”) were prepared by a Senior Officer of Borrower in good faith, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrower’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

5.12         Disclosure.

(a)          Agreement and Other Documents. This Agreement and the other Loans Documents, together with all exhibits and schedules hereto and thereto, and the agreements, certificates and other documents furnished to Administrative Agent or any Lender by or on behalf of the Loans Parties and their respective Subsidiaries, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

(b)          Material Adverse Effects. There is no fact known to any Loan Party which such Loan Party has not disclosed to the Lenders in writing which could reasonably be expected to have a Material Adverse Effect.

5.13         Absence of Certain Changes or Events. Since September 30, 2016, except as set forth on Schedule 5.13 and the incurrence of the Obligations, neither any Loan Party nor any of its Subsidiaries has (a) issued any stock, bonds or other corporate securities, (b) borrowed any amount or incurred any liabilities (absolute or contingent), other than in the ordinary course of business, in excess of $150,000, (c) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business or in connection with the repayment in full and termination of the Opus Credit Agreement, in excess of $150,000, (d) declared or made any payment or distribution to the holders of its Equity Securities or purchased or redeemed any shares of its Equity Securities, (e) mortgaged, pledged or subjected to Lien (other than Permitted Liens) any of its assets, tangible or intangible, (f) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, (g) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (h) expended any material amount, granted any bonuses or extraordinary salary increases, (i) entered into any transaction involving consideration in excess of $100,000 except as otherwise contemplated hereby or (j) entered into any agreement or transaction, or amended or terminated any agreement, with an Affiliate other than as contemplated by the Loan Documents. Since December 31, 2015, neither any Loan Party nor any of its Subsidiaries has suffered any Material Adverse Effect.

5.14         Environmental Compliance.

(a)          Each Loan Party has duly complied in all material respects with, and its facilities, business, assets, property, leaseholds, owned or, to the knowledge of Borrower, leased real property and equipment are in compliance in all material respects with, all Environmental Laws;

(b)          There is no outstanding investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order, consent decree, settlement agreement or other order or directive (conditional or otherwise), whether pending or threatened in writing under any Environmental Laws relating to the facilities, business, assets, property, leaseholds, owned or, to the knowledge of Borrower, leased real property or equipment of any Loan Party;

(c)          No Loan Party has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, or any request for information under any Environmental Law;

(d)          Each Loan Party has been issued and is in compliance in all material respects with all federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws necessary to own, operate and maintain the facilities, Business, assets, property, leaseholds, real property or equipment of the Loan Parties; and

(e)          (i) There are no signs of material Releases at, upon, under or within any real property owned or, to the knowledge of the Borrower, leased by any Loan Party, (ii) there are no underground storage tanks or to the knowledge of the Borrower, polychlorinated biphenyls on any real property owned or leased by any Loan Party, (iii) to the knowledge of the Borrower, no real property owned or leased by any Loan Party has ever been used as a treatment, storage or disposal facility of Hazardous Materials; (iv) no Hazardous Materials governed by an Environmental Law are present on any real property owned or, to the knowledge of the Borrower, leased by any Loan Party excepting such quantities as are handled in compliance with all applicable manufacturer’s instructions and Environmental Laws and in proper storage containers and as are necessary for the operation of the commercial business of the Loan Parties or of their respective tenants; and (v) all underground storage tanks on the real property owned or, to the knowledge of the Borrower, leased are in good condition and are being maintained in compliance in all material respects with all applicable federal, state and local laws and regulations, including all Environmental Laws.

5.15         Investment Company/Government Regulations. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is subject to regulation under any federal or state statute or regulation limiting its ability to incur Indebtedness or Guaranty Obligations.

5.16         Subsidiaries.

(a)          Schedule 5.16 sets forth a complete and accurate list of all of the Subsidiaries of each Loan Party together with their respective jurisdictions of incorporation or organization and a notation if a First Tier Foreign Subsidiary. All of the outstanding Equity Securities in, the Subsidiaries are validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.16, all of the outstanding Equity Securities in each of the Subsidiaries are owned by a Loan Party or by a wholly-owned Subsidiary of a Loan Party free and clear of any Liens other than the Liens created by this Agreement and the other Loan Documents in favor of Administrative Agent and the other Secured Parties and Liens in favor of the Subordinated Praesidian Agent. No Subsidiary has outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Subsidiary to issue, transfer or sell any securities of the Subsidiary.

(b)          Except for the Subsidiaries of the Loan Parties, no Loan Party owns of record or beneficially, directly or indirectly, any Equity Securities convertible into Equity Securities of any other Person.

5.17         Capitalization. Schedule 5.17 sets forth, a true and complete listing of each class of authorized Equity Securities of each Loan Party and its Subsidiaries, the number of Equity Securities which are issued and outstanding, as well as a list of all warrants, options, rights and securities convertible into Equity Securities, together with the number of Equity Securities to be issued upon the exercise or conversion of such warrants, options, rights and convertible securities, all of which have been reserved for insurance; provided that, with respect to Parent, such information shall only be provided as of the Closing Date. No Loan Party has any Equity Securities held in treasury. All outstanding Equity Securities of the Loan Parties have been duly authorized by all necessary action.

5.18         Broker’s, Finder’s or Similar Fees. Except as set forth on Schedule 5.18, there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with any Loan Party or any of its Subsidiaries, or any action taken by any such Person.

5.19         Labor Relations. Neither any Loan Party nor any of its Subsidiaries has committed or is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.19, there is (a) no unfair labor practice complaint pending or threatened against any Loan Party or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or threatened, (b) no strike, labor dispute, slowdown or stoppage pending or threatened against any Loan Party or any of its Subsidiaries, (c) no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activities are taking place, and (d) no contract with any officer described in Section 6.02(b) and no contract or agreement with any union or other entity. Each Loan Party and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither any Loan Party nor any of its Subsidiaries is a party to any collective bargaining agreement.

5.20         Employee Benefit Plans.

(a)          (i) Neither Borrower nor any ERISA Affiliate maintains, contributes to, or otherwise has any obligation or liability with respect to any Plan, (ii) each Plan is in material compliance with its terms and the applicable provisions of ERISA, the Code and other applicable federal or state Laws, (iii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination, advisory, or opinion letter from the IRS or an application for such a letter is currently pending with the IRS with respect thereto and nothing has occurred which would prevent, or cause the loss of, such qualification, (iv) Borrower and each ERISA Affiliate have in all material respects satisfied their obligations and liabilities with respect to each Plan, and have made all required contributions to each Plan on or before the applicable due date, including contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan, (v) there has been no material prohibited transaction (which is not otherwise exempt under Section 4975 of the Code) or violation of the fiduciary responsibility rules under ERISA with respect to any Plan, (vi) neither Borrower nor any ERISA Affiliate is a member of a Multiemployer Plan, and (vii) neither Borrower nor any ERISA Affiliate has incurred any material liability for any excise tax under Section 4972 or 4980B of the Code, and no facts exist which could give rise to such liability.

(b)          Each Plan that is a welfare benefit plan, as defined in Section 3(1) of ERISA, including without limitation, any Plan that provides benefits to former employees, directors, or other service providers, can be terminated by Borrower or an ERISA Affiliate in its sole discretion at any time without liability.

(c)          (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.21         Patents, Trademarks, Etc. Each Loan Party and its Subsidiaries own, or possess the right to use, all Intellectual Property that is reasonably necessary in the conduct of their respective businesses as now operated, and none of such items, to the knowledge of any Loan Party, conflicts in any material respect with the Intellectual Property of any other Person. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Loan Party know of any such claim.

5.22         Potential Conflicts of Interest. Except as set forth on Schedule 5.22, as of the Closing Date, no officer or director of any Loan Party: (a) owns, directly or indirectly, any interest in (excepting less than five percent (5%) holdings for investment purposes in Equity Securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or from, such Loan Party, (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that any Loan Party uses in the Business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, any Loan Party, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

5.23         Trade Relations. There exists no actual or, to the knowledge of Borrower, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of such Loan Party or its business with any customer or any group of customers whose purchases are individually or in the aggregate material to the business of such Loan Party, or with any material supplier, and there exists no present condition or state of facts or circumstances that could reasonably be expected to have a Material Adverse Effect or prevent such Loan Party or its Subsidiaries from conducting their business after the consummation of the transactions contemplated by this Agreement, in substantially the same manner in which such business has heretofore been conducted.

5.24         Indebtedness. Schedule 5.24 lists as of the Closing Date (a) the amount of all outstanding Indebtedness of the Loan Parties and their respective Subsidiaries (other than Indebtedness under this Agreement), (b) the Liens that relate to such Indebtedness and that encumber the assets of the Loan Parties and their respective Subsidiaries, (c) the name of each lender thereof, and (d) the amount of any unfunded commitments available to the Loan Parties or any of their respective Subsidiaries in connection with any such Indebtedness. Each Loan Party acknowledges that (i) Administrative Agent and each Lender are entering into this Agreement and have made the Loans and Letters of Credit Extensions in reliance upon the subordination provisions contained in the Subordination Agreements and (ii) each Secured Party is entering into its Secured Treasury Management Agreement and/or agreement or document regarding Secured Hedging Obligations, as applicable, in reliance upon the subordination provisions contained in the Subordination Agreements.

5.25         Material Contracts. Neither any Loan Party nor any of its Subsidiaries is or will be a party to any Contractual Obligation, or is subject to any charge, corporate restriction, judgment, injunction, decree, or other applicable Law or Consent, that could reasonably be expected to have a Material Adverse Effect. Schedule 5.25 lists all Material Contracts as of the Closing Date. Each of the Material Contracts is in full force and effect as of the Closing Date. Each Loan Party and each of its Subsidiaries has satisfied in full or provided for all of its liabilities and obligations under each Material Contract in all material respects, and are not in default under any of them, nor, to the knowledge of any Loan Party, does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of any Loan Party, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as set forth on Schedule 5.25, as of the Closing Date, no approval or consent of any Person is needed for all of the Material Contracts to continue to be in full force and effect.

5.26         Insurance.

(a)          The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Loan Party or such Subsidiary operates. All such policies are in full force and effect, are sufficient for all applicable Law, Consents and Contractual Obligations and otherwise are in compliance with the criteria set forth in Section 6.09 hereof. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of any of the transactions contemplated hereby.

(b)          The Loan Parties and their respective Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral pursuant to a mortgage, security deed, deed of trust or similar document or instrument in favor of Administrative Agent for the benefit of the Secured Parties, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by Administrative Agent or any Lender.

5.27         Communications Matters.

(a)          Schedule 5.27 sets forth a true, correct and complete list of the following information for each License issued to, assigned or transferred to, or utilized by any Loan Party or its respective Subsidiaries in the Business: the jurisdiction of the License (e.g., FCC, state or local), the name of the licensee, and the type of service that can be provided under such License. Other than as set forth in Schedule 5.27 with regard to Licenses held by a Loan Party as of the Closing Date, each License is held by a Loan Party (other than Parent) or a wholly-owned Subsidiary of a Loan Party, in each case, whose Equity Securities are subject to a valid and perfected First Priority Lien in favor of Administrative Agent pursuant to the Loan Documents.

(b)          Each License listed on Schedule 5.27 (i) is in full force and effect, (ii) has not been revoked, reversed, stayed, set aside, annulled or suspended, and (iii) is not subject to any conditions or requirements that are not generally imposed by the FCC or the applicable PUC upon holders of such Licenses. The Licenses listed on Schedule 5.27 constitute all of the material Licenses necessary for the operation of the Business, as it is presently conducted. No event has occurred and is continuing which could reasonably be expected to (1) result in the imposition of a material forfeiture or the suspension, revocation, termination or adverse modification of any such License or (2) materially and adversely affect any rights of the Loan Parties or their respective Subsidiaries. Neither the Loan Parties nor any of their Subsidiaries have knowledge that any License listed on Schedule 5.27 will not be renewed in the ordinary course to the extent such License would otherwise expire. Neither the Loan Parties nor any of their respective Subsidiaries is a party to any investigation, inquiry, notice of apparent liability, notice of violation, order or complaint issued by or before the FCC, any PUC, or any applicable Governmental Authority, and there are no proceedings or inquiries pending by or before the FCC, PUC or any other applicable Governmental Authority with jurisdiction over the Business, which is reasonably likely to result in the invalidity or revocation of any material License.

(c)          Each of the Loan Parties and their respective Subsidiaries has made all material filings which are required to be filed by it pursuant to the Communications Laws, paid all Regulatory Assessments and other material License fees and charges that have become due pursuant to the Communications Laws (including amounts owed to the Universal Service Administrative Company and any similar state universal service fund administrators) in respect of the Business and has made appropriate provision as is required by GAAP for any such material Regulatory Assessments and other material License fees and charges which have accrued.

(d)          The operation of the Business complies in all material respects with the Communications Laws.

5.28         Reserved.

5.29         Perfection Certificate. All statements made by or on behalf of the Loan Parties or their Subsidiaries in the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to Section 6.01(j) are true and correct and do not, as of the date of this Agreement, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

5.30         Reserved.

5.31         Certain Payments. Except as set forth on Schedule 5.31, as of the Closing Date, neither the execution, delivery and performance by any Loan Party of this Agreement, nor the execution, delivery and performance by any Loan Party or any of its Subsidiaries of any of the other Loan Documents, the Subordinated Debt Documents, the Target Acquisition Documents nor the consummation of the transactions contemplated hereby or thereby shall require any payment by any Loan Party or any of its Subsidiaries, in cash or kind, under any other agreement, plan, policy, commitment or other arrangement. As of the Closing Date, there are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which will be materially accelerated, as a result of this Agreement, the other Loan Documents, the Subordinated Debt Documents, the Target Acquisition Documents or the occurrence of any of the transactions contemplated hereby or thereby. As of the Closing Date, there are no payments or other benefits payable by any Loan Party or any of its Subsidiaries, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement, the other Loan Documents, the Subordinated Debt Documents or the Target Acquisition Documents.

5.32         Margin Requirements. The Loan Parties are not engaged, nor will any Loan Parties engage, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors as now and from time to time hereafter in effect. No part of the proceeds of any Loan or Letter of Credit hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of the Board of Governors.

5.33         Anti-Terrorism Laws; Anti-Corruption Laws; Sanctions.

(a)          Each Loan Party and their respective Subsidiaries and, to the knowledge of Borrower, any officers, directors, employees, or agents of such Loan Party are in compliance, in all respects, with all (i) Anti-Corruption Laws; (ii) Anti-Terrorism Laws, and (iii) Sanctions.

(b)          Borrower and Parent have implemented and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries, officers, directors, employees and agents with all (i) Anti-Corruption Laws; (ii) Anti-Terrorism Laws, and (iii) Sanctions.

(c)          None of the Loan Parties or their respective Subsidiaries and, to the knowledge of Borrower, the officers, directors, employees or agents, are Sanctioned Persons or have engaged in, or are now engaged in, or will engage in, any dealings or transactions with any Sanctioned Person.

(d)          No Loan, Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws, or (iii) Sanctions. Without limiting the forgoing, no part of the proceeds of the Loans or any Letter of Credit will be used, directly or indirectly, (1) to lend or otherwise make such proceeds available to any Subsidiary, joint venture, partner or other Person to fund any activities or business of or with any Sanctioned Person or Sanctioned Country or (2) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law or Anti-Terrorism Law.

(e)          The Loan Parties have provided to Administrative Agent and the Lenders all information requested by Administrative Agent and the Lenders regarding the Loan Parties and their respective Subsidiaries, officers, directors, employees and agents that Administrative Agent or any Lender has advised it requires in connection with its compliance with applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

5.34         Target Transaction.

(a)          Borrower has heretofore furnished Administrative Agent a true and correct copy of the Target Acquisition Agreement and other associated documents and there have been no amendments to such Target Acquisition Agreement or associated documents from the copies so provided.

(b)          Borrower, and, to the Knowledge of Borrower, each other party to the Target Acquisition Agreement and associated documents, have duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Target Acquisition Agreement and associated documents and the consummation of transactions contemplated thereby.

(c)          The Target Transaction will comply in all material respects with all applicable Law, and all necessary Consents required to be obtained by any Loan Party or any of its Subsidiaries and, to the Knowledge of Borrower, each other party to the Target Acquisition Agreement and associated documents, in connection with the Target Transaction will be, prior to consummation of the Target Transaction, duly obtained and will be in full force and effect. As of the date of the closing for the transaction contemplated by the Target Acquisition Agreement, all applicable waiting periods with respect to the Target Transaction will have expired without any action being taken by any Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Target Transaction.

(d)          The execution and delivery of the Target Acquisition Agreement and associated documents did not, and the consummation of the Target Transaction will not, violate in any material respect any Law or, to the Knowledge of Borrower, any Law applicable to any other party to the Target Acquisition Agreement and associated documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party or any Subsidiary is a party or by which any Loan Party or any Subsidiary is bound or, to the Knowledge of Borrower, to which any other party to the Target Acquisition Agreement and associated documents is a party or by which any such party is bound.

(e)          No statement or representation made in the Target Acquisition Agreement or associated documents by Borrower or, to the Knowledge of Borrower, any other Person, contains any untrue statement of a material fact or, when viewed together with Parent’s periodic reports filed under the Exchange Act and the rules and regulations promulgated thereunder, if any, omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect.

(f)          No material condition to the consummation of the Target Transaction has been amended or waived.

5.35         Swap Contract. Each of the Loan Parties is (a) a Qualified ECP Guarantor or (b) at the time any Swap Obligation was incurred or at the time any guaranty or grant of security interest becomes effective with respect to any Swap Obligation, a Person that has been caused to qualify as an “eligible contract participant” as a result of a keepwell, support or other agreement entered into by a Qualified ECP Guarantor under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

5.36         Separateness Requirements. Each of the Loan Parties has and is, and is causing its Subsidiaries to have been and to be, in compliance in all material respects with the Separateness Requirements.

5.37         AHYDO Payment. No AHYDO Payments (as defined in the Praesidian Subordination Agreement) are or will be owed in connection with the Praesidian Facility.

SECTION 6

AFFIRMATIVE COVENANTS

So long as any Obligation remains unpaid or unperformed or any Commitment remains outstanding, Borrower shall, and shall cause each Loan Party and each Subsidiary of a Loan Party, to:

6.01         Financial Statements and Other Information. Each Loan Party shall maintain, and cause each of its Subsidiaries to maintain, a reasonably designed system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). The Loan Parties shall deliver to Administrative Agent each of the financial statements and other reports described below:

(a)          Annual Financial Statements. Furnish Administrative Agent within ninety five (95) days after the end of each fiscal year of the Loan Parties, audited financial statements of Parent and of Borrower, including statements of income and stockholders’ equity and cash flow from the beginning of such fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared on, with respect to each of Parent and Borrower, a Consolidated Basis and Consolidating Basis, in reasonable detail and complete and correct in all material respects, and accompanied by a report and opinion of the Accountants, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit.

(b)          Quarterly Financial Statements. Furnish Administrative Agent within forty five (45) days after the end of each fiscal quarter of each fiscal year of Parent (beginning with the fiscal quarter ending December 31, 2016), an unaudited balance sheet of Parent and of Borrower and unaudited statements of income and stockholders’ equity and cash flow of Parent and of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, all prepared on, with respect to each of Parent and Borrower, a Consolidated Basis and Consolidating Basis, in reasonable detail and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the business of Parent and Borrower respectively.

(c)          Monthly Financial Statements. Furnish Administrative Agent within thirty (30) days after the end of each month (beginning with the month ended October 31, 2016), an unaudited balance sheet of Parent and of Borrower and unaudited statements of income and stockholders’ equity and cash flow of the Loan Parties reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, all prepared on, with respect to each of Parent and of Borrower, a Consolidated Basis and Consolidating Basis, in reasonable detail and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Loan Parties’ business.

(d)          Compliance Certificate. Together with each delivery of financial statements pursuant to Sections 6.01(a), 6.01(b) and 6.01(c) above, the Loan Parties shall deliver or cause to be delivered a fully and properly completed Compliance Certificate signed by the chief executive officer or principal accounting officer of each Loan Party.

(e)          Accountants’ Reports. Promptly upon receipt thereof, each Loan Party shall deliver copies of all significant reports submitted by the Accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Loan Parties and their Subsidiaries made by the Accountant, including any comment letter submitted by the Accountant to management in connection with its services.

(f)          Management Reports. Together with each delivery of financial statements of Parent and of Borrower, and their respective Subsidiaries pursuant to Sections 6.01(a), 6.01(b) and 6.01(c), the Loan Parties will deliver a management report, which can be in the form of an e-mail, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to Section 6.01(g) including explanations for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of each Loan Party to the effect that such information fairly presents the results of operations and financial condition of each of Parent and of Borrower on a Consolidated Basis and Consolidating Basis as at the dates and for the periods indicated.

(g)          Projections. No earlier than sixty (60) days prior nor later than the last day of each fiscal year beginning with the current fiscal year, the Loan Parties shall prepare and deliver to Administrative Agent projections of the Loan Parties and their Subsidiaries for the next succeeding fiscal year, on a month to month basis, including a balance sheet and cash flow statement as at the end of each quarterly period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period. Such projections shall be prepared in good faith on the basis of sound financial planning practice consistent with past budgets and financial statements and that none of the officers of the Loan Parties has reason to question the reasonableness of any material assumptions on which such projections were prepared.

(h)          SEC Filings/Press Releases. Promptly after the same are (i) filed, copies of all financial statements and regular, periodic or special reports which any Loan Party or Subsidiary may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority, (ii) sent, copies of all financial statements, management reports and reports related thereto which any Loan Party or Subsidiary sends generally to its shareholders or other equity holders, and (iii) made available, all press releases to the public concerning material developments in the business of any of the Loan Parties or any of their respective Subsidiaries.

(i)          [Reserved.]

(j)          Annual Perfection Certificate. Each year (other than for the fiscal year ending December 31, 2016), at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01, Borrower shall deliver to Administrative Agent a Senior Officer’s certificate either confirming that there has been no change in the information set forth in the Perfection Certificate since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 6.01(j) and/or identifying any applicable changes.

(k)          Updates to Schedules. In addition to any specific requirement herein to update any Schedule attached hereto concurrently with delivery of a Compliance Certificate, should any of the information or disclosures provided in any of the other Schedules attached hereto or to any other Loan Document which are not limited to matters disclosed as of the Closing Date become outdated or incorrect in any material respect, Borrower shall, together with delivery of each Compliance Certificate as required by Section 6.01(d), provide Administrative Agent in writing with such revisions or updates to such Schedules as may be necessary or appropriate to update or correct such Schedules; provided, however, that no Default or Event of Default resulting from the inaccuracy or incompleteness of any such Schedule or the circumstance giving rise to such inaccuracy or incompleteness (to the extent the same is not permitted by this Agreement) shall be deemed to have been waived or cured, unless and until the Requisite Lenders, in their sole and absolute discretion, grant such waiver or cure in writing pursuant to Section 10.03.

6.02         Deliveries. Borrower shall deliver, or cause to be delivered, to Administrative Agent each of the notices, reports and other deliveries described below:

(a)          Material Occurrences. Promptly notify Administrative Agent in writing upon the occurrence of (i) any Event of Default or Default; (ii) any event, development or circumstance due to which any financial statements or other reports furnished to Administrative Agent or the Lenders fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Parent or Borrower as of the date of such statements; (iii) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party or Subsidiary to a Tax imposed by Section 4971 of the Code; (iv) each and every default by any Loan Party or Subsidiary which permits the holders of any Indebtedness of any Loan Party or Subsidiary, the outstanding principal amount of which exceeds $250,000, to accelerate the maturity of such Indebtedness, including the names and addresses of the holders of such Indebtedness and the amount of such Indebtedness; and (v) any other development in the business or affairs of any Loan Party or Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(b)          Management. The Loan Parties shall notify Administrative Agent in writing promptly of any change in senior management (which, for purposes hereof, shall include any executive officer holding a more senior title than vice president, or the functional equivalent thereof), and, in any event (i) if such change arises from a voluntary termination of employment, or as the result of death or disability of such officer, such notice shall be given no later than five (5) Business Days after any Loan Party shall have obtained knowledge (excluding the knowledge of such officer) of such event and (ii) if such change arises from an involuntary termination of employment, such notice shall be given no later than the date that is five (5) Business Days prior to the occurrence of such event, unless the Loan Parties determine, in the good faith exercise of their commercially reasonable judgment, that the delay in effectuating such termination due to the aforedescribed notice obligation would be reasonably likely to have a Material Adverse Effect, in which case the Loan Parties shall notify Administrative Agent in writing within one (1) Business Day after the occurrence of such involuntary termination.

(c)          Litigation. Promptly upon any officer of any Loan Party obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed by the Loan Parties to Administrative Agent or (ii) any material development in any Adverse Proceeding which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Administrative Agent and provide such other information as may be reasonably available to it to enable Administrative Agent, Lenders and their counsel to evaluate such matter.

(d)          Notice of Corporate Changes. Promptly notify Administrative Agent in writing of any material change after the Closing Date in the authorized and issued Equity Securities of any Loan Party or any Subsidiary or any other material amendment to their applicable Organization Documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments, as applicable; provided that, this clause (d) shall not apply to (i) the issuance of Equity Securities of Parent in the form of common stock as dividends to previously issued Equity Securities of Parent, or (ii) to any issuance of Equity Securities of Parent reported to Administrative Agent and Lenders pursuant to the requirements of Section 6.01(h).

(e)          Notice of Adverse Events. Furnish Administrative Agent with (i) prompt written notice of any lapse or other termination, material adverse modification or revocation of any License or other Consent issued to any Loan Party or any Subsidiary by any Governmental Authority or any other Person that is material to the operation of the Business, (ii) prompt written notice of any refusal by any Governmental Authority or any other Person to renew or extend any such License or other Consent, (iii) copies of any periodic or special reports filed by any Loan Party or Subsidiary with any Governmental Authority or Person, if such reports indicate any material adverse change, (iv) copies of any material notices and other communications from any Governmental Authority or Person which specifically relate to any Loan Party or Subsidiary, its Licenses, or other Consents, and (v) prompt written notice of the occurrence of any development or event which is reasonably likely to cause any Loan Party or Subsidiary not to be in compliance in all material respects with all applicable Laws.

(f)          ERISA Notices and Requests. Furnish Administrative Agent, promptly after the occurrence thereof, notice of (i) any ERISA Event, together with a written statement describing the ERISA Event and the action, if any, which the Loan Party or ERISA Affiliate has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, or PBGC with respect thereto, (ii) any material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any ERISA Affiliate was not previously contributing shall occur; or (iii) the receipt by Borrower or any ERISA Affiliate of an unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter.

(g)          Environmental Reports. Furnish Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 6.01(a), 6.01(b) and 6.01(c) with a certificate signed by a Senior Officer of each Loan Party stating that, to the best of such Senior Officer’s knowledge, each Loan Party and Subsidiary is in compliance in all material respects with all Environmental Laws. To the extent any Loan Party or Subsidiary is not in compliance with the foregoing laws, the certificate shall set forth with reasonable specificity all areas of non-compliance and the proposed action such Loan Party or Subsidiary will implement in order to achieve such compliance.

(h)          Other Information. With reasonable promptness, each Loan Party shall deliver such other information and data with respect to such Loan Party or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender, including evidence that Borrower is in compliance with the Separateness Requirements and, without the necessity of any request by Administrative Agent or any Lender, (i) copies of all environmental audits and reviews, (ii) at least thirty (30) days prior thereto, notice of any Loan Party’s or such Subsidiary’s opening of any new office or place of business or any Loan Party’s or such Subsidiary’s closing of any existing office or place of business, and (iii) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party or such Subsidiary may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party or such Subsidiary is a party or by which any Loan Party or such Subsidiary is bound. Promptly upon request therefor by Administrative Agent or any Lender, the Loan Parties shall deliver such other business or financial data, reports, appraisals and projections as Administrative Agent or such Lender may reasonably request.

(i)          Subordinated Debt.

(i)          Concurrently with, or promptly after, delivery of any information, documents or certificates to any lender or agent under the Subordinated Debt Documents, furnish to Administrative Agent complete copies of all such information, documents and certificates, in each case other than such information, documents and certificates previously or concurrently delivered pursuant to this Article 6.

(ii)         Promptly after receipt of such request, Borrower shall notify Administrative Agent of any request of any Loan Party or Subsidiary from or on behalf of the Subordinated Praesidian Agent regarding the Collateral.

(j)          Additional Documents. Execute and deliver to Administrative Agent, upon request, such documents and agreements as Administrative Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement or any other Loan Document.

Each notice pursuant to this Section 6.02 shall be accompanied by a statement of a Senior Officer of Borrower setting forth the nature and period of existence of such condition event or change and otherwise, details of the occurrence referred to therein and, if applicable, stating what action Borrower has taken and proposes to take with respect thereto.

6.03         Preservation of Existence. Each Loan Party shall, and shall cause each of its Subsidiaries to:

(a)          conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in each case in accordance with the terms of this Agreement), including all Intellectual Property, in each case that are material to its business, and take all actions necessary to enforce and protect the validity of any Intellectual Property;

(b)          keep in full force and effect its existence and comply in all material respects with applicable Laws governing the conduct of the Business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and

(c)          except as otherwise permitted herein, make all such reports and pay all such franchise and other Taxes, Regulatory Assessments and License fees and do all such other acts and things as may be lawfully required to maintain its Licenses under the applicable Laws of any Governmental Authority.

6.04         Payment of Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities (unless the same are being Properly Contested), including:

(a)          all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets;

(b)          all lawful claims in excess of $100,000 in the aggregate which any Loan Party or any of its Subsidiaries is obligated to pay, which are due and which, if unpaid, might by Law become a Lien upon its property; and

(c)          pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05         Compliance with Laws.

(a)          Each Loan Party shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all applicable Laws and with the lawful directions of each Governmental Authority having jurisdiction over them or their respective business or property (including all applicable Environmental Laws), including without limitation any requirements to clean up, remove, or remediate Hazardous Materials at any location where necessary to protect human health or the environment.

(b)          Each Loan Party shall comply, and shall cause each of its Subsidiaries, , officers, directors, employees and agents to comply with, all (i) Anti-Corruption Laws, (ii) Anti-Terrorism Laws, and (iii) Sanctions. Parent and Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective Subsidiaries, officers, directors, employees, and agents with all (1) Anti-Corruption Laws, (2) Anti-Terrorism Laws and (3) Sanctions.

6.06         Contractual Obligations. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a)(i) then being Properly Contested or (ii) not constituting a Material Contract and (iii) the nonperformance of such Contractual Obligations which would not cause an Event of Default.

6.07         Inspection; Lender Meeting.

(a)          Each Loan Party will permit, and will cause each of its Subsidiaries to permit, Administrative Agent or any Lender to perform an annual collateral field audit of Borrower’s accounts receivable, inventory and equipment, at Borrower’s cost (not to exceed $25,000 for any 12 month period unless an Event of Default exists). In addition, at any time during regular business hours and as often as reasonably requested upon reasonable notice (but not more often than twice in a calendar year unless an Event of Default exists), at Borrower’s cost (not to exceed $25,000 for any 12 month period unless an Event of Default exists), each Loan Party will permit Administrative Agent, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from such Loan Party’s records and books of account and to visit and inspect the properties of such Loan Party and its Subsidiaries, including, but not limited to, an annual collateral field audit on such Loan Party’s accounts receivable and inventory, and to discuss its affairs, finances and accounts with any of its officers, key employees, and Accountants and, upon request, furnish promptly to Administrative Agent and each Lender true copies of all financial information and internal management reports made available to the Board of Directors of Parent (or any committee thereof), other than information and reports that involve the attorney-client privilege. Borrower shall furnish to Administrative Agent such information concerning the Intellectual Property of the Loan Parties and their Subsidiaries (including, without limitation, application and registration numbers for any filings in connection with such intellectual property) as is reasonably necessary to permit Administrative Agent to identify and to perfect a security interest in such Intellectual Property. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if access is necessary to preserve or protect the Collateral, as determined by Administrative Agent or the Requisite Lenders, each such Loan Party or Subsidiary shall provide such access to Administrative Agent and Lenders at all times and without advance notice.

(b)          Each Loan Party will, and will cause each of its Subsidiaries to, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each fiscal year to be held at Parent’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

6.08         Maintenance of Properties. Other than Dispositions permitted by Section 7.01, each Loan Party shall maintain or cause to be maintained, and shall cause its Subsidiaries to maintain or cause to be maintained, in good repair, working order and condition all material properties used in their respective businesses and will make or cause to be made, and shall cause its Subsidiaries to make or cause to be made, all appropriate repairs, renewals and replacements thereof.

6.09         Insurance.

(a)          Each Loan Party and its Subsidiaries will maintain or cause to be maintained with financially sound and reputable insurers that have a rating of “A” or better as established by Best’s Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), the life insurance policy required by Section 6.17 and public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds customarily carried or maintained by a company of established reputation engaged in similar businesses and in amounts acceptable to Administrative Agent and will deliver evidence thereof to Administrative Agent. Without limiting the foregoing, each Loan Party and its Subsidiaries have established and shall maintain at all times (i) business interruption insurance in an amount satisfactory to Administrative Agent and (ii) flood insurance with respect to all real property that constitutes Collateral pursuant to a mortgage, security deed, deed of trust or similar document or instrument in favor of Administrative Agent for the benefit of the Secured Parties and is located in a community that participates in the National Flood Insurance Program.

(b)          Subject to Section 6.19, all such insurance policies shall provide that Administrative Agent shall be named as an additional insured or loss payee, as applicable and that such insurance policies may not be canceled or materially modified unless the insurance carrier gives at least 30 days prior written notice of such cancellation or modification to Administrative Agent.

(c)          If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Administrative Agent, if Administrative Agent so elects, upon notice to such Loan Party, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, and such expenses so paid shall be part of the Obligations.

6.10         Reserved.

6.11         Compliance with ERISA. Cause, and cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Code and other federal or state Law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan before the applicable due date.

6.12         Use of Proceeds.

(a)          The proceeds of the Loans shall be used in solely as provided in Section 2.06.

(b)          No portion of the proceeds of any Loans shall be used in any manner that causes or might cause such Loan or other Borrowing or Letter of Credit or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act or to violate any Sanctions, Anti-Terrorism Law or Anti-Corruption Law.

6.13         Customer Contracts. Each Contractual Obligation entered into by any Loan Party and its respective customers after March 31, 2017 shall (a) permit, without the prior consent of the applicable customer, the assignment of the applicable Loan Party’s rights and the delegation of such Loan Party’s duties under such Contractual Obligation to Administrative Agent and (b) not prohibit, trigger a default or require the consent of such customer in the event of a change of control of the Loan Party party to such Contractual Obligation or the appointment of a receiver of such Loan Party’s business or assets.

6.14         New Real Property. If any Loan Party acquires at any time or times hereafter any fee simple interest in real property, then within ninety (90) days of the acquisition thereof such Loan Party shall execute and deliver to Administrative Agent, as additional security and Collateral for the obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Administrative Agent and its counsel (herein collectively referred to as “New Mortgages”) covering such real property. The New Mortgages shall be duly recorded (at the Loan Parties’ expense) in each office where such recording is required to constitute a valid lien on the real property covered thereby. In respect of any New Mortgage, Loan Parties shall deliver to Administrative Agent, at Loan Parties’ expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Administrative Agent, which policies shall be in form and substance reasonably satisfactory to Administrative Agent and shall insure a valid lien in favor of Administrative Agent on the property covered thereby, subject only to Permitted Liens and those other exceptions reasonably acceptable to Administrative Agent and its counsel. Loan Parties shall also deliver to Administrative Agent such other usual and customary documents, including ALTA surveys of the real property described in the New Mortgages, as Administrative Agent and its counsel may reasonably request relating to the real property subject to the New Mortgages.

6.15         Control Agreements; Cash Management Systems.

(a)          Subject to Section 6.19, the applicable Loan Parties will establish and maintain the Designated Deposit Accounts.

(b)          Subject to Section 6.19, concurrently with the opening of any new deposit, securities, commodity or similar account or lock box by any Loan Party or any of its Subsidiaries after the Closing Date, such Loan Party or Subsidiary shall enter into a Control Agreement with the applicable depository, securities intermediary or commodities intermediary with respect to such account. Notwithstanding the foregoing, this Section 6.15(b) shall not apply to (i) any payroll account so long as such payroll account is a zero balance account, or (ii) withholding Tax, employee benefits and similar fiduciary accounts. After the occurrence and during the continuation of an Event of Default, Administrative Agent shall be entitled to deliver a notice to any financial institution that is party to a Control Agreement of its exercise of control over any deposit, securities, commodity or other account or lock box subject to such Control Agreement.

(c)          Each Loan Party shall provide Administrative Agent with electronic access at all times to each of its and its Subsidiaries’ depositary, securities intermediary or commodities intermediary accounts so that Administrative Agent may monitor the activity in such accounts.

6.16         Collateral Access Agreements. Each Loan Party shall, with respect to each lease entered into, renewed or extended following the Closing Date for leased property (a) where books and records are stored or located, (b) where Collateral with an estimated value in excess of the Threshold Amount is stored or located, or (c) the loss of which would reasonably be expected to have a Material Adverse Effect obtain a Collateral Access Agreement from the lessor of such leased property in connection with entering, renewing or extending such lease.

6.17         Key-Man Life Insurance. The Loan Parties shall maintain a $3,000,000 key- man life insurance policy with respect to the life of Matthew Rosen.

6.18         Subsidiaries. Not less than twenty (20) days prior to creating a Subsidiary or acquiring the Equity Securities in a Person, such that such Person will become a Domestic Subsidiary or First Tier Foreign Subsidiary, the applicable Loan Party shall notify Administrative Agent of such Loan Party’s or of such Loan Party’s Subsidiary’s intention to create such Subsidiary or acquire such Equity Securities, and following such notice such Subsidiary will not be created or acquired until such Loan Party has complied with and caused each Subsidiary to comply with this Section 6.18 and received all required consents pursuant to this Agreement and the Subordinated Debt Documents.

(a)          In the event any Person becomes a Domestic Subsidiary of any Loan Party, such Loan Party shall concurrently with such creation or acquisition (or such later date acceptable to Administrative Agent in its sole discretion) of such Subsidiary, cause such Subsidiary to (i) become a Guarantor hereunder and a Grantor (as defined therein) under the applicable Security Documents by executing and delivering to Administrative Agent a Joinder Agreement, (ii) pledge or create the equivalent security over, or cause any Person that owns the Equity Securities of such Subsidiary to pledge (or create the equivalent security over), 100% of the Equity Securities of such Subsidiary by delivering, or causing any Person that owns the Equity Securities of such Subsidiary to deliver, the original stock certificates evidencing the Equity Securities of such Subsidiary to Administrative Agent, together with appropriate stock powers executed in blank or by other method acceptable to Administrative Agent in its reasonable discretion; and (iii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates as are reasonably requested by Administrative Agent.

(b)          In the event any Person becomes a First Tier Foreign Subsidiary, such Loan Party shall concurrently with such creation or acquisition (or such later date acceptable to Administrative Agent in its sole discretion) of such Subsidiary, (i) pledge or create the equivalent security over, or cause any Person that owns the Equity Securities of such Subsidiary to pledge (or create the equivalent security over), 65% of the Equity Securities of such Subsidiary by delivering, or causing any Person that owns the Equity Securities of such Subsidiary to deliver, the original stock certificates evidencing the Equity Securities of such Subsidiary to Administrative Agent, together with appropriate stock powers executed in blank or by other method acceptable to Administrative Agent in its reasonable discretion; and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates as are reasonably requested by Administrative Agent.

6.19         Post Closing Covenants. The Loan Parties will, and will cause each of their Subsidiaries to, perform the obligations set forth on Schedule 6.19 on or before the date provided in Schedule 6.19 (as such date may be extended by Administrative Agent in its sole discretion) with respect to each such obligation unless Administrative Agent has agreed in its sole discretion in writing to waive such obligation in its entirety.

6.20         Separateness Requirements. The Loan Parties will comply with, and are causing their respective Subsidiaries to comply with the Separateness Requirements.

6.21         Board Observer. Each Loan Party shall give Lenders notice of (in the same manner as notice is given to directors), and permit two persons designated by Administrative Agent to attend as a non-voting observer (each such observer, an “Observer”), all meetings of its Board of Directors and all executive and other committee meetings of its Board of Directors and shall provide to Lenders the same information concerning the Loan Parties and their Subsidiaries, and access thereto, provided to members of the Loan Parties’ respective Boards of Directors and such committees, as applicable (the “Board Materials”). The reasonable travel expenses incurred by any Observer in attending any board or committee meetings shall be reimbursed by the Loan Parties; provided, that no Loan Party will be required to permit any Observer to attend, as an observer, any meeting of its Board of Directors or any committee thereof or provide any Board Materials to any Observer, unless such Observer has executed a confidentiality agreement (which confidentiality agreement shall contain provisions relating to restrictions on trading securities based on material nonpublic information) satisfactory to Administrative Agent and such Loan Party in their respective reasonable determinations. The Observers may be excluded from any meeting (or portion thereof) or denied access to any Board Materials (or portion thereof) if and to the extent (a) access to such information or attendance at such meeting or portion thereof would adversely affect any attorney-client privilege, (b) access to such information or attendance at such meeting or portion thereof could reasonably be expected to result in disclosure of trade secrets or a conflict of interest, or (c) any of the Lenders or the Loan Documents are the subject matter of such information or are under discussion at such meeting. All information provided to or obtained by an Observer or Lender in connection with the rights granted under this Section 6.20 shall be deemed to be Information and subject to the provisions of Section 10.15; provided that such information is clearly identified at the time of delivery as confidential.

SECTION 7

NEGATIVE COVENANTS

So long as any Obligations remain unpaid or unperformed or any Commitment remains outstanding, Borrower shall not, nor shall it permit any Loan Party or any Subsidiary to, directly or indirectly:

7.01         Fundamental Changes; Consolidation; Mergers and Acquisitions; Dispositions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly: (a) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Securities of any Person or permit any other Person to consolidate with or merge with it (other than the consummation of the Target Transactions and any merger between Guarantors other than Parent), or (b) Dispositions of any of its properties or assets, except (i) Ordinary Course Dispositions and (ii) Dispositions as a result of the taking of any assets of any Loan Party or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a Disposition of any such assets to a purchaser with such power under threat of such a taking.

7.02         Liens. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Liens, including Liens disclosed on Schedule 7.02.

7.03         Guarantees. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) guarantees made by a Loan Party in favor of another Loan Party (other than Parent) as a condition to a License of a Loan Party, (b) other guarantees in the ordinary course of business up to an aggregate amount of $300,000, (c) the endorsement of checks in the ordinary course of business, and (d) guarantees pursuant to the Praesidian Facility, subject to the terms and conditions of the Praesidian Subordination Agreement.

7.04         Investments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly make any Investments, except:

(a)          Investments in cash and Cash Equivalents;

(b)          Investments existing on the Closing Date as set forth on Schedule 7.04 hereto;

(c)          Investments not otherwise prohibited hereunder by a Loan Party in another Loan Party (other than Parent);

(d)          loans permitted by Section 7.05;

(e)          the Target Transactions;

(f)          Investments by Borrower and its Subsidiaries in Capital Expenditures permitted to be made pursuant to Section 7.15(c); and

(g)          Investments not otherwise prohibited hereunder, provided that, the aggregate amount of such other Investments (less any return on such Investment) does not at any time exceed $250,000.

7.05         Loans. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly make or have outstanding advances, loans or extensions of credit to any Person, including any Subsidiary or Affiliate, except for (a) the extension of commercial trade credit in connection with the sale of inventory in the ordinary course of business, (b) loans to employees of the Loan Parties in the ordinary course of business not to exceed, in the aggregate, $25,000 at any time outstanding and (c) to the extent not otherwise prohibited hereunder, loans among Loan Parties (other than loans to or from Parent).

7.06         Restricted Payments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly declare, pay or make any Restricted Payments other than (a) intercompany payments made in the ordinary course of business for funding of such Loan Party’s payroll and terminating NBS traffic on Parent’s network, provided that any payments by Borrower or any of its Subsidiaries to Parent shall be at direct cost plus a mark-up not in excess of the average mark-up provided to third party customers for similar services, (b) any Corporate Allocation Payment, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result from the making of such payment and (ii) any proposed Corporate Allocation Payment, together with all other Corporate Allocation Payments made during the period of twelve (12) consecutive fiscal months ending on the last day of the month in which such proposed Corporate Allocation Payment is to be made, shall not in the aggregate exceed the sum of $2,000,000 in any fiscal year; provided that, if the Corporate Allocation Payment in any fiscal year exceeds $1,500,000, the Loan Party shall deliver a certificate to Administrative Agent (together with the Compliance Certificate for such fiscal year) comparing the Corporate Allocation Payment for such fiscal year to the previous fiscal year and the projections for such fiscal year and, if in excess of projections, discussing why such Corporate Allocation Payments exceed such projections, (c) a Loan Party may make Restricted Payments to Borrower or any other Loan Party (other than Parent), (d) a Subsidiary may make Restricted Payments to Borrower or any other Loan Party (other than Parent), (e) Borrower may pay interest on certain of the Subordinated Debt issued under the Praesidian Facility pursuant to the terms and conditions of Praesidian Subordination Agreement, provided that (i) after giving effect to such payment the Loan Parties are in compliance on a pro forma basis with the covenants set forth in Section 7.15, recomputed for the most recent quarter for which financial statements have been delivered, (ii) no Default or Event of Default shall have occurred and be continuing or would result from the making of such payment, and (iii) any AHYDO Payments (as defined in the Praesidian Subordination Agreement) shall not be in excess of or prior to the amounts and dates set forth in Section 5.37, (f) payment by Borrower of the purchase price of the Target Company pursuant to the Target Acquisition Agreement on the Closing Date, and (g) payments by Parent pursuant to the Rosen Shareholder Note to the extent permitted by the Rosen Subordination Agreement.

7.07         Indebtedness. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Indebtedness except:

(a)          trade debt incurred in the ordinary course of business;

(b)          the Indebtedness created under this Agreement;

(c)          Indebtedness for Capital Expenditures permitted under Section 7.15(c), including Purchase Money Indebtedness and indebtedness incurred under Capital Lease Obligations, in each case incurred in connection with such Capital Expenditures, in an aggregate amount not to exceed $500,000 per year for all Loan Parties and their respective Subsidiaries;

(d)          Indebtedness disclosed on Schedule 7.07 including up to $3,000,000 aggregate amount of Indebtedness at any time in respect of equipment financing leases, and any extension, renewal or refinancing thereof; provided that in connection with any such extension, renewal or refinancing: (i) the aggregate principal amount of such Indebtedness is not increased, (ii) the scheduled maturity date of such Indebtedness is not shortened, (iii) the covenants or defaults are not materially more restrictive or more onerous than analogous provisions in the documentation of such Indebtedness as in effect on the Closing Date;

(e)          Indebtedness in respect of Hedging Obligations permitted by Section 7.21;

(f)          guaranty obligations permitted pursuant to Section 7.03 hereof;

(g)          the Subordinated Debt, subject to the term and conditions of the applicable Subordination Agreement;

(h)          to the extent not otherwise prohibited hereunder, Indebtedness owed among the Loan Parties (other than loans to or from Parent); or

(i)          other unsecured Indebtedness not otherwise prohibited hereunder; provided that, the aggregate outstanding principal amount shall not exceed at any time $250,000.

7.08         Nature of Business. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, substantially change the nature of the business in which it is presently engaged, or except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business and where such assets or property are useful in, necessary for and are to be used in its business as presently conducted.

7.09         Transactions with Affiliates. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (a) transactions in the ordinary course of business, entered into on an arm’s-length basis on fair and reasonable terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate; (b) the payment of customary and reasonable directors’ fees to directors who are not employees of the Loan Parties or any Affiliate of the Loan Parties as well as the payment of their reasonable out-of-pocket expenses incurred in performing their directorial duties and the payment of indemnities owing to them as directors; or (c) certain loans by Affiliates to Parent permitted by the terms of this Agreement or as indicated on Schedule 7.07.

7.10         Leases. Unless Administrative Agent consents in writing in its reasonable discretion, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter as lessee or sublessee into any lease arrangement for real property if (a) after giving effect thereto, aggregate annual rental payments for any individual leased or subleased property would exceed $1,000,000 in any one fiscal year in the aggregate for all Loan Parties and their respective Subsidiaries or (b) after giving effect thereto, aggregate annual rental payments for all leased and subleased property for all Loan Parties and their respective Subsidiaries would exceed the aggregate annual rent payments for all leased and subleased property for all Loan Parties and their respective Subsidiaries as of the Closing Date by more than $100,000.

7.11         Subsidiaries; Partnerships; Joint Ventures.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, form any Subsidiary (other than a Subsidiary, the formation of which shall have been consented to in advance in writing by the Requisite Lenders), or enter into any partnership, joint venture or similar arrangement unless consented to by Requisite Lenders.

7.12         Fiscal Year and Accounting Changes. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly maintain a fiscal year other than a year ending on December 31, or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in Tax reporting treatment except as required by applicable Law.

7.13         Amendment of Organizational Documents. From and after the Closing Date, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, amend, modify or waive any material term or material provision of its Organization Documents in a manner materially adverse to Administrative Agent or any Lender except as required by applicable Law.

7.14         Limitation on Modifications of Indebtedness; Modifications of Certain Other Agreements; Etc. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) amend or modify, or permit the amendment or modification of, any provision of the Indebtedness described in Section 7.07 hereto or of any agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to such Indebtedness which do not in any way adversely affect the interests of the Lenders and are otherwise permitted under Section 7.07, (b) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness which is contractually subordinated to any of the Obligations, (c) amend or modify, or permit the amendment or modification of, any provision of (i) the Subordinated Debt Documents, except as permitted by the applicable Subordination Agreement, or (ii) the Seller Specified Obligations, other than any amendments or modifications which do not in any way adversely affect the interests of the Lenders and are otherwise permitted hereunder, or (d) amend or modify, or permit the amendment or modification of, any provision of any Material Contract, other than any amendments or modifications which do not in any way adversely affect the interests of the Lenders and are otherwise permitted hereunder.

7.15         Financial Covenants.

(a)          Maximum Total Leverage Ratio. Permit the Total Leverage Ratio of Borrower on a Consolidated Basis, measured for each period of four consecutive fiscal quarters, on the last day of each fiscal quarter (each a “Measurement Date”), to be greater than the ratio set forth below for the corresponding period at any time:

Period	Ratio
Closing Date through September 30, 2017	5.00:1.00
December 31, 2017 through March 31, 2018	4.75:1.00
June 30, 2018 through September 30, 2018	4.50:1.00
December 31, 2018 through March 31, 2019	4.25:1.00
June 30, 2019 and thereafter	4.00:1.00

(b)          Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio of Borrower on a Consolidated Basis, measured for each period of four consecutive fiscal quarters beginning with the fiscal quarter ending on December 31, 2016 and on each Measurement Date thereafter, to be less than the ratio set forth below for the corresponding period at any time:

Period	Ratio
December 31, 2016 through December 31, 2019	1.10:1.00
March 31, 2020 and thereafter	1.20:1.00

(c)          Borrower Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures of Borrower on a Consolidated Basis in the fiscal year ending December 31, 2016 in an aggregate amount in excess of $5,500,000 and in any fiscal year thereafter in an aggregate amount in excess of 6.00% of the revenue of Borrower on a Consolidated Basis for the immediately preceding four consecutive fiscal quarters (calculated on a pro forma basis in form and substance reasonably acceptable to Administrative Agent).

(d)          Parent Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures of Parent.

(e)          Maximum Senior Leverage Ratio. Permit the Senior Leverage Ratio of Borrower on a Consolidated Basis, measured for each period of four consecutive fiscal quarters on each Measurement Date, to be greater than the ratio set forth below for the corresponding period at any time:

Period	Ratio
Closing Date through September 30, 2017	3.50:1.00
December 31, 2017 through March 31, 2018	3.25:1.00
June 30, 2018 through September 30, 2018	3.00:1.00
December 31, 2018 through March 31, 2019	2.75:1.00
June 30, 2019 and thereafter	2.50:1.00

(f)          Minimum Adjusted EBITDA. Permit the Adjusted EBITDA of Parent on a Consolidated Basis to be less than $15,000,000 at any time.

(g)         Minimum Liquidity. Permit the Liquidity of Parent on a Consolidated Basis to be less than $6,000,000 on December 31, 2016.

For purposes of calculating the covenants in this Section 7.15, any Acquisition, including the Target Transaction, or Disposition (and the incurrence or repayment of any Indebtedness in connection therewith) that exceeds the Threshold Amount and has been made either (i) during the applicable period or (ii) subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio is made, shall be calculated on a pro forma basis (including pro forma adjustments arising out of anticipated synergies, cost savings and other events directly attributable to such Acquisition or Disposition that are factually supportable and are expected to have a continuing effect), in form and substance satisfactory to Agent in its reasonable discretion, assuming that such Acquisition or Disposition (and any increase or decrease in Adjusted EBITDA of any Person and the component financial definitions used therein attributable to such Acquisition or Disposition other than Fixed Charges prior to July 1, 2017) had occurred on the first day of the applicable period. Notwithstanding the above, (1) other than as provided in clause (3) of this sentence, no pro forma adjustment in excess of $1,000,000 for any Acquisition or Disposition shall be made unless approved by Administrative Agent in its sole discretion, (2) Adjusted EBITDA for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 shall be as set forth on Schedule 7.15, and (3) on and after the Acquisition of the Target Company, Adjusted EBITDA of any Person shall be calculated for the fiscal quarter ending December 31, 2016 on a pro forma basis utilizing the anticipated synergies and cost savings set forth on page 10 of the Target Quality of Earnings Report.

7.16         ERISA. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, engage in any transaction which could be subject to Sections 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any material non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to materially comply with the terms of any Plan, ERISA or any other applicable Laws; (c) incur any material “unpaid required contribution” (as defined in Section 302 of ERISA) or otherwise fail to meet the minimum funding standards of Section 302 through 305 of ERISA; or (d) fail to promptly notify Administrative Agent of any ERISA Event. Neither Borrower nor its ERISA Affiliates shall (i) terminate any Plan where such event could result in any material liability to Borrower or an ERISA Affiliate, or the imposition of a lien on the property of any Borrower or any ERISA Affiliate pursuant to Section 4068 of ERISA, or (ii) incur any material withdrawal liability under any Multiemployer Plan. Notwithstanding any other provision of this Agreement or any other Loan Document, neither Borrower nor its ERISA Affiliates shall (i) establish or agree to contribute to or otherwise incur liability under any Pension Plan or Multiemployer Plan under which Borrower or its ERISA Affiliates have no liability as of the date of this Agreement or (ii) acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability in respect of any Pension Plan or Multiemployer Plan.

7.17         Prepayment of Indebtedness. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, at any time, directly or indirectly, prepay any Indebtedness, or repurchase, redeem, retire or otherwise acquire any Indebtedness, other than, in each case, the Obligations to the Lenders and the other Secured Parties.

7.18         Burdensome Agreements. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries, to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (a) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person) on the creation or existence of any Lien upon the assets of any Loan Party or any of its Subsidiaries, other than restrictions in agreements evidencing Purchase Money Indebtedness and Capital Leases permitted by Section 7.07(c) that impose restrictions on the property so acquired, (b) any Contractual Obligation (other than the Subordination Agreement) which may restrict or inhibit Administrative Agent’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default, (c) any prohibition or restriction on the ability of any Subsidiary of Borrower to (i) pay dividends or make distributions to on any of such Subsidiary’s Equity Securities owned by Borrower or by its Subsidiaries, (ii) to repay or prepay any Indebtedness owed by such Subsidiary to Borrower or to its Subsidiaries, (iii) make loans or advances to Borrower or its Subsidiaries or (iv), other than restrictions in agreements evidencing Purchase Money Indebtedness and Capital Leases permitted by Section 7.07(c) that impose restrictions on the property so acquired, transfer any of its property or assets to Borrower or its Subsidiaries, or (d), other than as provided on Schedule 7.18, require or create an obligation for any Loan Party or its Subsidiaries to pay dividends, distributions or otherwise make a Restricted Payment.

7.19         Separateness Requirements. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, engage in any activity prohibited by the Separateness Requirements.

7.20         Deposit Accounts; Securities Account. Except as expressly permitted by the Security Documents or as expressly provided for in this Agreement, (a) no Loan Party shall establish or maintain a Deposit Account, Securities Account, or Commodities Account that is not subject to a Control Agreement.

7.21         Hedging Transactions. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which any of the Loan Parties or any Subsidiary of Parent is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, Borrower acknowledge on behalf of itself and the other Loan Parties that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which any of the Loan Parties or any Subsidiary of Parent is or may become obliged to make any payment (a) in connection with the purchase by any third party of any Equity Securities or any Indebtedness or (b) as a result of changes in the market value of any Equity Securities or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default. Any one or more of the following events shall constitute an Event of Default:

(a)          Any Loan Party shall default in the payment of the principal amount of any Obligation, when and as the same shall become due and payable, whether at maturity or at a date fixed for payment or prepayment or by acceleration or otherwise; or

(b)          Any Loan Party shall default in the payment of any installment of interest on any Obligation or any other amount due under this Agreement or under any other Loan Document or the Notes (other than as set forth in clause (a) of this Section 8.01) according to its terms, when and as the same shall become due and payable and such default shall continue for a period of three (3) Business Days after the due date for the payment thereof; or

(c)          Any Loan Party or any of its Subsidiaries shall default in the due observance or performance of any covenant to be observed or performed pursuant to Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.08, 6.09, 6.12, 6.14, 6.18, 6.19 or 6.20 or Section 7; or

(d)          Any Loan Party or any of its Subsidiaries shall default in the due observance or performance of any other covenant, condition or agreement on the part of such Loan Party or such Subsidiary to be observed or performed pursuant to the terms hereof or any of the Loan Documents (other than those referred to in clauses (a), (b) or (c) of this Section 8.01), and such default shall continue for fifteen (15) days after the earliest of (i) if any Loan Party has knowledge of such default, the date such Loan Party is required pursuant to the Loan Documents or otherwise to give notice thereof to Administrative Agent or Lenders (whether or not such notice is actually given) or (ii) the date of written notice thereof, specifying such default, shall have been given to the Loan Parties by Administrative Agent or any Lender; or

(e)          Any representation, warranty or certification made by or on behalf of any Loan Party or any of its Subsidiaries in this Agreement, the other Loan Documents or in any certificate or other document delivered pursuant hereto or thereto shall have been incorrect in any material respect (without duplication of any materiality qualification therein) when made; or

(f)          Any event or condition shall occur that results in the acceleration of the maturity of any Indebtedness of any Loan Party or any of its Subsidiaries in an amount in excess of $500,000 for any Loan Party or its Subsidiary or $1,000,000 for all Loan Parties and their respective Subsidiaries, or any default shall occur by any Loan Party under the Subordinated Debt Documents, in each case which the Loan Parties fail to cure within any applicable cure period; or

(g)          Any uninsured damage to or loss, theft or destruction of any assets of any Loan Party or any of its Subsidiaries shall occur that is in excess of $500,000 for any Loan Party or its Subsidiary or $1,000,000 for all Loan Parties and their respective Subsidiaries; or

(h)          An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or any of its Subsidiaries, or of a substantial part of any of their respective property or assets, under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries, or for a substantial part of any of their respective property or assets, or (iii) the winding up or liquidation of any Loan Party or any of its Subsidiaries; and such proceeding or petition shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)          Any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar applicable Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official, for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing; or

(j)          One or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against any Loan Party or any of its Subsidiaries or in excess of $1,000,000 for all Loan Parties and their respective Subsidiaries (to the extent not covered by independent third-party insurance (1) as to which the insurer is rated at least “A” by A.M. Best Company, (2) who has been notified of the potential claim and has either accepted tender of defense and is defending such claim or has authorized the insured to defend such claim and (3) who does not dispute coverage) or one or more non-monetary final judgments shall be rendered against any Loan Party or any of its Subsidiary which could reasonably be expected to have a Material Adverse Effect and, in each case, such judgement shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgement creditor to levy upon assets or properties of any Loan Party or any of its Subsidiaries to enforce any such judgment; or

(k)          Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or Borrower or any Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any Loan Document intended to provide a Lien in favor of Administrative Agent or any Lender, fails to create a valid and perfected First Priority Lien (except for Permitted Liens that by operation of law would take priority) on, or security interest in, any of the Collateral purported to be covered; or

(l)          Unless otherwise waived or consented to by the Requisite Lenders in writing, the subordination provisions relating to any Indebtedness subordinated to the Indebtedness pursuant to the Notes and this Agreement (collectively, the “Subordination Provisions”) shall fail to be enforceable by Administrative Agent and the Lenders in accordance with the terms thereof, or the monetary obligations pursuant to the Notes and this Agreement shall fail to constitute “Senior Debt” (or similar term) referring to such obligations; or any Loan Party shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of Administrative Agent and the Secured Parties or (iii) that all payments of principal of or premium and interest on the such subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party or Subsidiary, shall be subject to any of such Subordination Provisions; or any Loan Party shall make any Subordinated Debt Payment not permitted by the applicable subordination agreement; or

(m)          (i) An ERISA Event occurs with respect to a Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any of its Subsidiaries in an aggregate amount in excess of the Threshold Amount; (ii) the aggregate amount of Unfunded Pension Liability among all Plans at any time exceeds the Threshold Amount; or (iii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payments with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(n)          The occurrence of any event or condition that could reasonably be expected to have a Material Adverse Effect; or

(o)          There occurs (i) any Change of Control, or (ii) any event relating to a change in the corporate ownership, control or governance of Parent or any Subsidiary as issuer (an “Issuer”) of any notes, bonds, debentures, convertible debt or other debt securities, the result of which is to cause Indebtedness evidenced by any such notes, bonds, debentures, convertible debt or other debt securities to be subject to mandatory redemption or repurchase by such Issuer, provided the outstanding amount of such outstanding Indebtedness exceeds $250,000; or

(p)          Any License held by any Loan Party shall be cancelled, terminated, rescinded, revoked, suspended, impaired, otherwise finally denied renewal, or otherwise modified, in each case, to the extent the same could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or any material License held by any Loan Party shall be renewed on terms that materially and adversely affect the economic or commercial value or usefulness thereof; or any License held by any Loan Party shall cease to be in full force and effect if such failure to be in full force and effect could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or the grant of any material License held by any Loan Party shall have been stayed, vacated or reversed, or modified in any material adverse respect by judicial or administrative proceedings.

8.02         Remedies Upon Event of Default. Without limiting any other rights or remedies of Administrative Agent or Lenders provided for elsewhere in this Agreement or in the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a)          Upon the occurrence, and during the continuance, of any Event of Default (other than an Event of Default described in Sections 8.01(i) and (j), in respect of which Section 8.02(b) shall apply), Administrative Agent may, and upon the request of Requisite Lenders shall, terminate the Commitments and/or:

(i)          declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon, any unpaid fees and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable to Administrative Agent for the benefit of each Lender without protest, presentment, notice of dishonor, demand or other notice of any kind, all of which are expressly waived by Borrower; and/or

(ii)         require Borrower to, and Borrower shall thereupon, Cash Collateralize all outstanding Letters of Credit, and Borrower hereby pledges to Administrative Agent and the Lenders, and grants to Administrative Agent and the Lenders a security interest in, all such Cash Collateral as security for such Obligations; and/or

(iii)        exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents.

(b)          Upon the occurrence of any Event of Default described in Section 8.01(i) or Section 8.01(j):

(i)          the Commitments shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower; and

(ii)         the unpaid principal of all Loans, all interest accrued and unpaid thereon, any unpaid fees and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

(iii)        Administrative Agent may enforce any and all Liens and security interests created pursuant to the Security Documents.

(c)          Upon the occurrence and during the continuance of any Event of Default, Administrative Agent, without notice to or demand upon Borrower, all of which are expressly waived by Borrower, may proceed to protect, exercise and enforce its rights and remedies under the Loan Documents against Borrower and its Subsidiaries and such other rights and remedies as are provided by Law or equity (including, without limitation, the provisions of the applicable Uniform Commercial Code).

(d)          Except as permitted by Section 10.21, no Lender may exercise any rights or remedies with respect to the Obligations. The order and manner in which Administrative Agent’s and Secured Parties’ rights and remedies are to be exercised shall be determined by Administrative Agent in its sole and absolute discretion. Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, after the exercise of remedies provided for in this Section 8.02 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in Section 8.02(a)(ii)), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Section 3) payable to Administrative Agent in its capacity as such;

second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees (including Letter of Credit Fees)) payable to the Lenders and Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Bank and amounts payable under Section 9), ratably among them in proportion to the amounts described in this clause second payable to them;

third, to payment of that portion of the Obligations constituting (i) accrued and unpaid interest on (1) the Loans, (2) Letter of Credit Borrowings and (3) other Obligations (other than Obligations pursuant to any Secured Hedging Obligation and Secured Treasury Management Agreements), (ii) constituting fees and scheduled periodic payments, and any interest accrued thereon, due under any Secured Hedging Obligation entered into by Borrower with respect to any Class of Loans, and (iii) fees (including Letter of Credit Fees), ratably among the Lenders, Hedging Banks and Issuing Bank in proportion to the respective amounts described in this clause third payable to them;

fourth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and Letter of Credit Borrowings and (ii) breakage, termination or other payments, and any interest accrued thereon, due under any Secured Hedging Obligation entered into by Borrower with respect to any Class of Loans, ratably among the Lenders, Issuing Bank and Hedging Banks in proportion to the respective amounts described in this clause fourth payable to them;

fifth, to Administrative Agent for the account of Issuing Bank, to Cash Collateralize that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;

sixth, to (i) payment of that portion of the Obligations due under any Secured Hedging Obligation not described in clause fourth and (ii) payments of amounts due under any Secured Treasury Management Agreement, ratably among the applicable Hedging Banks and Treasury Management Banks in proportion to the respective amounts described in this clause sixth payable to them;

seventh, to payment of all other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause seventh held by them; and

eighth, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by law.

Subject to Sections 2.03(g) and 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.02(d).

Notwithstanding the foregoing, Obligations arising under Secured Treasury Management Agreements and Secured Hedging Obligations shall be excluded from the application described above if Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as Administrative Agent may request, from the applicable Treasury Management Bank or Hedging Bank, as the case may be. Each Treasury Management Bank or Hedging Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Section 9 for itself and its Affiliates as if a “Lender” party hereto.

No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.

(e)          FCC Licenses; PUC Licenses; Related Collateral.

(i)          Administrative Agent’s rights hereunder (and the rights of any receiver appointed by reason of the exercise of remedies hereunder) with respect to the FCC Licenses and the PUC Licenses and any Collateral subject to such FCC Licenses and PUC Licenses, are expressly subject to, and limited by any obligations and/or restrictions imposed by, the Communications Law.  Borrower agrees to, and to cause each Loan Party and Subsidiary of a Loan Party to, take any action which Administrative Agent may request in order to obtain and enjoy the full rights and benefits granted to Administrative Agent by this Agreement and the other Loan Documents, including the use of its best efforts to assist in obtaining Consent of the FCC or any PUC for any action or transaction contemplated by this Agreement or any other Loan Documents which Consent is then required by Law.

(ii)         Prior to the exercise by Administrative Agent (or any receiver appointed by reason of the exercise of remedies hereunder) of any power, rights, privilege, or remedy pursuant to this Agreement or any other Loan Document which requires any Consent of the FCC or any PUC, Borrower will, and will cause each Loan Party and Subsidiary of a Loan Party, at the request of Administrative Agent, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, and other documents and papers that Administrative Agent determines may be required to obtain such Consent. Without limiting the generality of the foregoing, each such Loan Party or Subsidiary will promptly upon request by Administrative Agent (or any such receiver so appointed) execute and deliver the appropriate portions of applications to the FCC or PUC for its Consent to the assignment of or the direct or indirect transfer of control of the FCC Licenses and PUC Licenses issued to such Loan Party or Subsidiary and/or any Collateral subject to such FCC Licenses and PUC Licenses and use its best efforts, upon the request of Administrative Agent (or any receiver so appointed) to assist in obtaining from the FCC or PUC the necessary Consent, if any, for the assignment of or the direct or indirect transfer of control of such FCC Licenses, such PUC Licenses, and any Collateral subject to the such FCC Licenses or PUC Licenses to Administrative Agent or its designee upon or following an Event of Default.

(iii)        If any Loan Party or Subsidiary shall refuse to prepare, execute or file any such application or portion thereof within three (3) Business Days of being requested to do so by Administrative Agent, any court of competent jurisdiction may (1) direct such Loan Party or Subsidiary to provide such information to the receiver or the court, as the case may be, as will permit the filing of the application and (2) authorize the clerk of the court or any other designee of the court to prepare, execute and file any such application or portion thereof on behalf of such Loan Party or Subsidiary. Borrower acknowledges, and will cause each Loan Party to acknowledge, that the assignment of the FCC Licenses and the PUC Licenses, or change of control over any Loan Party or Subsidiary, is integral to Administrative Agent’s realization of the value of their Collateral, that there is no adequate remedy at Law for failure by any Loan Party to comply with the provisions of this Section 8.02(e), and that such failure would not be adequately compensable in damages, and therefore, agree that the agreements contained in this Section 8.02(e) may be specifically enforced.

(iv)        Notwithstanding anything to the contrary contained in any Loan Document but without waiving or limiting any obligations of any Loan Party or Subsidiary hereunder, neither Administrative Agent nor any receiver appointed by reason of the exercise of remedies hereunder shall control, supervise, direct, or manage, or attempt to control, supervise, direct, or manage, the business of any Loan Party or Subsidiary, in any case that would constitute or result in any assignment of any FCC License or PUC License or any Collateral subject to such FCC Licenses or PUC Licenses, or a direct or indirect transfer of control of any Loan Party or Subsidiary, any FCC License or any PUC License, whether de jure or de facto, if such assignment or such direct or indirect transfer of control would require under the Communications Law, the prior Consent of the FCC or any PUC without first obtaining such Consent.

SECTION 9

ADMINISTRATIVE AGENT

9.01         Appointment and Authorization of Administrative Agent. Each of the Lenders, Issuing Bank and Swingline Lender hereby irrevocably appoints EWB to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Section 9.08, the provisions of this Section 9 are solely for the benefit of Administrative Agent, the Lenders, Issuing Bank, and Swingline Lender and neither Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02         Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower, Parent or any Subsidiary or other Affiliate of Parent as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03         Exculpatory Provisions.

(a)          Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Administrative Agent or any of its Affiliates in any capacity.

(b)          Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.03), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Administrative Agent in writing by Borrower, a Lender, Issuing Bank or Swingline Lender.

(c)          Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent

9.04         Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of a Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05         Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06         Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent (or sub-agent thereof) and any Administrative Agent-Related Persons (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Loan Documents, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE Agent PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.07         Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08         Successor Administrative Agent; Resignation of Issuing Bank or Swingline Lender.

(a)          Administrative Agent may at any time give notice of its resignation to the Lenders, Issuing Bank, Swingline Lender and Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the prior written consent of Borrower (not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing at the time of such appointment or such appointment is to a Lender, to appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and Issuing Bank and the Swingline Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Requisite Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, with the prior written consent of Borrower (not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing at the time of such appointment or such appointment is to a Lender, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Section 10.02 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent

(d)          Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate of EWB without the prior written consent of, or prior written notice to, Borrower, Issuing Bank, Swingline Lender or the Lenders; provided that Borrower and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Loan Documents.

(e)          Issuing Bank may resign at any time by giving thirty (30) days’ prior notice to Administrative Agent, the Lenders and Borrower. After the resignation of Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

(f)          Swingline Lender may resign at any time by giving thirty (30) days’ prior notice to Administrative Agent, the Lenders, and Borrower. After the resignation of the Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans issued by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

9.09         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Class of Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank, Swingline Lender and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Bank, Swingline Lender and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Issuing Bank, Swingline Lender and Administrative Agent under Section 2.11, Section 3 and Section 10.02) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Bank, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.11, Article 3 and Section 10.02.

9.10         Lenders’ Representations, Warranties and Acknowledgment.

(a)          Each Lender and Issuing Bank represents and warrants that it has made its own independent investigation of the financial condition and affairs of Parent and its Subsidiaries in connection with the Loans made and Letters of Credit issued hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Parent and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or Issuing Bank or to provide any Lender or Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders or Issuing Bank.

(b)          Each Lender and Issuing Bank, by delivering its signature page to this Agreement or an Assignment and Assumption Agreement and funding its Loans or issuing its Letters of Credit shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Loans or Letter of Credit Extension, as applicable.

9.11         Collateral and Guaranty Matters.

(a)          Each Lender (on behalf of itself and any of its Affiliates who are or who may become Secured Parties), the Swingline Lender and Issuing Bank irrevocably authorize Administrative Agent, at its option and in its discretion,

(i)          to release any Lien on any Collateral granted to or held by Administrative Agent under any Loan Document (1) upon termination of the aggregate Revolving Loan Commitments, the Term Loan Commitments and payment in full of all Obligations (other than contingent indemnification obligations and subject to such arrangements as is satisfactory to the applicable Secured Party, Borrower and Administrative Agent with respect to any Secured Hedging Obligations or Obligations in respect of any Secured Treasury Management Agreement) and the expiration, termination or Cash Collateralization in the Minimum Collateral Amount of all Letters of Credit, (2) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (3) as approved in accordance with Section 10.03; and

(ii)         to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(b)          Upon request by Administrative Agent at any time, the Requisite Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 9.11.

(c)          Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

9.12         Treasury Management Banks and Hedging Banks. No Treasury Management Bank or Hedging Bank that obtains the benefit of Section 10.21, the Guaranty or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Treasury Management Agreements and Secured Hedging Obligations.

SECTION 10

MISCELLANEOUS

10.01         Notices.

(a)          Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, Administrative Agent, Swingline Lender or Issuing Bank shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to Borrower or any other Loan Party, at the address, facsimile number, e-mail address (with confirmation of receipt) or telephone number specified for such Person as set forth on Schedule 10.01; or

(ii)         if to Administrative Agent, at the address, facsimile number, e-mail address or telephone number specified for such Person as set forth on Schedule 10.01; or

(iii)        if to EWB as Issuing Bank, at the address, facsimile number, e-mail address or telephone number specified for such Person as set forth on Schedule 10.01;

(iv)        if to EWB as Swingline Lender, at the address, facsimile number, e-mail address or telephone number specified for such Person as set forth on Schedule 10.01; or

(v)         if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower) or otherwise indicated to Administrative Agent in writing.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or e-mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)          Electronic Communications. Notices and other communications to the Lenders, Swingline Lender and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail address and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, Swingline Lender or Issuing Bank pursuant to Section 2 if such Lender, Swingline Lender or Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication. Administrative Agent, Swingline Lender or any Issuing Bank may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Platforms. Each Loan Party agrees that Administrative Agent may, but shall not be obligated to, make communications, information, documents and other materials provided to any of Administrative Agent, Lender, Swingline Lender or Issuing Bank by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein available to Issuing Bank, Swingline Lender or Administrative Agent or Lenders by posting such communications on the Internet or any telecommunications, electronic or other information transmission system (each, a “Platform”). ANY PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF ANY PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR ANY PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Administrative Agent’s transmission of Borrower Materials or any other information through the Platform, except to the extent arising from the gross negligence or willful misconduct of such Agent Parties.

(d)          Change of Address. Borrower may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties. Each of Administrative Agent, Swingline Lender and Issuing Bank may change its address, email address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties. Each other Lender may change its address, facsimile or telephone number or e-mail address for notices and other communications hereunder by notice to Borrower, Administrative Agent, Swingline Lender and Issuing Bank. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)          Reliance by Administrative Agent, Issuing Bank, Swingline Lender and Lenders. Administrative Agent, Issuing Bank, Swingline Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Notice of Borrowing, Conversion/Continuation Notice and Letter of Credit Applications) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify Administrative Agent, Issuing Bank, Swingline Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities (including Attorney Costs) resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party, except to the extent arising from the gross negligence or willful misconduct of Administrative Agent, Issuing Bank, Swingline Lender any Lender or the Related Parties. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereby consents to such recording.

10.02         Expenses; Indemnity; Damage Waiver.

(a)          Expenses. Borrower agrees, on behalf of itself and the other Loan Parties, on a joint and several basis, to pay (i) all reasonable, out-of-pocket costs and expenses of Administrative Agent and its Affiliates, including Attorney Costs for Administrative Agent and its Affiliates, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket costs and expenses (including Attorney Costs) incurred by any Administrative Agent, Issuing Bank, Swingline Lender or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.02, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans or Letters of Credit.

(b)          In addition to the payment of expenses pursuant to Section 10.02(a), whether or not the transactions contemplated hereby shall be consummated, Borrower agrees, on behalf of itself and the other Loan Parties, on a joint and several basis to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Administrative Agent, Issuing Bank, Swingline Lender and each Lender and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”), from and against any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any environmental liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE; provided, no Loan Party shall have any obligation to any Indemnitee hereunder with respect to such indemnity to the extent such losses, costs, expenses or liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.02 may be unenforceable in whole or in part because they are violative of any Law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such losses, costs, expenses and liabilities relating to the Obligations incurred by the Indemnitees or any of them. This Section 10.02(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages or other similar amounts arising from any non-Tax claim.

(c)          Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), Issuing Bank, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), Issuing Bank, Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to Issuing Bank or Swingline Lender solely in its capacity as such, only the Revolving Loan Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Loan Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), Issuing Bank or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), Issuing Bank or any such Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.16.

(d)          To the extent permitted by applicable Law, no Loan Party shall assert, and Borrower, on behalf of itself and the other Loan Parties, on a joint and several basis hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Class of Loans, Letters of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Parent and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for such Indemnitee’s own gross negligence or willful misconduct.

10.03         Amendments and Waivers.

(a)          Consents. Subject to Section 10.03(b) and Section 10.03(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent, Borrower and the Requisite Lenders.

(b)          Affected Lenders’ Consent.

(i)          Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(1)         extend the scheduled final maturity of the applicable Class of Loans or the related Notes;

(2)         waive, reduce or postpone any scheduled repayment (but not prepayment);

(3)         reduce the rate of interest on the applicable Class of Loans;

(4)         extend the time for payment of any such interest or fees; or

(5)         reduce the principal amount of the applicable Class of Loans.

(ii)         Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(1)         amend, modify, terminate or waive any provision of this Section 10.03(b) or Section 10.03(c);

(2)         amend the definition of “Requisite Lenders” or “Pro Rata Share”;

(3)         release all or substantially all of the Collateral or the Guarantors prior to the indefeasible payment in full in cash of the Obligations, except as expressly provided in the Loan Documents; or

(4)         consent to the assignment or transfer by any Loan Party, of any of its rights and obligations under any Loan Document.

(c)          Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party, therefrom, shall:

(i)          amend, modify, terminate or waive any provision of Section 9 as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, in each case without the consent of Administrative Agent;

(ii)         increase any Revolving Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Loan Commitment of any Lender;

(iii)        amend, modify, terminate or waive any provision of Section 4.02 with regard to any Revolving Loan without the consent of Requisite Lenders of such Class;

(iv)        [reserved];

(v)         alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 or Section 8.02(d) without the consent of Requisite Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Administrative Agent and the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(vi)        unless also signed by the Swingline Lender, amend, modify, terminate or waive any provision affecting the rights or duties of the Swingline Lender under this Agreement or any other Loan Document;

(vii)       unless also signed by Issuing Bank, amend, modify, terminate or waive any provision affecting the rights or duties of Issuing Bank under this Agreement or any other Loan Document;

(viii)      unless also signed by Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document.

(d)          Execution of Amendments. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(e)          Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.03 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

(f)          Notwithstanding anything to the contrary herein, if following the Closing Date, Administrative Agent and Borrower shall have jointly identified an inconsistency, obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Requisite Lenders within ten (10) Business Days following receipt of notice thereof.

(g)          Notwithstanding anything to the contrary contained herein, if, following the Closing Date, Administrative Agent and Borrower agree to modify this Agreement in accordance with the Commitment Letter, Administrative Agent and Borrower shall be permitted to amend one or more of the terms of this Agreement to the benefit of the Lenders (as determined by Administrative Agent) and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

10.04         Successors and Assigns; Participations.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 10.04 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.04 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Credit Facility) any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(1)         in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment and/or Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.04(b)(i)(2) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)         in any case not described in Section 10.04(b)(i)(1), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess of that amount, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (such consent of Borrower not to be unreasonably withheld) with respect to an assignment of the principal outstanding balance of such Loans and; provided that Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused in writing by Borrower prior to such fifth (5th) Business Day.

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.04(b)(i)(2) and, in addition:

(1)         the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment or (B) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;

(2)         the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(3)         the consent of Issuing Bank and the Swingline Lender shall be required for any assignment in respect of the Revolving Loan Facility;

(iv)        Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons. No such assignment shall be made to (1) Parent or any of Parent’s Affiliates or Subsidiaries, (2)  any Defaulting Lender or any of its Subsidiaries, (3) the Subordinated Praesidian Agent or any holder of the Subordinated Debt or any of their respective Affiliates or Subsidiaries or (4) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (1) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, Swingline Lender, Issuing Bank, and each other Lender hereunder (and interest accrued thereon), and (2) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) below, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3 and 10.02 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) below.

(c)          Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than to (i) Parent or any of Parent’s Affiliates or Subsidiaries, (ii) the Subordinated Praesidian Agent or any holder of the Subordinated Debt or any of their respective Affiliates or Subsidiaries, or (iii) a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties for the performance of such obligations, and (3) Borrower, Administrative Agent, Issuing Bank, Swingline Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.02 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.04(b) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Section 3 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)) and Section 10.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.03 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.01, Section 3.02(a) and Section 3.02(b), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.04 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.21 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.04 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as non-fiduciary of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.05         Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.06         Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of each Class of Loans and Letter of Credit Extensions. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 3.02, 3.04(c), 3.01, 10.02, and 10.09 and the agreements of Lenders set forth in Sections 2.17, 9.03(b) and 9.06 shall survive the payment of each Class of Loans and of the other Obligations, the termination of the Commitments and the termination hereof.

10.07         No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent, Issuing Bank, Swingline Lender or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each of Administrative Agent, Issuing Bank, Swingline Lender and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of Law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.08         Marshalling; Payments Set Aside. None of Administrative Agent, Issuing Bank, Swingline Lender nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent, Issuing Bank, Swingline Lender or any Lender (or to Administrative Agent, on behalf of Secured Parties), or Administrative Agent, Issuing Bank, Swingline Lender or any Lender enforce any security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Laws, any other state, provincial or federal Law, common Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

10.09         Severability. In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.10         Obligations Several; Actions in Concert. The obligations of Lenders and Issuing Bank hereunder are several and no Lender or Issuing Bank shall be responsible for the obligations or Commitments of any other Lender or Issuing Bank hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders or Issuing Bank pursuant hereto or thereto, shall be deemed to constitute Lenders and/or Issuing Bank as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender and Issuing Bank hereby agrees with each other Lender and Issuing Bank that no Lender or Issuing Bank shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Administrative Agent and/or the Requisite Lenders (as applicable), it being the intent of Lenders and Issuing Bank that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Administrative Agent and/or the Requisite Lenders (as applicable).

10.11         Headings. Section headings herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.12         APPLICABLE LAW. THIS AGREEMENT (INCLUDING SECTION 10.14) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (other than Sections 5-1401 and 5-1402 of The New York General Obligations Law).

10.13         CONSENT TO JURISDICTION.

(a)          ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; PROVIDED THAT BORROWER AGREES, ON BEHALF OF ITSELF AND THE OTHER LOAN PARTIES, ON A JOINT AND SEVERAL BASIS THAT ADMINISTRATIVE AGENT, LENDERS, SWINGLINE LENDER AND ISSUING BANK RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IF SUCH PROCEEDINGS ARE BEING BROUGHT IN ORDER TO REALIZE UPON ANY COLLATERAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING AND BROUGHT IN ANY COURT SPECIFIED ABOVE. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(b)          BORROWER HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS PROVIDED IN APPENDIX B HERETO. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY PARTY HERETO IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT THE ADDRESSEE SPECIFIED IN APPENDIX B HERETO SHALL NOT BE ABLE TO RECEIVE AND FORWARD SERVICE OF PROCESS AS AFORESAID AND IF BORROWER SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, BORROWER SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.13.

10.14         WAIVER OF JURY TRIAL. EACH PARTY HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING HERETO OR THERETO OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH PARTY WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.14 AND EXECUTED BY EACH OF THE PARTIES), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.15         Confidentiality. Each of Administrative Agent, Swingline Lender, Issuing Bank and the Lenders shall hold all Information regarding Parent and its Subsidiaries and their businesses in accordance with such Administrative Agent’s, Issuing Bank’s, Swingline Lender’s or Issuing Bank’s, as applicable, customary procedures for handling confidential information of such nature, it being understood and agreed by each Loan Party that, in any event, Administrative Agent, Swingline Lender, any Lender or Issuing Bank may make (a) disclosures of such Information to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) subject to an agreement containing provisions substantially the same as those of this Section 10.15, disclosures of such Information reasonably required by (i) any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by Administrative Agent, Swingline Lender, Issuing Bank or a Lender of any of its rights and obligations under this Agreement or (ii) any bona fide or potential party (or its Related Parties) to any swap, derivate or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (c) disclosure to any rating agency when required by it, (d) disclosure to any Lender’s financing sources; provided that prior to any disclosure, such financing source is informed of the confidential nature of the Information and instructed to keep such Information confidential, (e) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, unless specifically prohibited by applicable Law or court order, the applicable Administrative Agent, Issuing Bank or Lender shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Administrative Agent, Issuing Bank, Swingline Lender or Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such Information, (f) to any other party hereto, (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (h) with the consent of Borrower. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense disseminate privately to current and potential borrowers and current and potential lending partners with respect to other transactions “tombstone” advertisements and other announcements relating to this transaction (which may include use of logos of one or more of the Loan Parties). No Loan Party shall issue any news releases or publish “tombstone” advertisements or other announcements relating to this transaction in newspapers, trade journals or in other appropriate media or otherwise except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Administrative Agent.

10.16         Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the applicable Obligations hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the applicable Obligations hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by Law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury Laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the applicable Obligations hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.17         Counterparts; Integration. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

10.18         Effectiveness; Electronic Execution for Assignments.

(a)          Except as provided in Section 4.01, this Agreement shall become effective upon the execution of a counterpart hereof by each of the parties and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

(b)          The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.19         USA Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the USA Patriot Act.

10.20         Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.21         Set-off. In addition to any rights and remedies of Lender or any assignee or participant of Lender or any Affiliate thereof (each, a “Proceeding Party”) provided by Law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by Law, to proceed directly, by right of set-off, banker’s lien, or otherwise, against any assets of any Loan Party and their Subsidiaries which may be in the possession of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured. Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.22         Sharing of Payments.

(a)          If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (1) notify Administrative Agent of such fact, and (2) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(b)          Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party’s rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

10.23         Nonliability of Lender.

Borrower acknowledges and agrees that:

(a)          Any inspections of any property of any Loan Party or any of its Subsidiaries made by or through Administrative Agent or any Lender are for purposes of administration of the Loan Documents only, and any Loan Party or any of its Subsidiaries is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b)          By accepting or approving anything required to be observed, performed, fulfilled or given to Administrative Agent or any Lender pursuant to the Loan Documents, neither Administrative Agent or any Lender shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Administrative Agent or such Lender;

(c)          The relationship between Borrower and each Lender is, and shall at all times remain, solely that of borrower and lender; no Lender shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; no Lender undertakes or assumes any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon its or their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by such Lender in connection with such matters is solely for the protection of such Lender and neither Borrower nor any other Person is entitled to rely thereon; and

(d)          No Lender shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Lender harmless from any such loss, damage, liability or claim.

10.24         Further Assurances. Each Loan Party and its Subsidiaries shall, at their expense and without expense to Administrative Agent or Lenders, do, execute and deliver such further acts and documents as Administrative Agent from time to time reasonably requires for the assuring and confirming unto Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document (including, without limitation, any matters set forth in any supplement agreement regarding post-closing deliveries or filings entered into with Administrative Agent).

10.25         Entire Agreement. This Agreement, the other Loan Documents and the Commitment Letter represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties or prior, contemporaneous or subsequent written agreement of the parties unless such subsequent written agreement conforms to the requirements of Section 10.03. There are no unwritten oral agreements between the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Fusion NBS Acquisition Corp., a Delaware corporation, as Borrower

By:	/s/ Gordon Hutchins, Jr.
Name: Gordon Hutchins, Jr.
Title: President and Chief Operating Officer

EAST WEST BANK, as Administrative Agent, Issuing Bank, Swingline Lender
and as a Lender

By:	/s/ Richard Vian
Name: Richard Vian
Title: Senior Vice President

OPUS BANK, as a Lender

By:	/s/ James Crumpton
Name: James Crumpton
Title: Senior Vice President Credit Administration

Schedule 7.15

Adjusted EBITDA

Adjusted EBITDA for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 shall be :

	March 31, 2016	June 30, 2016	September 30, 2016
Adjusted EBITDA of Borrower on a Consolidated Basis	$6,202,392	$5,689,300	$5,294,460
Adjusted EBITDA of Parent on a Consolidated Basis	$5,416,735	$4,836,082	$4,304,030

Schedule 10.01

Addresses for Notices

LOAN PARTIES:

Fusion NBS Acquisition Corp.

c/o Fusion Telecommunications International, Inc.

420 Lexington Avenue, Suite 1718

New York, New York 10170

Email: legal@fusionconnect.com

ADMINISTRATIVE AGENT:

For Notice of Borrowing and Conversion/Continuation Notice

East West Bank

East West Bancorp

East West Bank Loan Services

9300 Flair Drive, 6th Floor

El Monte, California 91732

Attention: Mercedes Martinez

Email: Mercedes.Martinez@eastwestbank.com

Telephone: (626) 371-8746

For Other Notices

East West Bank

135 N. Los Robles Avenue, 2nd Floor

Pasadena, California 91101

Attention: Richard Vian; Telecommunications Lending

Email: richard.vian@eastwestbank.com

Telephone: (626) 768-6816

LENDER:

Opus Bank

19900 MacArthur Blvd., 12th Floor

Irvine, California 92612

Attention: James Crumpton

Email: JCrumpton@opusbank.com

Telephone: (949) 251-8169

APPENDIX A

COMMITMENTS OF LENDERS

Commitments of Lenders

LENDER	Amount of Commitment for Revolving Loans	Amount of Commitment for Term Loans	Aggregate Commitment	Pro Rata Share
EAST WEST BANK	$5,000,000	$45,000,000	$50,000,000	71.428571428%

OPUS BANK	$0	$20,000,000	$20,000,000	28.571428571%

TOTAL	$5,000,000	$65,000,000	$70,000,000	100%

Commitments of Swingline Lender and Issuing Bank

LENDER	SWINGLINE Commitment

EAST WEST BANK, AS SWINGLINE LENDER	$4,000,000

LETTER OF CREDIT Commitment

EASTWEST BANK, AS ISSUING BANK	$4,000,000

APPENDIX B

ADDRESS FOR SERVICE OF PROCESS

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808